[CMAC Logo]                                                        [Amerin Logo]

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

The boards of directors of CMAC Investment Corporation and Amerin Corporation have agreed on a merger designed to create one of the nation's largest mortgage insurance companies, measured by market share. The surviving corporation in the merger will be CMAC, which will change its name to Radian Group Inc. Radian will remain headquartered in Philadelphia, Pennsylvania. Radian will be quoted on the New York Stock Exchange under the symbol "RDN".

If the merger is completed, Amerin stockholders will receive 0.5333 shares of Radian common stock for each share of Amerin common stock that they own. After the merger, CMAC stockholders will continue to own their existing shares, which will be shares of Radian common stock when CMAC changes its name at the closing of the merger.

The merger cannot be completed unless the stockholders of both companies approve it. We have each scheduled special meetings for you to vote on the merger. YOUR VOTE IS VERY IMPORTANT. At CMAC's special meeting, CMAC stockholders will also vote on an amendment to CMAC's existing equity compensation plan.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger and plan amendment. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Frank P. Filipps
------------------------------------------------------
Frank P. Filipps
President and Chief Executive Officer
CMAC Investment Corporation
The dates, times and places of the meetings are as follows:

FOR CMAC STOCKHOLDERS:

10:00 a.m., June 9, 1999

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

FOR AMERIN STOCKHOLDERS:

9:00 a.m., June 9, 1999


Amerin Corporate Headquarters
200 East Randolph Drive
Chicago, IL 60601

Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted to you for your approval at your meeting. If you fail to return your card, the effect will be a vote against the merger. The failure of CMAC stockholders to return their cards will not affect the approval of the plan amendment.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS JOINT PROXY STATEMENT/PROSPECTUS FOR A DESCRIPTION OF THE RISKS ASSOCIATED WITH YOUR APPROVAL OF THE MERGER PROPOSALS.

ROY J. KASMAR
------------------------------------------------------
Roy J. Kasmar
President and Chief Operating Officer
Amerin Corporation

Neither the SEC nor any state securities regulators have approved the Radian common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


          This joint proxy statement/prospectus is dated May 6, 1999.


  It is first being mailed to stockholders of CMAC and Amerin on May 10, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
  CMAC/AMERIN MERGER..................    1
SUMMARY...............................    2
RISK FACTORS..........................   11
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING STATEMENTS AND PRO
  FORMA INFORMATION...................   18
THE MERGER............................   19
  Background of the Merger............   19
  CMAC's Reasons for the Merger;
     Recommendation of the CMAC
     Board............................   21
  Amerin's Reasons for the Merger;
     Recommendation of the Amerin
     Board............................   22
  Accounting Treatment................   24
  Federal Income Tax Consequences.....   25
  Regulatory Approvals................   27
  No Appraisal Rights.................   27
COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION................   28
UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS................   29
NOTES TO UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS......   35
OPINIONS OF FINANCIAL ADVISORS........   36
  Opinion of Amerin's Financial
     Advisor..........................   36
  Opinion of CMAC's Financial
     Advisor..........................   40
OWNERSHIP OF CMAC, AMERIN AND
  RADIAN..............................   46
INTERESTS OF CERTAIN PERSONS IN THE
  MERGER..............................   49
  Post-Merger Board...................   49
  Post-Merger Management..............   49
  Kasmar Employment Agreement.........   49
  Kasmar Change of Control
     Agreement........................   50
  Amerin Stock Option and Severance
     Arrangements.....................   51
  Morgan Stanley Fee..................   52
  Indemnification and Insurance.......   53
THE MERGER AGREEMENT..................   54
  General.............................   54
  Merger Consideration................   54
  Treatment of Amerin Stock Options...   54
  Exchange of Shares..................   54
  Covenants and Representations and
     Warranties.......................   55
  Conditions to the Merger............   57
  Termination of the Merger
     Agreement........................   58
  Amendments to CMAC Certificate of
     Incorporation....................   58
  Amendments to CMAC Bylaws...........   58
  Amendments..........................   59
  Expenses............................   59
THE SPECIAL MEETINGS..................   60
  Times and Places; Purposes..........   60
  Voting Rights; Votes Required for
     Approval.........................   60
  Proxies.............................   61
DIRECTORS AND MANAGEMENT OF RADIAN
  FOLLOWING THE MERGER................   63
  Directors...........................   63
  Committees of the Board of
     Directors........................   65
  Management and Executive Officers of
     Radian...........................   65
  Compensation of Directors...........   65
  Executive Compensation..............   66
COMPARISON OF STOCKHOLDERS' RIGHTS....   67
  Comparison of Current CMAC
     Stockholder Rights and Radian
     Stockholder Rights Following the
     Merger...........................   67
  Comparison of Current Amerin
     Stockholder Rights and Radian
     Stockholder Rights Following the
     Merger...........................   68
DESCRIPTION OF RADIAN CAPITAL STOCK
  FOLLOWING THE MERGER................   71
  Authorized Capital Stock............   71
  Common Stock........................   71
  Series Preferred Stock..............   72
  $4.125 Series Preferred Stock.......   72
  Series A Preferred Stock............   73
  Anti-takeover Provisions............   73

                                                               TABLE OF CONTENTS

  Preemptive Rights...................   75
  Transfer Agent and Registrar........   76
  Stock Exchange Listing; Delisting
     and Deregistration of Amerin
     Common Stock.....................   76
  Federal Securities Laws
     Consequences; Stock Transfer
     Restriction Agreements...........   76
THE AMENDMENT TO THE CMAC INVESTMENT
  CORPORATION EQUITY COMPENSATION
  PLAN................................   77
  The Proposal........................   77
  Vote Required for Approval..........   77
  Description of the Plan.............   77
  Federal Income Tax Consequences.....   80
LEGAL MATTERS.........................   82
INDEPENDENT ACCOUNTANTS...............   82
FUTURE STOCKHOLDER PROPOSALS..........   83
WHERE YOU CAN FIND MORE INFORMATION...   84


Appendix I:    Agreement and Plan of Merger
Appendix II:   Second Amended and Restated
               Certificate of Incorporation
               of CMAC
Appendix III:  Opinion of Schroder & Co.
               Inc.
Appendix IV:   Opinion of Donaldson, Lufkin
               & Jenrette Securities
               Corporation
Appendix V:    Amendment 1999-1 to CMAC
               Investment Corporation
               Equity Compensation Plan


TABLE OF CONTENTS

               QUESTIONS AND ANSWERS ABOUT THE CMAC/AMERIN MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: This merger means that you will own a stake in the nation's second largest private mortgage insurance company, measured by market share. We expect that the merged company will operate under a single brand and combine our complementary strengths. We believe that this merger will allow us to increase revenues, reduce our costs through economies of scale and improve our service, creating stockholder value in years to come.

Q:  WHAT DO I NEED TO DO NOW?


A: Just mail your signed proxy card as soon as possible. The Amerin meeting will take place on June 9, 1999. The CMAC meeting will take place on June 9, 1999. The boards of directors of both CMAC and Amerin unanimously recommend that you vote in favor of the proposed merger.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send Amerin stockholders written instructions for exchanging their stock certificates. CMAC stockholders will retain their existing stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the second quarter of 1999.

Q:  WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

A: The exchange of shares by Amerin stockholders for shares in Radian generally will be tax-free to Amerin stockholders for federal income tax purposes, except for any tax payable on cash received for fractional shares. The merger will be tax-free to CMAC stockholders for federal income tax purposes. To review the material federal income tax consequences in greater detail, see pages 25 through 26.

Q:  WHAT WILL THE LOGO OF THE NEW COMPANY LOOK LIKE?
                                 [RADIAN LOGO]

                                                           QUESTIONS AND ANSWERS

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document. See "Where You Can Find More Information" on page 84.

                                 THE COMPANIES

CMAC INVESTMENT CORPORATION
1601 Market Street
Philadelphia, Pennsylvania 19103
(215) 564-6600

CMAC Investment Corporation, headquartered in Philadelphia, is the parent company of Commonwealth Mortgage Assurance Company, which provides private mortgage insurance and risk management services to mortgage lending institutions through offices in key cities nationwide. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to home buyers who make down payments of less than 20% of a home's purchase price and facilitates the sale of mortgage loans in the secondary mortgage market. Commonwealth Mortgage Assurance Company will change its name after the merger to Radian Guaranty Inc.

AMERIN CORPORATION
200 East Randolph Drive, 49th Floor
Chicago, Illinois 60601
(312) 540-0078

Amerin Corporation, headquartered in Chicago, is the parent company of Amerin Guaranty Corporation, which provides private mortgage insurance coverage in the United States to mortgage bankers, savings institutions, commercial banks and other lenders.

                      WHAT YOU WILL RECEIVE IN THE MERGER

At the closing of the merger:

- Amerin will merge with and into CMAC;

- CMAC will survive the merger; and

- CMAC will change its name to Radian.

In the merger, Amerin stockholders will receive 0.5333 of a share of Radian common stock for each share of Amerin common stock that they own. This exchange ratio is fixed; it will not change even if the market price of CMAC or Amerin common stock increases or decreases between now and the date the merger is completed. Accordingly, Amerin stockholders will not be able to determine the value of the shares of Radian common stock they would receive in the merger at the time they vote on the merger.

Radian will not issue fractional shares. Instead, Amerin stockholders will receive a check in payment for any fractional shares based on the market value of the Radian common stock.

After the merger, CMAC stockholders will continue to own their existing shares, which will be shares of Radian common stock when CMAC changes its name.

Example: If you currently own 100 shares of Amerin common stock, then after the merger you will receive 53 shares of Radian common stock and a check for the market value of the .33 fractional share. If you currently own 100 shares of CMAC common stock, then you will continue to hold those 100 shares after the merger.

                           OUR REASONS FOR THE MERGER

We believe that the merger presents an opportunity to create one of the nation's largest mortgage insurance companies. By combining, we believe that we will be able to increase our revenues, reduce our costs and improve our service. We expect that the combined company will operate under a single brand, build on our common strengths and provide our stockholders and customers with added value.

Our goal is to integrate the operations of our two companies efficiently and expeditiously. We will seek to maximize complementary strengths and improve operating and financial results.

In reaching their recommendations in favor of the merger, each of our boards of directors considered a number of uncertainties, including:

- the rapidly changing regulatory and competitive environment in the mortgage insurance industry;
SUMMARY

- the challenge of combining the businesses of two dynamic corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time; and

- the risks to each company of continuing on a stand-alone basis.

     To review the reasons for the merger in greater detail, as well as related uncertainties, see pages 21 through 24.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

TO CMAC STOCKHOLDERS:

The CMAC board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the related transactions, including the issuance of shares of Radian common stock and the amendment and restatement of CMAC's certificate of incorporation.

The CMAC board has approved an amendment to the CMAC Investment Corporation Equity Compensation Plan. This amendment authorizes an additional 1,000,000 shares of CMAC common stock to be issued under that plan and increases the maximum amount of shares for which a grantee may receive options (and related stock appreciation rights) in any one calendar year from 75,000 shares to 150,000 shares. The CMAC board believes that this amendment is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the amendment to the plan.

TO AMERIN STOCKHOLDERS:

The Amerin board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

                                     VOTING

RECORD DATE; VOTING POWER (SEE PAGE 60)

You are entitled to vote at your stockholders' meeting if you owned shares of common stock as of the close of business on April 12, 1999, the record date.

On the record date, there were 22,727,536 shares of CMAC common stock outstanding. For each share of CMAC common stock that CMAC stockholders owned on that date, they will have one vote at their meeting for the CMAC merger proposal and the plan amendment proposal.

On the record date, there were 26,507,768 shares of Amerin common stock outstanding. For each share of Amerin common stock that Amerin stockholders owned on that date, they will have one vote at their meeting for the Amerin merger proposal.

VOTES REQUIRED

The favorable vote of a majority of the shares of CMAC common stock is required to approve the CMAC merger proposal.

The favorable vote of a majority of the shares of CMAC common stock present in person or represented by proxy at the CMAC meeting and entitled to vote is required to approve the plan amendment proposal. Approval of the CMAC merger proposal is not conditioned on approval of the plan amendment proposal. Likewise, approval of the plan amendment proposal is not conditioned on approval of the CMAC merger proposal.

The favorable vote of a majority of the outstanding shares of Amerin common stock is required to approve the Amerin merger proposal.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

On the record date, directors and executive officers of CMAC and their affiliates owned and were entitled to vote 84,141 shares of CMAC common stock, or less than 1.0% of the shares of CMAC common stock outstanding on that date.

On the record date, directors and executive officers of Amerin and their affiliates owned and were entitled to vote 1,708,218 shares of Amerin common stock, or approximately 6.5% of the shares of Amerin common stock outstanding on that date.

                                   THE MERGER

The merger agreement is attached as Appendix I to this joint proxy statement/prospectus. We encourage you to read the merger agreement,
                                                                         SUMMARY
which is the legal document that governs the merger.

OWNERSHIP OF RADIAN FOLLOWING THE MERGER (SEE PAGES 46 THROUGH 48)

The shares of CMAC common stock held by CMAC stockholders immediately before the merger will represent approximately 62% of the outstanding Radian common stock immediately after the merger. The shares of Radian common stock issued to Amerin stockholders in the merger will represent approximately 38% of the outstanding Radian common stock immediately after the merger. Based on the number of shares of CMAC common stock and Amerin common stock currently outstanding, we anticipate that Radian will have approximately 36,894,702 shares of common stock outstanding after the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF RADIAN FOLLOWING THE MERGER (SEE PAGES 63 THROUGH 66)

If the merger is completed, we expect that Frank P. Filipps, the president and chief executive officer of CMAC, will be the chairman and chief executive officer of Radian and that Roy J. Kasmar, the president and chief operating officer of Amerin, will be the president and chief operating officer of Radian.

The board of directors after the merger will consist of fourteen members, nine of whom will be designated by CMAC and five of whom will be designated by Amerin.

We have named other persons to be key executives of Radian after the merger.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGES 49 THROUGH
53)

In considering our boards' recommendations that you vote in favor of the merger, you should be aware that several executive officers and directors of CMAC and Amerin have interests in the merger that are different from, or in addition to, your interests. Each of these persons could receive significant compensation and other benefits if the merger is completed. Please refer to pages 49 through 53 for more information concerning employment, severance and stock option arrangements of our executive officers.

CONDITIONS TO THE MERGER (SEE PAGES 57 THROUGH 58)
The completion of the merger depends upon satisfying a number of conditions, including the following:

- the approval of our stockholders;

- no law or injunction prohibits the merger;

- no downgrading of either of our claims-paying abilities has occurred;

- the receipt of letters from each of our independent accountants to the effect that the merger will qualify for pooling of interests accounting treatment; and

- the receipt of opinions from each of our counsels stating that the merger will be tax-free to us and our stockholders.

The conditions to the merger, other than the first two listed above, may be waived by whichever company is entitled to assert the relevant condition.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 58)

We can agree to terminate the merger agreement without completing the merger, and either of us may terminate the merger agreement if any of the following occurs:

- the merger is not completed by June 30, 1999;

- the stockholders of either CMAC or Amerin reject the merger;

- a court or other governmental authority permanently prohibits the merger;

- the other party materially breaches or fails to comply with any of its representations, warranties or obligations under the merger agreement;

- the other party's board withdraws or modifies, in a manner adverse to the company seeking to terminate the merger agreement, its recommendation of the merger to its stockholders;

- the other party materially and knowingly breaches the covenant restricting negotiations with a third party concerning an alternative transaction; or

SUMMARY

- either party's board recommends a third party takeover proposal and decides to enter into an agreement with respect to that takeover proposal after determining that it is superior to the merger.

TERMINATION FEES (SEE PAGE 58)

The merger agreement generally requires CMAC or Amerin to pay to the other party a termination fee of $22.0 million if the merger agreement is terminated because the other party:

- materially and knowingly breaches the covenant restricting negotiations with a third party concerning an alternative transaction;

- withdraws or modifies, in a manner adverse to the company seeking to terminate the merger agreement, its recommendation of the merger to its stockholders; or

- the other party's board recommends a third party takeover proposal after determining that such proposal is superior to the merger.

ACCOUNTING TREATMENT (SEE PAGES 24 THROUGH 25)

We expect the merger to qualify as a "pooling of interests," which means we will treat our companies as if they had always been combined for accounting and financial reporting purposes. We have conditioned the merger on our receipt of letters from each of our independent accounting firms stating that the merger will qualify for pooling of interests accounting treatment.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 36 THROUGH 45)

In deciding to approve the merger, our boards considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. CMAC received an opinion from Schroder & Co. Inc. and Amerin received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation. These opinions are attached as Appendix III and Appendix IV to this joint proxy statement/prospectus. We encourage you to read and consider these opinions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 25 THROUGH 26)

We have structured the merger so that our stockholders will not recognize any gain or loss for federal income tax purposes in the merger except with respect to cash received by Amerin stockholders for fractional shares of Radian common stock. We have conditioned the merger on our receipt of legal opinions stating that the merger will be tax-free to each of us and our stockholders.

REGULATORY APPROVALS (SEE PAGE 27)

All material regulatory approvals necessary to permit us to close the merger have been obtained.

CMAC'S CERTIFICATE OF INCORPORATION AND BYLAWS

The merger agreement provides that, as part of the merger, CMAC will restate its certificate of incorporation and bylaws to provide, among other things, that:

- CMAC change its name to Radian;

- material transactions, including mergers and business combinations and the amendment of the CMAC certificate of incorporation or bylaws, if not approved by at least two thirds of the Radian board, must be approved by at least two thirds of the stockholders of Radian;

- the size of the Radian board may only be changed, until the Radian annual meeting of stockholders to be held in the year 2000, with the approval of two thirds of the Radian board and, thereafter, by a majority of the Radian board;

- vacancies and newly created directorships resulting from an increase in the size of the board may only be filled, until the Radian annual meeting of stockholders to be held in the year 2000, with the approval of two thirds of the remaining directors and, thereafter, only with the approval of a majority of the remaining directors at a meeting at which a quorum is present; and

- until the Radian annual meeting of stockholders to be held in the year 2000, two thirds of the Radian board shall constitute a quorum for the transaction of business and, thereafter, a \majority of the entire Radian board shall constitute a quorum.

                                                                         SUMMARY

The form of restated certificate of incorporation is attached as Appendix II.

NO APPRAISAL RIGHTS (SEE PAGE 27)

Under Delaware law, neither CMAC stockholders nor Amerin stockholders are entitled to an appraisal of the value of their shares in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 28)

CMAC's common stock is listed on the New York Stock Exchange. Amerin's common stock is listed on The Nasdaq National Market. On November 20, 1998, the last full trading day on the New York Stock Exchange prior to the public announcement of the proposed merger, CMAC common stock closed at $43.938 per share. On November 20, 1998, the last full trading day on The Nasdaq National Market prior to the public announcement of the proposed merger, Amerin common stock closed at $20.875 per share. On May 5, 1999, the most recent practicable date prior to the printing of this joint proxy statement/ prospectus, CMAC common stock closed at $44.0625 per share and Amerin common stock closed at $22.625 per share.

LISTING OF RADIAN COMMON STOCK

We will list the shares of Radian common stock to be issued in connection with the merger on the New York Stock Exchange.

SUMMARY

COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. The Amerin per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by 0.5333. Amerin stockholders will receive 0.5333 shares of Radian common stock in exchange for each share of Amerin common stock.

                       COMPARATIVE PER SHARE INFORMATION

                                                               AT OR FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
UNAUDITED PRO FORMA COMBINED
Net income per common share -- basic........................  $ 3.78    $ 3.09    $ 2.41
Net income per common share -- diluted......................    3.67      2.99      2.35
Cash dividends per share(1).................................    0.07      0.07      0.06
Book value per common share.................................   25.30
AMERIN PER SHARE EQUIVALENTS
Net income per common share -- basic........................  $ 2.02    $ 1.65    $ 1.29
Net income per common share -- diluted......................    1.96      1.59      1.25
Cash dividends per share....................................    0.04      0.04      0.03
Book value per common share.................................   13.49
AMERIN -- HISTORICAL
Net income per common share -- basic........................  $ 1.94    $ 1.56    $ 1.08
Net income per common share -- diluted......................    1.92      1.54      1.07
Cash dividends per share....................................      --        --        --
Book value per common share.................................   15.44
CMAC -- HISTORICAL
Net income per common share -- basic........................  $ 3.87    $ 3.19    $ 2.64
Net income per common share -- diluted......................    3.72      3.06      2.55
Cash dividends per share....................................    0.12      0.12      0.11
Book value per common share.................................   23.03

---------------
(1) Unaudited pro forma combined cash dividends per share reflect the sum of the dividends declared by CMAC divided by the number of shares that would have been outstanding for the periods presented after adjusting the Amerin shares by the exchange ratio of 0.5333.

                                                                         SUMMARY

              SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1994 to 1998. The information provided is only a summary. You should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" on page 84.

        CMAC INVESTMENT CORPORATION -- HISTORICAL FINANCIAL INFORMATION

                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned.............................  $282,152   $237,710   $187,921   $137,134   $106,123
Net investment income.......................    38,550     33,787     30,011     25,952     22,618
Provision for losses........................   132,023    117,149     91,894     57,803     38,586
Policy acquisition costs....................    36,139     31,287     26,850     23,356     22,466
Other operating expenses....................    38,980     26,381     21,277     16,290     13,116
Pretax income...............................   125,824    102,493     82,575     68,185     56,363
Net income..................................    91,054     74,967     62,221     50,804     41,129
Net income per share........................      3.72       3.06       2.55       2.09       1.70
Cash dividends per share....................      0.12       0.12       0.11       0.10       0.10

Assets......................................  $968,173   $782,065   $649,198   $540,346   $435,463
Investments.................................   736,310    596,930    513,158    437,537    358,745
Reserve for losses..........................   201,276    148,628    108,206     67,301     46,666
Unearned premiums...........................    49,424     49,332     53,384     56,115     61,862
Redeemable preferred stock..................    40,000     40,000     40,000     40,000     40,000
Common stockholders' equity.................   522,969    429,943    356,344    298,616    239,748
Book value per share........................     23.03      19.08      15.91      13.42      10.91

SUMMARY HISTORICAL AND PRO FORMA FINANCIALS

             AMERIN CORPORATION -- HISTORICAL FINANCIAL INFORMATION

                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned.............................  $123,100   $ 92,329   $ 62,349   $ 27,559   $  5,237
Net investment income.......................    21,312     18,607     16,871      7,612      4,818
Provision for losses........................    34,354     30,272     20,681      7,757        262
Policy acquisition costs....................    22,340     10,520      8,485      6,641      2,456
Other operating expenses....................    16,046     14,643     10,623      6,915      5,765
Compensation charge from initial public
  offering..................................        --         --         --     35,741         --
Pretax income (loss)........................    72,089     56,668     39,592    (21,392)     2,008
Net income (loss)...........................    51,183     40,759     28,229    (22,811)     2,008
Pay-in-kind preferred dividends.............        --         --         --      5,287      5,067
Net income (loss) per share -- diluted......      1.92       1.54       1.07      (2.32)     (0.36)
Cash dividends per share....................        --         --         --         --         --
Assets......................................  $545,232   $440,558   $365,731   $316,934   $107,261
Investments.................................   439,142    377,720    328,793    296,982     96,246
Reserve for losses..........................    43,849     31,280     18,730      7,092        262
Unearned premiums...........................    26,114     23,352     20,525     12,710      6,323
Redeemable preferred stock..................        --         --         --         --     40,755
Common stockholders' equity.................   409,230    350,155    300,609    274,137     58,081
Book value per share........................     15.44      13.39      11.53      10.55       5.59

                                     SUMMARY HISTORICAL AND PRO FORMA FINANCIALS

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     We expect that the merger will be accounted for as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "The Merger -- Accounting Treatment" on pages 24 through 25.


     We have presented below unaudited pro forma financial information that reflects the pooling of interests method of accounting. This information is intended to give you a better picture of what our businesses might have looked like had they always been combined. We prepared the pro forma income statement and balance sheet by adding or combining the historical amounts of each company. We then adjusted the combined amounts to conform the presentation methods by the companies. The companies may have performed differently if they were combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements" on pages 29 through 35.


                          UNAUDITED PRO FORMA COMBINED

                                                            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                            -------------------------------------
                                                               1998          1997         1996
                                                            -----------    ---------    ---------
                                                                   (DOLLARS IN THOUSANDS,
                                                                EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned...........................................     $405,252    $330,039     $250,270
Net investment income.....................................       59,862      52,394       46,882
Provision for losses......................................      166,377     147,421      112,575
Policy acquisition costs..................................       58,479      41,807       35,335
Other operating expenses..................................       59,720      41,592       31,902
Pretax income.............................................      197,913     159,161      122,167
Net income................................................      142,237     115,726       90,450
Net income per share -- diluted...........................         3.67        2.99         2.35
Cash dividends per share..................................         0.07        0.07         0.06


Assets....................................................  $1,513,405
Investments...............................................   1,175,452
Reserve for losses........................................     245,125
Unearned premiums.........................................      75,538
Redeemable preferred stock................................      40,000
Common stockholders' equity...............................     932,199
Book value per share......................................       25.30


SUMMARY HISTORICAL AND PRO FORMA FINANCIALS

                                  RISK FACTORS

LOSING THE BUSINESS OF ANY OF OUR MAJOR LENDERS COULD HARM OUR FINANCIAL PERFORMANCE.

     Radian will be dependent on a small number of lenders for a substantial portion of its business risk. Our top ten lenders were responsible for 48.9% of our combined direct primary risk in force, which refers to an aggregate amount equal to the principal amount of each of our insured loans multiplied by the applicable coverage percentage on that loan, at December 31, 1998. At December 31, 1998, our three largest single customers, including branches and affiliates of such customers, measured by our combined direct primary risk in force, were Norwest Mortgage, Inc. (16.1%), Countrywide Home Loans, Inc. (9.3%) and Chase Manhattan Mortgage Corporation (4.8%).

     The concentration of business with our lenders may increase as a result of mergers or other factors. Such lenders may reduce the amount of business currently given to us or cease doing business with us altogether. Our master policies and related lender agreements do not, and by law cannot, require our lenders to do business with us. The loss of business from any of our major lenders could materially adversely affect our business and financial results.

THE VALUE OF THE RADIAN COMMON STOCK ISSUABLE IN THE MERGER WILL CHANGE IF THE VALUE OF OUR COMMON STOCK RISES OR FALLS.

     In the merger, each share of Amerin common stock will convert into 0.5333 of a share of Radian common stock. We will not adjust this exchange ratio if the price of CMAC common stock or Amerin common stock increases or decreases. Therefore, the value of the Radian shares an Amerin stockholder receives could vary based on fluctuations in the price of CMAC common stock, as well as the price of the Amerin common stock they will exchange in the merger. The anticipated value of the Radian shares may not be the same on the date of the special meetings or at the effective time of the merger as it is on the date of this joint proxy statement/prospectus.

WE MAY NOT HAVE PRICED OUR POLICIES ADEQUATELY TO PAY FOR DEFAULTS OR CLAIMS.

     While we believe that we have and Radian will have adequate reserves and conservative underwriting policies, the premiums we have received and Radian will receive under our insurance policies might not be adequate to compensate us for unanticipated defaults and claims.

WE MAY FACE NEW COMPETITION FROM FANNIE MAE AND FREDDIE MAC WHICH MAY REDUCE OUR REVENUES.

     Fannie Mae and Freddie Mac have both recently announced programs under which less mortgage insurance coverage may be required on loans with down payments of less than 20%. If these programs are successful, or if Fannie Mae or Freddie Mac elect to assume more of the credit risks on these loans or use credit enhancements other than mortgage insurance, less mortgage insurance would be used. This would in turn reduce our revenues.

INCREASED CLAIMS AND LOSSES ON OUR POLICIES COULD HARM OUR FINANCIAL
PERFORMANCE.

     The factors identified below affect us and the private mortgage insurance industry in general and will affect Radian. Any of these factors could cause claims and losses on the policies issued by either of us prior to the merger and by Radian after the merger to increase. Any increase in claims and losses may materially adversely affect Radian's financial condition and results of operations.

                                                                    RISK FACTORS

- The concentration of our combined risk in force in relatively few states could increase our claims and losses.

     Radian can be particularly affected by economic downturns in regions where large portions of our business are concentrated. As of December 31, 1998, we had a relatively high percentage of our combined primary risk in force concentrated in the following ten states:

     -- California (18.6% or approximately $3.6 billion)

     -- Florida (7.4% or approximately $1.4 billion)

     -- New York (6.5% or approximately $1.3 billion)

     -- Texas (5.7% or approximately $1.1 billion)

     -- New Jersey (4.0% or approximately $0.8 billion)

     -- Georgia (3.9% or approximately $0.8 billion)

     -- Pennsylvania (3.8% or approximately $0.7 billion)

     -- Arizona (3.6% or approximately $0.7 billion)

     -- Illinois (3.5% or approximately $0.7 billion)

     -- Colorado (2.8% or approximately $0.5 billion)

     We expect that Radian's primary risk in force will be similarly concentrated. Continued and prolonged adverse economic conditions in these states could result in high levels of claims and losses. In addition, refinancing activity, such as that which has occurred in 1998, can have the effect of concentrating Radian's insurance in force in economically weaker areas, since loans in areas experiencing property value appreciation are less likely to require mortgage insurance at the time of refinancing than are loans in areas experiencing limited or no property value appreciation.

- We cannot cancel policies or adjust renewal premiums to protect us from unanticipated claims or losses.

     Generally, we cannot cancel the mortgage insurance coverage we provide. Also, we generally fix renewal premium rates for the life of the policy when issued. If the risk underlying a particular product we offer develops more adversely than anticipated or if national and regional economies undergo unanticipated stress, we cannot increase renewal premium rates or cancel coverage to offset against such adverse developments.

- Our combined risk in force consists of loans with high loan-to-value ratios, which generally result in more claims than loans with lower loan-to-value ratios.

     At December 31, 1998:

     -- 48.6% or approximately $9.5 billion of our combined primary risk in force consisted of mortgage loans with loan-to-value ratios, or LTVs, greater than 90%

     -- 45.3% or approximately $8.9 billion of our combined primary risk in force consisted of mortgage loans with LTVs greater than 90%, but less than or equal to 95%

     -- 3.3% or approximately $0.6 billion of our combined primary risk in force consisted of mortgage loans with LTVs greater than 95%

     -- 9.5% or approximately $1.9 billion of our combined primary risk in force consisted of adjustable rate mortgage loans

Loans with LTVs greater than 90% are expected to have claim incidence rates substantially higher than mortgage loans with LTVs equal to or less than 90%. In the case of adjustable rate mortgage loans, such loans generally have higher claim incidence rates than fixed rate loans. The proportion of such higher LTV loans in Radian's risk in force will be somewhat higher than the comparable proportion for the overall

RISK FACTORS
mortgage insurance industry due to Amerin's recent entry into the mortgage insurance business and an overall industry trend in recent years toward a greater percentage of loans with higher LTVs.

Our premium rates are based upon the expected risk of claim on the insured loan and take into account the LTVs, loan type, mortgage term, occupancy status and coverage percentage. In addition, the premium rates take into account persistency, operating expenses and reinsurance costs, as well as profit and capital needs and the prices offered by competitors. However, premiums earned, and the associated investment income, may ultimately prove to be inadequate to compensate for future losses.

-   General economic factors may adversely affect our loss experience.

     We believe that Radian's loss experience, and the loss experience of other mortgage insurers, would be materially and adversely affected by extended national or regional economic recessions, falling housing values, rising unemployment rates, interest rate volatility or combinations of such factors. Such economic events could also materially adversely impact the demand for housing and, consequently, mortgage insurance.

-   We expect our loss experience to increase as our policies age.

     The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. As of December 31, 1998, approximately 77.2% of our combined primary risk in force was written since January 1, 1996. This means that less than 23% of our combined primary risk in force has reached the beginning of the expected peak claims period. As a result, Radian's loss experience is expected to significantly increase as its policies continue to age. If the claim frequency on such risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, Radian's financial condition, results of operations and cash flows would be materially and adversely affected.

- Our reserves may be insufficient to cover claims paid or loss-related expenses incurred.

     Our results of operations would be adversely affected if our reserves are insufficient to cover the actual related claims paid and loss-related expenses incurred. We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgage loans which are in default. These loss reserves are based upon the estimated claim rate and related claim amount. These estimates are regularly reviewed and updated using the most current information available. Such reserves are necessarily based on estimates and the ultimate claim rate and the resulting aggregate amount of claims may vary from such estimates. Any resulting adjustments, which may be material, are reflected in our then current consolidated results of operations. Radian's reserves may not be adequate to cover ultimate loss development on incurred defaults. Generally accepted accounting principles do not permit Radian to establish loss reserves in respect of estimated potential defaults that may occur in the future.

PAYING A SIGNIFICANT NUMBER OF CLAIMS UNDER THE POOL INSURANCE WE WRITE COULD HARM OUR FINANCIAL PERFORMANCE.

     Radian expects to continue offering traditional pool insurance, which is generally considered riskier than primary insurance. Under primary insurance, an insurer's exposure is limited to a specified percentage of any unpaid principal, delinquent interest and related expenses on an individual loan. Under traditional pool insurance, there is an aggregate exposure limit -- a "stop loss" -- on a pool of loans, which amount is generally between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under its pool insurance, Radian could be required to pay the full amount of every loan in the pool that is in default and upon which a claim is made until the stop loss is reached, rather than a percentage of that amount. If Radian is required to pay a significant number of claims under its pool insurance, then its financial condition and results of operations could be materially and adversely affected.

                                                                    RISK FACTORS

OUR PROGRAM OF DELEGATED UNDERWRITING MAY CAUSE US TO INSURE, AND PAY CLAIMS RELATED TO, UNACCEPTABLY RISKY LOANS THAT WE WOULD NOT HAVE INSURED IF WE HAD UNDERWRITTEN THEM OURSELVES.

     CMAC and other mortgage insurers offer programs of delegated underwriting to some of their customers. Amerin has written substantially all of its insurance on a delegated underwriting basis. Radian expects to continue offering delegated underwriting to customers of Amerin and CMAC that are currently authorized to use delegated underwriting, and may expand the availability of delegated underwriting to additional customers. The performance of loans insured through programs of delegated underwriting has not been tested over an extended period of time or over portfolios almost exclusively written based on delegated underwriting. The performance of such loans has not been tested in a period of adverse economic conditions.

     Once a lender is accepted for delegated underwriting, the insurer generally may not refuse to insure, or rescind coverage on, a particular loan originated by such lender even if the insurer reevaluates the loan's risk profile or if the lender fails to follow delegated underwriting criteria. Radian's ability to take action against a lender will be limited by our access to data with which to assess the risk of a lender's insured loans and to assess compliance with applicable criteria. Moreover, Radian would remain at risk for any loans insured by a lender prior to our curtailing or terminating a lender's delegated underwriting authority. A lender could possibly cause Radian to insure a material volume of loans with unacceptable risk profiles before such lender's delegated underwriting authority was terminated.

IF OUR CLAIMS PAYING ABILITY RATING IS DOWNGRADED AFTER THE MERGER, THEN MORTGAGE LENDERS AND THE MORTGAGE SECURITIZATION MARKET MAY NOT PURCHASE MORTGAGES OR MORTGAGE-BACKED SECURITIES INSURED BY US WHICH WOULD HARM OUR FINANCIAL PERFORMANCE.

     Moody's and S&P have rated the respective financial strength and claims-paying ability of both Commonwealth Mortgage Assurance Company, CMAC's principal insurance subsidiary, and Amerin Guaranty Corporation, Amerin's principal insurance subsidiary, as "Aa3" and "AA". Any downgrading of our ratings below such levels due to the merger or after the merger would have a material adverse effect on our results of operations and prospects. Adverse developments in our subsidiaries' financial condition or results of operations, by virtue of underwriting or investment losses or otherwise, or changes in the views of the rating agencies, could cause the rating agencies to lower their ratings. Our claims-paying ability ratings may be downgraded by one or more rating agencies in the future. If our ratings fall below "Aa3" from Moody's or "AA" from S&P, then national mortgage lenders, and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally will not purchase mortgages or mortgage-backed securities insured by us.

AN INCREASE IN OUR SUBSIDIARIES' RISK TO CAPITAL RATIO MAY PREVENT THEM FROM WRITING NEW INSURANCE, WHICH WOULD HARM OUR FINANCIAL PERFORMANCE.

     Moody's and S&P have agreed with Amerin and its subsidiaries to limit the amount of insurance risk that may be written by such subsidiaries as a condition of the issuance and maintenance of their "Aa3" and "AA" ratings. Following the merger, Radian may be required to enter into similar agreements. If so, Radian's subsidiaries have several alternatives available to control their risk to capital ratios, including obtaining capital contributions from Radian, purchasing additional quota share or excess of loss reinsurance or reducing the amount of new business written. However, Radian may not be able to raise additional funds, or do so on a timely basis, in order to make a capital contribution to its subsidiaries. In addition, reinsurance may not be available to Radian's subsidiaries or, if available, may not be available on satisfactory terms. A material reduction in statutory capital, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase the risk to capital ratio. An increase in the risk to capital ratio could limit Radian's subsidiaries' ability to write new business, which then could materially adversely affect Radian's results of operations and prospects.

RISK FACTORS

     Fannie Mae and Freddie Mac announced higher coverage requirements effective in the first quarter of 1995 for mortgage loans with high LTVs. These requirements have increased the average coverage percentages of new insurance written by us, as well as increased premiums earned on policies subject to such requirements. These requirements have increased our risk in force and risk to capital ratio. We expect that they will continue to have some incremental effect on the risk to capital ratio in the future.

WE FACE COMPETITION FROM PRIVATE MORTGAGE INSURERS, GOVERNMENTAL AGENCIES AND OTHERS WHICH MAY REDUCE OUR REVENUES.

     The mortgage insurance industry is increasingly competitive. Such competition may reduce our revenues, which could in turn decrease the value of your investment. Our principal sources of direct and indirect competition are:

- other private mortgage insurers, some of which are well capitalized, diversified public companies or their affiliates, and will have higher claims-paying ability ratings and greater access to capital than Radian;

- federal and state governmental and quasi-governmental agencies, principally the Federal Housing Administration; and

- mortgage lenders that forego third-party coverage and retain the full risk of loss on their high LTV loans.

     The United States private mortgage insurance industry is both highly dynamic and intensely competitive. Many factors bear on the relative position of the private mortgage insurance industry versus the "direct" government and quasi-governmental competition and the "indirect" competition of major lending institutions, including:

- legislative and/or regulatory initiatives which affect the FHA's competitive position; and

- the capital adequacy of, and alternative business opportunities for, lending institutions.

     According to Inside Mortgage Finance, for 1998, the shares of the private mortgage insurance market based on new primary insurance written were as follows:

                                                                MARKET
INSURER                                                         SHARE
-------                                                         ------
Mortgage Guaranty Insurance Corporation                          23.1%
GE Capital Mortgage Insurance Corporation                        16.4%
PMI Mortgage Insurance Co.                                       16.1%
United Guaranty Residential Insurance Company                    12.7%
Republic Mortgage Insurance Company                               9.7%
Triad Guaranty Insurance Corporation                              2.6%

In this same period, our combined market share was 19.4%. However, Radian's market share of new insurance written may not grow and could decrease in the future.

IF FANNIE MAE AND FREDDIE MAC CONTINUE TO REDUCE THEIR COVERAGE REQUIREMENTS, THEN WE COULD LOSE PREMIUM REVENUE.

     Fannie Mae recently announced that it would require less coverage on loans written through its Desktop Underwriter program. This reduction of coverage will result in a reduction in the amount of premium we earn in connection with loans under this program. Freddie Mac may announce a similar reduction in coverage requirements. Furthermore, Fannie Mae and Freddie Mac may further reduce coverage requirements, but only to the extent consistent with their charters which specifically require mortgage insurance. In the event of such reductions, we could lose some of our premium revenue.

                                                                    RISK FACTORS

OUR BUSINESS PARTNERS' SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY PREVENT US FROM CONDUCTING OUR BUSINESS AS USUAL AND HARM OUR FINANCIAL PERFORMANCE.

     At the end of this year, computer programs using two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing a temporary inability to engage in normal business activities. Currently, CMAC believes its most likely Year 2000 worst case scenario would involve the failure of the loan origination, renewal processing and default reporting systems of its business partners. In that case, CMAC would rely on the contingency plans described below to conduct its operations.

     To date, CMAC has experienced very few problems related to Year 2000 testing. Any problems requiring immediate modification have been fixed in CMAC's day to day operating environment. CMAC believes that it does not have material exposure to the Year 2000 issue with respect to its information systems since its existing systems correctly define the Year 2000. CMAC's information systems will be used for Radian's operations.

     With respect to CMAC's non-information technology systems, CMAC has made reasonable efforts to contact providers of products and services with non-information technology concerning their Year 2000 readiness. Discussions with suppliers of electronic and electro-mechanical devices deemed critical to CMAC's business operations are ongoing. Based on this contact and discussion, CMAC believes that it does not have material exposure to the Year 2000 issue with respect to its non-information systems.

     We continue to analyze whether others with whom we do business have Year 2000 issues. These include lenders and the custodian of our investment accounts. We are currently unable to predict the extent to which the Year 2000 issue will affect these persons, or the extent to which Radian would be vulnerable to their failure to remediate any Year 2000 issues on a timely basis. The failure of any one of these persons subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with Radian's systems could have a material adverse effect on our business and financial performance.

     Radian intends to actively work with and encourage others with whom it does business to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. CMAC has already developed such contingency plans, which Radian would expect to implement if necessary after the merger. Under such contingency plans:

- Radian would accept electronic mortgage insurance applications from originators of mortgage loans;

- Radian would use "widowing" logic to process dates correctly;

- Radian would encourage customers to order mortgage insurance directly via the Internet through its MI Online product;

- Radian would accept paper or fax applications or other submissions from its lenders;

- Radian's servicers would effect servicing functions via the Internet using its ServiceLink system;

- Radian would defer renewal billing of its policyholders to a mutually agreed upon date; and

- Radian would suspend automatic cancellation for non-payment.

The costs incurred by Amerin during the year ended December 31, 1998 to address Year 2000 compliance were approximately $400,000. CMAC did not incur any significant incremental expenses during this same period. Together, we expect to expend $500,000 in 1999 to support Year 2000 compliance initiatives. CMAC has not used any independent verification and validation processes to assure the reliability of its risk and cost estimates.

A THIRD-PARTY ACQUISITION OF RADIAN MAY BE DIFFICULT, EVEN IF IT MAY BE BENEFICIAL TO RADIAN'S STOCKHOLDERS.

     The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of Radian, even if a change in control would be beneficial to stockholders. Radian's certificate of

RISK FACTORS
incorporation will provide that its board of directors may issue preferred stock without stockholder approval. Radian's certificate of incorporation will also provide for a classified board, with each board member serving a staggered three year term. In addition, Radian will keep in place a "poison pill" stockholders' rights plan that will trigger a dilutive issuance of common stock upon substantial purchases of Radian common stock by a third party. The issuance of preferred stock, the existence of a classified board and the rights plan could make it more difficult for a third party to acquire Radian.

                                                                    RISK FACTORS

                        CAUTIONARY STATEMENT CONCERNING
              FORWARD-LOOKING STATEMENTS AND PRO FORMA INFORMATION

     We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of our companies set forth in this joint proxy statement/prospectus and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document, could affect the future results of CMAC, Amerin and Radian, and could cause those results to differ materially from those expressed in our forward-looking statements:

- the risk that housing demand may decrease as a result of higher-than-expected interest rates, adverse economic conditions or other reasons;

- that seasonality may be different than the historical pattern;

- that the market share of the segment of the mortgage market served by the mortgage insurance industry may decline as a result of competition from government programs or other substitute products; and

- that Radian's share of originations having private mortgage insurance may decline as a result of competition or other factors.

     Any numerical or financial information in this document relating to Radian reflects the combined results of Amerin and CMAC as of and for the year ended December 31, 1998. This presentation is intended to provide a picture of what our businesses might have looked like had they always been combined. However, the companies may have performed differently if they had actually been combined. You should not rely on the pro forma information set forth in this document as being indicative of the historical results that we would have had or the future results or business that we will experience after the merger.

CAUTIONARY STATEMENT

                                   THE MERGER

BACKGROUND OF THE MERGER

     Both of our companies provide private mortgage insurance. The private mortgage insurance industry is both highly dynamic and intensely competitive, with competition coming from several sources: private mortgage insurers, government and quasi-governmental entities and major lending institutions. Both companies have been engaged in strategic planning in the face of the competitive pressures in the industry.

     By late 1996, our companies had each independently recognized that a combination with one or more similarly situated companies would be an effective means of achieving the operating efficiency, scale, scope and financial resources necessary to compete effectively.

     In October 1996, Frank Filipps, president and chief executive officer of CMAC, met with Gerald Friedman, chairman and chief executive officer of Amerin, at Mr. Filipps' request. They discussed whether it would be worthwhile to see if our companies might have an interest in a business combination. This initial discussion was very preliminary and no meaningful discussions resulted from this meeting.

     In March 1997, Mr. Filipps and Mr. Friedman met to discuss the direction and philosophy of each company and the compatibility of our business and long-term strategic objectives. In the following months, several conversations took place between our financial advisors relating to a potential combination, but no specific terms were agreed upon.

     In July 1997, Mr. Filipps and Mr. Friedman spoke and met on several occasions. As a result of these discussions they decided to explore a potential business combination. We signed a joint confidentiality agreement on July 29, 1997. During the following month, we held meetings between members of our respective senior management teams and our advisors. They discussed the ways in which a possible combination would be structured, the benefits that could be derived from such a combination and the issues that had to be resolved before any definitive agreement could be reached.

     By late August 1997, we determined that no consensus could be reached on the structure of the combined company, the business plans and objectives, the governance arrangements and the relative valuation of our businesses. On September 9, 1997, Amerin sent CMAC a letter terminating all further discussions.

     In spring 1998, Amerin retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor in connection with any discussions with CMAC and any other strategic transactions that might take place.

     In July 1998, Mr. Filipps and Mr. Friedman discussed whether we had a common basis to start discussions on a possible business combination. They determined that the ratio of the stock prices of the two companies was at a point where they could begin discussions to negotiate an exchange ratio. They agreed to meet further to start a discussion of valuation and transaction terms.

     In August 1998, representatives of our companies and our financial advisors met to discuss whether it would be feasible to negotiate a business combination at that time and whether we had an interest in doing so. We were unable to agree on any transaction terms or valuation at that meeting. In addition, recent volatility in the market had pushed the stock prices of our companies downwards and the stock price of CMAC down relative to the stock price of Amerin. As a result, CMAC would not agree at that time to an exchange ratio that Amerin considered adequate in light of Amerin's pro forma contribution to the financial performance of a combined CMAC/Amerin. We determined, therefore, not to enter into merger negotiations.

     No substantial communications between us or our respective advisors occurred from August 1998 until the first week of November 1998.

                                                                      THE MERGER

     During fall 1998, representatives of DLJ contacted a number of companies to determine whether they had any interest in a business combination with Amerin. Only one of the parties contacted by DLJ indicated interest in pursuing a business combination with Amerin. In September 1998, Amerin and DLJ had conversations with this company concerning an all-cash acquisition of Amerin at a price in the $19-$22 per share range. These conversations terminated when the company refused to increase its proposed purchase price, a price that Amerin and DLJ considered inadequate for an acquisition transaction that would preclude Amerin stockholders from participating in the future upside of the combined company's stock.

     By late October 1998, our stock prices had returned to a ratio comparable to where they had traded before August 1998 when our discussions terminated. Representatives of Schroder & Co. Inc., on CMAC's behalf, and DLJ arranged a meeting on November 3, 1998 to determine whether we had any interest in commencing negotiations and discussions for a possible transaction.

     On November 3, 1998, representatives of our companies and our respective financial advisors met to discuss a possible business combination and the key issues to be addressed. During the negotiations we had extensive discussions on the issues that had caused us to terminate the 1997 discussions. Based on the outcome of the meeting, we decided to begin formal negotiations on a proposed merger transaction.

     On November 9, 1998, we met in New York with our legal and financial advisors to commence the due diligence process and to determine the timing and organization of the negotiations. Over the next two weeks, negotiations and due diligence continued in an attempt to quantify the benefits that a combination of our two companies would provide as well as to reassess the various issues that such a combination might pose. Selected members of both the Amerin and CMAC boards of directors were briefed on developments between the two companies as these developments occurred.

     On November 19, 1998, a meeting of the Amerin board of directors was held. At this meeting, the Amerin board received a status report on the continuing discussions with CMAC. Management reviewed with the board the recent and the projected financial and operating results of Amerin and described its view of the overall state of the mortgage industry. Amerin management indicated that there were signs of increasing competition and that Amerin foresaw increasing margin pressure from lenders on key Amerin product lines. DLJ reviewed for the board all of its and management's efforts to pursue with other parties the concept of a strategic partnership or other transaction with Amerin. DLJ also reviewed the financial terms of the proposed merger as then under discussion with CMAC and presented its views as to the benefits of the proposed transaction.

     On November 19, 1998, a meeting of the CMAC board was also held. CMAC management reported on the strategic aspects of the proposed combination, the status of negotiations, the results of due diligence investigations and the proposed resolution of governance, management, employee benefit and valuation issues. At the meeting, Schroders described the analyses it had undertaken and would finalize in connection with delivering a fairness opinion with respect to the proposed combination including the pro forma merger analysis, the stock price and exchange ratio analysis, the selected companies analysis, the selected merger of equals transaction analysis, the selected insurance acquisition analysis and the relative contribution analysis. Deloitte & Touche LLP reported on the applicability of the pooling of interests method of accounting for the proposed combination.

     On November 22, 1998, each of our boards met separately to review the final terms of the merger that were presented by our respective managements. After the delivery by DLJ of its fairness opinion, the Amerin board unanimously approved the merger agreement. After the delivery by Schroders of its fairness opinion, the CMAC board unanimously approved the merger agreement. Each of our boards voted to recommend the approval and adoption of the merger agreement to its stockholders. See "Opinions of Financial Advisors."

     Our companies signed the merger agreement late on November 22, 1998 and publicly announced the merger on November 23, 1998.

THE MERGER

CMAC'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CMAC BOARD

     THE CMAC BOARD UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, CMAC AND ITS STOCKHOLDERS. ACCORDINGLY, THE CMAC BOARD RECOMMENDS THAT THE STOCKHOLDERS OF CMAC VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

     The CMAC board believes that:

     - the merger presents an opportunity to create a premier mortgage insurance company;

     - Radian will be better positioned to compete in the mortgage insurance industry through greater capital and marketing resources;

     - the opportunities that the merger presents to CMAC and its stockholders exceed those available to CMAC on its own.

     In reaching its determination to recommend approval of the merger, the CMAC board considered a number of factors including, without limitation, the following:

     - the complementary marketing strategies and customer bases of Amerin and CMAC;

     - the combined company will have the scale and efficiencies necessary to compete effectively in the mortgage industry;

     -  the strength and depth of the combined management teams;

     - management's expectation that the merger will be accretive to operating earnings after the first full quarter of combined operations;

     -  that the combined company initially will have:

[ARROW] assets of approximately $1.3 billion;

[ARROW] capital of approximately $900 million;

[ARROW] market capitalization of approximately $1.5 billion based on the closing price of CMAC common stock and Amerin common stock on November 20, 1998; and

[ARROW] insurance in force of approximately $78.0 billion;

     -  the opportunity to obtain cost efficiencies and operating synergies;

     - that the combined company will serve over 3,500 clients, including a majority of the top 30 lenders; and

     - that the merger will bring together two of the fastest growing companies within the mortgage insurance industry.

     The CMAC board also considered:

     - presentations from, and discussions with, CMAC's senior management, representatives of its outside legal counsel and its independent accounting firm, and representatives of Schroders regarding the due diligence they performed with respect to Amerin;

     - current industry, economic and market conditions, including the increased competition in the mortgage insurance industry;

     - that the combined company's claims-paying ability has been confirmed by S&P;

     - that the combined company's financial strength has been confirmed by Moody's;

     - based on management's understanding, that the merger should be accounted for as a pooling of interests under GAAP after discussions with CMAC's independent accountants;

                                                                      THE MERGER

     - the competitive importance of market position, size and adequacy of financial resources in the mortgage insurance industry;

     - that the merger would qualify as a tax-free reorganization;

     - the ability of CMAC to achieve meaningful cost savings and efficiencies on its own;

     - the terms and conditions of the merger agreement including the termination fee payable by either party;

     - the written opinion of Schroders dated November 22, 1998 to the effect that, as of that date, the exchange ratio in the merger was fair from a financial point of view to CMAC;

     - that the exchange ratio in the merger is fixed and will not be increased or decreased in the event that the price of Amerin common stock rises or falls at a greater rate than the price of CMAC common stock prior to closing;

     - the current and historical market prices of Amerin common stock and CMAC common stock; and

     - other strategic alternatives, such as expansion into related businesses.

     The CMAC board also weighed the opportunities and advantages listed above against:

     - the risk that the merger would not be completed or that the benefits sought in the merger would not be obtained;

     - the effect of the public announcement of the merger on CMAC's customer relationships, operating results and on the trading price of Amerin common stock and CMAC common stock;

     - the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time; and

     - the substantial amount of management time and effort that would be required to complete the merger and integrate the operations of CMAC with Amerin.

     As a result of such considerations, the CMAC board determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The CMAC board believes that the combined company, rather than CMAC alone, would have a far greater opportunity to compete successfully in the increasingly competitive mortgage insurance industry.

     In view of the variety of factors considered in connection with its evaluation of the merger, the CMAC board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the CMAC board may have given different weights to different factors.

AMERIN'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AMERIN BOARD

     THE AMERIN BOARD UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, AMERIN AND ITS STOCKHOLDERS. ACCORDINGLY, THE AMERIN BOARD RECOMMENDS THAT THE STOCKHOLDERS OF AMERIN VOTE FOR APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

     The Amerin board believes that:

     - the merger presents an opportunity to create a premier mortgage insurance company;

     - Radian will be better positioned to compete in the mortgage insurance industry through greater capital and marketing resources;

     - the opportunities that the merger presents to Amerin and its stockholders exceed those available to Amerin on its own.

THE MERGER

     In reaching its determination to recommend approval of the merger, the Amerin board considered a number of factors including, without limitation, the following:

     - the belief that the merger will create a premier mortgage insurance company that will be better positioned to compete effectively in the industry than would Amerin on its own;

     - the complementary marketing strategies and customer bases of Amerin and CMAC;

     - the belief that the combined company will benefit from the combined financial resources, including statutory capital and the combination of Amerin and CMAC management and personnel, and therefore will be better able to capitalize on growth opportunities in the industry that may arise;

     - that the combined companies should be able to realize significant expense savings;

     - that the merger will make Radian the second largest mortgage insurer, measured by market share, and therefore will help Amerin achieve its goals for strategic growth;

     - the belief that consolidation in the mortgage insurance industry is probable over the near term due to a need for scale and the efficiencies that it should permit and that, given the fact that there are few participants in the industry, Amerin and its stockholders would benefit most by having Amerin able to select its preferred merger partner rather than waiting, allowing CMAC and others to consolidate and being forced to consolidate with one or more companies that had been rejected as acquisition candidates by other acquirors;

     - that other potential merger partners with whom Amerin had spoken over the course of the past two years had either not expressed any serious interest in pursuing a merger transaction or had suggested merger terms that were less favorable to Amerin and its stockholders and the belief that it was unlikely that any other entity had interest in and the capability of making a superior merger proposal to Amerin;

     - that the merger agreement does not preclude Amerin from:

[ARROW] participating in negotiations with, and furnishing information to, persons or entities that seek to engage in discussions or negotiations, or that request information, in connection with a written proposal if the Amerin board determines in good faith, after taking into account its fiduciary duties, that such action is in the best interests of the Amerin stockholders; or

[ARROW] subject to paying a termination fee of $22 million to CMAC, terminating the merger agreement to accept a proposal if the Amerin board determines in good faith, after taking into account the advice of independent financial advisors and after taking into account the strategic benefits anticipated to be derived from the merger and the prospects of CMAC and Amerin as a combined company, that such proposal is more favorable over the longer term to Amerin and its stockholders than the merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Amerin board;

     - reports from management and legal advisors on the specific terms of the merger agreement and other matters, including the structuring of the merger to qualify as a tax-free reorganization such that Amerin stockholders will not have to pay tax with respect to the Radian common stock they receive in the merger except with respect to cash received for fractional shares;

     - information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of Amerin, and its projected future financial performance as a separate entity and on a combined basis;

     - current industry, economic and market conditions and trends, including the fact that the mortgage industry is becoming more competitive and is experiencing increasing margin pressures from lenders;

                                                                      THE MERGER

     - the exchange ratio in the merger is fixed and will not be reduced in the event the price of Amerin common stock decreases at a greater rate than CMAC common stock prior to closing;

     - the ability of CMAC and Amerin to account for the merger as a pooling of interests under GAAP;

     - the current and historical market prices of Amerin common stock and CMAC common stock;

     - the financial and other analyses presented by DLJ as to the fairness, from a financial point of view, of the exchange ratio in the merger to the Amerin stockholders;

     - the likelihood of obtaining the required regulatory approvals;

     - that Amerin's obligation to close the merger was conditioned on the execution by Roy J. Kasmar of an employment contract with CMAC, a condition that the Amerin board believed was necessary to reassure Amerin's sales team and customers (see "Interests of Certain Persons in the Merger -- Kasmar Employment Agreement");

     - the terms and conditions of the merger agreement, including the termination fee payable by either party; and

     - the impact of the merger on the customers and employees of Amerin.

     The Amerin board also weighed the opportunities and advantages listed above against:

     - the risk that the benefits sought in the merger would not be obtained;

     - the risk that the merger would not be completed;

     - the effect of the public announcement of the merger on Amerin's customer relationships, operating results and on the trading price of Amerin common stock and CMAC common stock;

     - the risk that, prior to closing, the price of CMAC common stock would decrease at a rate greater than any decrease in the price of Amerin common stock and that the merger agreement does not provide for any adjustment of the exchange ratio;

     - the risk that another party might be willing to pay a higher price to Amerin's stockholders but would be dissuaded from doing so as a result of the $22 million termination fee provided for in the merger agreement; and

     - the potentially substantial management time and effort that will be required to complete the merger and integrate the operations of Amerin with CMAC.

     As a result of the foregoing considerations, the Amerin board determined that the potential advantages of the merger outweighed the benefits of remaining as a stand-alone company. The Amerin board believes that the combined company, rather than Amerin alone, would have a far greater opportunity to compete successfully in the increasingly competitive mortgage insurance industry.

     The foregoing discussion of the information and factors considered by the Amerin board is not intended to be exhaustive but includes all material factors considered. The Amerin board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. The Amerin board did not assign relative weights to the above factors. Rather, it viewed its position and recommendation as being based on the totality of the information presented and considered. In addition, individual members of the Amerin board may have given different weights to different factors.

ACCOUNTING TREATMENT

     We expect to receive letters, dated the closing date, from our respective independent accountants stating that it will be appropriate for us to use pooling of interests accounting for the merger under Opinion No. 16, "Business Combinations," of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of Amerin and

THE MERGER

CMAC will be carried forward to Radian at their historical recorded bases. Results of operations of Radian will include the results of both CMAC and Amerin for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for Radian. See "Unaudited Pro Forma Combined Condensed Financial Statements."

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the opinions of Davis Polk & Wardwell and Morgan, Lewis & Bockius LLP as to the material United States federal income tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, and related regulations, administrative interpretations and court decisions, all as in effect as of the date of this joint proxy statement/prospectus. Future legislation, regulations, administrative interpretations and court decisions could significantly change such authorities either prospectively or retroactively.

     This discussion does not address all aspects of United States federal income taxation that may be important to a stockholder in light of such stockholder's particular circumstances or to a stockholder subject to special rules, such as:

     - a stockholder that is not a citizen or resident of the United States,

     - a financial institution,

     - a tax-exempt organization,

     - an insurance company,

     - a dealer or broker in securities,

     - a stockholder that held its stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or

     - a person who acquired his or her Amerin common stock by exercising employee options or received Amerin common stock otherwise as compensation.

     CMAC has received an opinion of Morgan Lewis & Bockius LLP, and Amerin has received an opinion of Davis Polk & Wardwell, each dated as of the date of this joint proxy statement/prospectus. Such tax counsel will confirm their respective opinions as of the closing date of the merger, provided that:

     - no change in law between the date of this joint proxy statement/prospectus and such closing date shall have occurred,

     - confirmation of assumptions, representations and covenants, including those contained in certificates of officers of CMAC and Amerin, shall have been received as of the closing date, and

     - the merger shall be completed in the manner contemplated by the merger agreement.

It is a condition to the merger that CMAC and Amerin receive an opinion of the relevant tax counsel dated as of the closing date of the merger and that tax counsel confirm their respective opinions as of that date. Neither CMAC nor Amerin currently intends to waive this condition. If either CMAC or Amerin waives this condition because the merger is likely to be a taxable transaction, it will recirculate this joint proxy statement/prospectus to disclose the waiver and all related material disclosures, including the risks to its stockholders resulting from the waiver, and will resolicit proxies from its stockholders. Neither CMAC nor Amerin intends to secure a ruling from the IRS with respect to the tax consequences of the merger.

     The discussion of material federal income tax consequences generally applicable to Amerin stockholders who exchange their Amerin common stock for Radian common stock in the merger

                                                                      THE MERGER
represents the opinion of Davis Polk & Wardwell, and the discussion of material federal income tax consequences generally applicable to CMAC stockholders represents the opinion of Morgan, Lewis & Bockius LLP.

     The opinions of tax counsel assume completion of the merger in the manner contemplated by the merger agreement and the absence of changes in existing law, and rely on assumptions, representations and covenants including those contained in certificates of officers of CMAC and Amerin. Their opinions neither bind nor preclude the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind. We cannot assure you that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

     Federal Income Tax Treatment of the Merger. The merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Amerin and CMAC will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     Federal Income Tax Consequences to Holders of Amerin Common Stock. No gain or loss will be recognized for United States federal income tax purposes by Amerin stockholders who exchange their Amerin common stock solely for Radian common stock in the merger, except with respect to cash received for fractional shares. The aggregate tax basis of Radian common stock received as a result of the merger will be the same as the stockholder's aggregate tax basis in the Amerin common stock surrendered in the exchange, reduced by any such tax basis allocable to fractional shares of Radian common stock for which cash is received. The holding period of the Radian common stock held by former Amerin stockholders as a result of the exchange will include the period during which such stockholder held the Amerin common stock exchanged. A holder of Amerin common stock who receives cash instead of a fractional share of Radian common stock will recognize gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the Amerin common stock allocable to such fractional share. Any such gain or loss generally will be capital gain or loss if such Amerin common stock has been held as a capital asset, and will be long-term capital gain or loss if such Amerin common stock has been held for more than one year as of the closing date of the merger.

     Federal Income Tax Consequences to Holders of CMAC Common Stock. Holders of CMAC common stock will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     Reporting Requirements and Other Matters. Each stockholder of Amerin receiving Radian common stock as a result of the merger will be required to retain records related to such stockholder's Amerin common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

     Holders of Amerin common stock should consult their own tax advisors as to the United States federal income tax consequences of the ownership and disposition of the Radian common stock received in the merger.

     THE DISCUSSION SET FORTH ABOVE OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY, AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

THE MERGER

REGULATORY APPROVALS

     All material regulatory approvals necessary to permit CMAC and Amerin to close the merger have already been obtained. On January 6, 1999, the Federal Trade Commission granted early termination of the waiting period relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On February 4, 1999, the Illinois Department of Insurance approved the merger.

NO APPRAISAL RIGHTS

     Holders of Amerin common stock are not entitled to appraisal rights in connection with the merger because Amerin common stock is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and Amerin stockholders will receive in exchange for their Amerin common stock shares of Radian, the surviving corporation in the merger, and cash in lieu of fractional shares. Holders of CMAC common stock are not entitled to appraisal rights in connection with the merger because CMAC common stock is listed on a national securities exchange.

                                                                      THE MERGER

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     CMAC common stock is listed on the New York Stock Exchange. Amerin common stock is listed on The Nasdaq National Market. The CMAC ticker symbol on the NYSE is "CMT". The Amerin ticker symbol on Nasdaq is "AMRN".

     The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of CMAC common stock and Amerin common stock as reported on the NYSE Composite Transaction Tape and on Nasdaq, respectively, and the cash dividends paid or declared per share for each for the periods presented, based on published financial sources.

                                                                                Amerin Common
                                                    CMAC Common Stock               Stock
                                              -----------------------------    ---------------
                                               MARKET PRICE          CASH       MARKET PRICE
                                              ---------------      DIVIDEND    ---------------
                                              HIGH       LOW       DECLARED    HIGH       LOW
                                              ----      -----      --------    ----      -----
1997
  First Quarter                               $37 3/8    $32 3/8    $ .03      $26 1/8    $19 7/8
  Second Quarter                               47 7/8     33 1/4      .03       24 7/8     17 3/4
  Third Quarter                                55         44 1/16     .03       28 3/4     22 5/8
  Fourth Quarter                               60 13/16   50 13/16    .03       32 5/8     22 1/4
1998
  First Quarter                               $69 1/4    $55 15/16  $ .03      $30 1/8    $26 1/4
  Second Quarter                               67 1/4     57 1/16     .03       33 11/16   27 5/8
  Third Quarter                                68 11/16   36 5/8      .03       31 3/8     18 7/8
  Fourth Quarter                               48 13/16   28          .03       25 1/8     13 13/16
1999
  First Quarter                               $51        $35        $ .03      $26 1/2    $18 1/8
  Second Quarter (through May 5, 1999)         45 7/8     33 5/16      --       23 5/8     17 5/8

     Amerin has never declared or paid any cash dividends on shares of Amerin common stock. The merger agreement provides that, without the prior consent of the other party, CMAC may not pay dividends on CMAC common stock, except for regular quarterly cash dividends of $.03 per share, and Amerin may not pay any dividends on Amerin common stock.

     On November 20, 1998, the last full trading day prior to the public announcement of the proposed merger, the closing price was $43.938 per share of CMAC common stock on the NYSE and $20.875 per share of Amerin common stock on Nasdaq. On May 5, 1999, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price was $44.0625 per share of CMAC common stock on the NYSE and $22.625 per share of Amerin common stock on Nasdaq. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE MERGER.

COMPARATIVE PER SHARE INFORMATION

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of CMAC and Amerin, which are incorporated by reference in this joint proxy statement/prospectus.

     The unaudited pro forma information is presented for illustrative purposes only. This information is not necessarily indicative of the operating results or financial position that would have occurred had the merger occurred on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies.

     The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the merger as if it had occurred on December 31, 1998, combining the balance sheets of CMAC and Amerin at December 31, 1998. The unaudited Pro Forma Combined Condensed Statements of Income give effect to the merger as if it had occurred at the beginning of the earliest period presented, combining the results of CMAC and Amerin for each year in the three-year period ended December 31, 1998.

     As a result of the merger, the merged companies will incur transition costs, currently estimated at $37.5 million (pretax), in connection with completing the transaction and integrating the operations of CMAC and Amerin. The transition costs consist principally of:

     -  Professional Fees.

     -  Write-Offs of Unusable Assets. The unusable assets include:

[ARROW] Furniture and fixtures that will not be used by Radian (Estimated
        Charge -- $0.5 million)

[ARROW] Leasehold improvements that will not be of any benefit to Radian
        (Estimated Charge -- $2.0 million)

[ARROW] Computer equipment that will not be used by Radian (Estimated
        Charge -- $2.0 million)

[ARROW] Capitalized software that will not be used by Radian (Estimated
        Charge -- $8.0 million)

[ARROW] Goodwill that was put on the books at the time of Amerin's inception based on the excess cost over book value of mortgage insurance licenses. This remaining excess goodwill will not be of any value to Radian (Estimated Charge -- $2.0 million)

      These assets were fully utilized by Amerin as a stand-alone operating entity but the merged company will have no use for them due to the closing of Amerin's Chicago office and the expectation that Radian will use CMAC's operating system to service its system needs. As such, no write down or impairment was recorded by Amerin on a stand-alone basis. We do not anticipate holding assets for disposal, as Radian will write off unusable assets after the merger is completed, calculated based on the remaining net book value at the time of disposition. The method of disposition will primarily be abandonment, as the estimated salvage value of such unusable assets is expected to be insignificant. Any usable assets will be transferred to Philadelphia to be utilized in the new company. Those usable assets will be carried at amortized cost on the books of Radian. During the transition period after the merger is completed, some of these assets could be in use for a limited period.

     - Costs Associated With the Elimination and Consolidation of Duplicate Facilities. We currently expect Radian to vacate Amerin's current corporate headquarters in Chicago, Illinois no sooner than 90 days after the merger. We currently expect Radian to vacate Amerin's West Chester, Illinois management of contract underwriting and claims facility approximately 6 to 9 months after

                                                  UNAUDITED PRO FORMA FINANCIALS
      the completion of the merger. Such assets will not be written off immediately, but will be amortized or depreciated over a revised estimated useful life.

      The following table represents the remaining estimated useful lives of the fixed assets that will be written off due to the merger (dollars in millions):

                                               1999
                           ---------------------------------------------
                           2ND QTR.      3RD QTR.      4TH QTR.    TOTAL
                           --------      --------      --------    -----
Furniture & Fixtures.....    $0.2          $0.3          $ --      $ 0.5
Leasehold Improvements...     0.8           1.2            --        2.0
Computer Equipment.......     0.8           1.2            --        2.0
Capitalized Software.....     3.2           4.8            --        8.0
Goodwill.................     2.0            --            --        2.0
                             ----          ----          ----      -----
                             $7.0          $7.5          $ --      $14.5
                             ====          ====          ====      =====

     - Employee Severance and Relocation Resulting from the Merger. We currently expect that Radian will retain:

[ARROW] 6-8 members of Amerin's management;

[ARROW] 19 members of Amerin's sales and marketing staff; and

[ARROW] 6 members of Amerin's national account staff.

      All other Amerin employees and employee groups are expected to be terminated following completion of the merger. CMAC currently estimates that this will result in the termination of approximately 125 employees. Components of the related compensation costs are as follows:

[ARROW] Severance -- $8.8 million

[ARROW] Benefits -- $0.5 million

[ARROW] Other -- $0.7 million

     While the exact timing, nature and amount of these transition costs is subject to change, Radian anticipates that it will record pretax charges of approximately $37.5 million for the amount of these direct merger-related costs over the periods in which the expenses are incurred. This period is not expected to extend past one year. In management's opinion, we do not expect these estimated merger related costs to materially differ from the final amounts. The estimate is comprised of the following amounts:

                                                 (DOLLARS IN MILLIONS)
Professional services..........................          $11.0
Compensation arrangements......................           10.0
Write-off of fixed and intangible assets.......           14.5
Other..........................................            2.0
                                                         -----
                                                         $37.5
                                                         =====

     The unaudited pro forma combined condensed financial statements do not reflect the transition costs described above or any additional unanticipated transition costs to be incurred during 1999 or thereafter, nor do they reflect any anticipated cost savings.

UNAUDITED PRO FORMA FINANCIALS

                               RADIAN GROUP INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1998


                                                 HISTORICAL   HISTORICAL    PRO FORMA     PRO FORMA
                                                    CMAC        AMERIN     ADJUSTMENTS     COMBINED
                                                 ----------   ----------   -----------    ----------
                                                                                  (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)
ASSETS
  Investments..................................    736,310     $439,142       $  --       $1,175,452
  Cash.........................................      2,191        7,186          --            9,377
  Deferred policy acquisition costs............     32,144       16,839          --           48,983
  Prepaid federal income taxes.................    103,763       45,000          --          148,763
  Other assets.................................     93,765       37,065          --          130,830
                                                  --------     --------       -----       ----------
          TOTAL ASSETS.........................   $968,173     $545,232       $  --       $1,513,405
                                                  ========     ========       =====       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Unearned premiums............................   $ 49,424     $ 26,114       $  --       $   75,538
  Reserve for losses...........................    201,276       43,849          --          245,125
  Deferred federal income taxes................    112,055       54,221          --          166,276
  Other liabilities............................     42,449       11,818          --           54,267
                                                  --------     --------       -----       ----------
          Total liabilities....................    405,204      136,002          --          541,206
                                                  --------     --------       -----       ----------
  Redeemable preferred stock...................     40,000           --          --           40,000
                                                  --------     --------       -----       ----------
Common Stockholders' Equity
  Common stock.................................         23          266        (252)(1)           37
  Additional paid-in capital...................    185,219      321,811         252 (1)      507,282
  Retained earnings............................    331,201       76,205          --          407,406
  Net unrealized gains on investments, net of
     tax.......................................      6,526       10,948          --           17,474
                                                  --------     --------       -----       ----------
          Total common stockholders' equity....    522,969      409,230          --          932,199
                                                  --------     --------       -----       ----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
            EQUITY.............................   $968,173     $545,232       $  --       $1,513,405
                                                  ========     ========       =====       ==========


                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.
                                                  UNAUDITED PRO FORMA FINANCIALS

                               RADIAN GROUP INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                 HISTORICAL   HISTORICAL    PRO FORMA       PRO FORMA
                                                    CMAC        AMERIN     ADJUSTMENTS      COMBINED
                                                 ----------   ----------   -----------      ---------
                                                                                  (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums earned..............................   $282,152     $123,100     $     --        $405,252
  Net investment income........................     38,550       21,312           --          59,862
  Other income.................................     12,264        1,515        4,694(2)       18,473
                                                  --------     --------     --------        --------
          Total revenues.......................    332,966      145,927        4,694         483,587
                                                  --------     --------     --------        --------
EXPENSES
  Provision for losses.........................    132,023       34,354           --         166,377
  Policy acquisition costs.....................     36,139       22,340           --          58,479
  Other operating expenses.....................     38,980       16,046        4,694(2)       59,720
  Merger expenses..............................         --        1,098           --           1,098
                                                  --------     --------     --------        --------
          Total expenses.......................    207,142       73,838        4,694         285,674
                                                  --------     --------     --------        --------
  Pretax income................................    125,824       72,089           --         197,913
  Provision for income taxes...................     34,770       20,906           --          55,676
                                                  --------     --------     --------        --------
          Net income...........................   $ 91,054     $ 51,183     $     --        $142,237
                                                  ========     ========     ========        ========
Net income per common share -- basic...........   $   3.87     $   1.94     $     --        $   3.78
                                                  ========     ========     ========        ========
Net income per common share -- diluted.........   $   3.72     $   1.92     $     --        $   3.67
                                                  ========     ========     ========        ========
Average number of common shares
  outstanding -- basic.........................     22,657       26,374      (12,309)(1)      36,722
                                                  ========     ========     ========        ========
Average number of common and common equivalent
  shares outstanding -- diluted................     23,574       26,702      (12,462)(1)      37,814
                                                  ========     ========     ========        ========


             See accompanying Notes to Unaudited Pro Forma Combined
                        Condensed Financial Statements.
UNAUDITED PRO FORMA FINANCIALS

                               RADIAN GROUP INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                           HISTORICAL     HISTORICAL       PRO FORMA        PRO FORMA
                                              CMAC          AMERIN        ADJUSTMENTS       COMBINED
                                           ----------    -------------    -----------       ---------
                                                                                  (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums earned........................  $ 237,710       $  92,329       $     --         $ 330,039
  Net investment income..................     33,787          18,607             --            52,394
  Other income...........................      5,813           1,167            568(2)          7,548
                                           ---------       ---------       --------         ---------
          Total revenues.................    277,310         112,103            568           389,981
                                           ---------       ---------       --------         ---------
EXPENSES
  Provision for losses...................    117,149          30,272             --           147,421
  Policy acquisition costs...............     31,287          10,520             --            41,807
  Other operating expenses...............     26,381          14,643            568(2)         41,592
                                           ---------       ---------       --------         ---------
          Total expenses.................    174,817          55,435            568           230,820
                                           ---------       ---------       --------         ---------
  Pretax income..........................    102,493          56,668             --           159,161
  Provision for income taxes.............     27,526          15,909             --            43,435
                                           ---------       ---------       --------         ---------
          Net income.....................  $  74,967       $  40,759       $     --         $ 115,726
                                           =========       =========       ========         =========
Net income per common share -- basic.....  $    3.19       $    1.56       $     --         $    3.09
                                           =========       =========       ========         =========
Net income per common share -- diluted...  $    3.06       $    1.54       $     --         $    2.99
                                           =========       =========       ========         =========
Average number of common shares
  outstanding -- basic...................     22,471          26,119        (12,190)(1)        36,400
                                           =========       =========       ========         =========
Average number of common and common
  equivalent shares
  outstanding -- diluted.................     23,416          26,483        (12,360)(1)        37,539
                                           =========       =========       ========         =========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.
                                                  UNAUDITED PRO FORMA FINANCIALS

                               RADIAN GROUP INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                HISTORICAL    HISTORICAL     PRO FORMA      PRO FORMA
                                                   CMAC         AMERIN      ADJUSTMENTS     COMBINED
                                                ----------    ----------    -----------     ---------
                                                                                   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES
  Premiums earned.............................   $187,921      $62,349        $    --       $250,270
  Net investment income.......................     30,011       16,871             --         46,882
  Other income................................      4,664          161              2(2)       4,827
                                                 --------      -------        -------       --------
          Total revenues......................    222,596       79,381              2        301,979
                                                 --------      -------        -------       --------
EXPENSES
  Provision for losses........................     91,894       20,681             --        112,575
  Policy acquisition costs....................     26,850        8,485             --         35,335
  Other operating expenses....................     21,277       10,623              2(2)      31,902
                                                 --------      -------        -------       --------
          Total expenses......................    140,021       39,789              2        179,812
                                                 --------      -------        -------       --------
  Pretax income...............................     82,575       39,592             --        122,167
  Provision for income taxes..................     20,354       11,363             --         31,717
                                                 --------      -------        -------       --------
          Net income..........................   $ 62,221      $28,229        $    --       $ 90,450
                                                 ========      =======        =======       ========
Net income per common share -- basic..........   $   2.64      $  1.08        $    --       $   2.41
                                                 ========      =======        =======       ========
Net income per common share -- diluted........   $   2.55      $  1.07        $    --       $   2.35
                                                 ========      =======        =======       ========
Average number of common shares outstanding --
  basic.......................................     22,340       26,038        (12,152)(1)     36,226
                                                 ========      =======        =======       ========
Average number of common and common equivalent
  shares outstanding -- diluted...............     23,110       26,351        (12,298)(1)     37,163
                                                 ========      =======        =======       ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.
UNAUDITED PRO FORMA FINANCIALS

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- EXCHANGE RATIO

     Under the merger agreement, each outstanding share of Amerin common stock will be converted into 0.5333 shares of Radian common stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.

NOTE 2 -- PRO FORMA ADJUSTMENTS

     A pro forma adjustment has been made to conform the presentation of contract underwriting income earned by Amerin's financial services business from Other operating expenses to Other income.

NOTE 3 -- MERGER-RELATED EXPENSES

     In connection with the merger, the companies expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the merger. The merger-related expenses will be charged to expense in the period in which the merger is consummated, or in subsequent periods when incurred. See the items listed under "Unaudited Pro Forma Combined Condensed Financial Statements" on pages 29 and 30 for information related to merger-related transition costs and expenses.

                                                  UNAUDITED PRO FORMA FINANCIALS

                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF AMERIN'S FINANCIAL ADVISOR

     Amerin requested DLJ, in its role as financial advisor to Amerin, to render an opinion to the Amerin board as to the fairness from a financial point of view to the stockholders of Amerin of the exchange ratio. On November 19, 1998, DLJ indicated to the Amerin board that DLJ was prepared to deliver its opinion to the effect that, as of such date, the exchange ratio was fair to the holders of Amerin common stock from a financial point of view. On November 22, 1998, DLJ delivered its oral opinion, which was subsequently confirmed in writing, to the Amerin board that, as of such date, and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio was fair from a financial point of view to the stockholders of Amerin.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX IV. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. AMERIN STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH THE DLJ OPINION.

     The DLJ opinion was prepared for the Amerin board and was directed only to the fairness from a financial point of view, as of the date thereof, of the exchange ratio to the holders of Amerin common stock. The senior management teams of CMAC and Amerin negotiated the exchange ratio. The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. You should understand that, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion. DLJ expressed no opinion in the DLJ opinion as to the prices at which Amerin common stock or CMAC common stock would actually trade at any time. The DLJ opinion does not address the relative merits of the merger and the other business strategies considered by the Amerin board nor does it address the Amerin board's decision to proceed with the merger. The DLJ opinion does not constitute a recommendation to any Amerin stockholder as to how such stockholder should vote on the merger.

     In arriving at the DLJ opinion, DLJ reviewed the merger agreement. DLJ also reviewed financial and other information that was publicly available or furnished to DLJ by Amerin and CMAC, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were financial projections of Amerin for the five years ended December 31, 2002 prepared by the management of Amerin and financial projections of CMAC for the three years ended December 31, 2000 prepared by the management of CMAC. In addition, DLJ compared financial and securities data of Amerin and CMAC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Amerin common stock and CMAC common stock, and conducted such other financial studies, analyses and investigations DLJ deemed appropriate for purposes of rendering the DLJ opinion. Amerin did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

     In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Amerin and CMAC or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the managements of Amerin and CMAC of the operating synergies achievable as a result of the merger. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Amerin and CMAC as to the future operating and financial performance of Amerin and CMAC, respectively. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of

OPINIONS OF FINANCIAL ADVISORS
any of the information reviewed by DLJ. DLJ assumed that the merger will qualify as a pooling of interests transaction under generally accepted accounting principles and as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     The following is a summary of the presentation made by DLJ to the Amerin board at its November 19, 1998 meeting in connection with rendering the DLJ opinion. Unless otherwise specified, synergies as referred to below, include expense savings and revenue enhancements resulting from the merger, as estimated by the managements of Amerin and CMAC, and assume $15 million of annual synergies realized in pro forma 1998 and 1999 and $20 million for the years thereafter.


     Exchange Ratio Analysis Based on Comparable Company Analysis. DLJ compared the exchange ratio to the range of exchange ratios implied by the relative valuations of Amerin's and CMAC's stock based on the equity trading valuations of other publicly traded mortgage insurance companies, including MGIC Investment Corporation, The PMI Group, Inc. and Triad Guaranty, Inc., believed by DLJ to be comparable. DLJ analyzed the equity value of each of such peer mortgage insurance companies, using trading valuations as of November 17, 1998, measured as a multiple of selected financial data, including earnings per share, excluding after tax realized investment gains or losses, for the twelve month period ended September 30, 1998, 1998 estimated earnings per share and 1999 estimated earnings per share. The 1998 and 1999 estimated earnings per share for the peer mortgage insurance companies were based on First Call mean earnings per share estimates. Based on this analysis, DLJ developed a range of valuation multiples equal to nine to thirteen times future earnings. These valuation multiples were then applied to respective managements' projected 1999 earnings per share to determine the range of equity valuations of Amerin and CMAC. The valuation ranges of Amerin and CMAC were compared to each other to develop a range of exchange ratios. The analysis resulted in a range of exchange ratios of
0.3581 to 0.7471. This range of exchange ratios includes the exchange ratio for the merger.


     Exchange Ratio Analysis Based on the Relative Contributions of Amerin and CMAC. DLJ compared the exchange ratio for the merger to the range of exchange ratios implied by the relative contributions of Amerin and CMAC to the pro forma combined company. In this analysis, DLJ examined the relative contributions of Amerin and CMAC to the pro forma combined entity based on selected financial data, assuming no synergies. The analysis was as of September 30, 1998 for balance sheet items and for the twelve months ended September 30, 1998 for income statement items. A summary of the relative contributions of Amerin to the pro forma combined company and the corresponding implied exchange ratios is as follows:

- 33.3% of the pro forma primary insurance in force, implying an exchange ratio of 0.4387;

- 35.3% of the pro forma combined total risk in force, implying an exchange ratio of 0.4795;

- 37.0% of the pro forma total assets, implying an exchange ratio of 0.5166;

- 44.4% of the pro forma shareholders' equity, implying an exchange ratio of 0.7038;

- 40.3% of the pro forma statutory capital, implying an exchange ratio of 0.5933;

- 38.7% of the pro forma new insurance written, implying an exchange ratio of 0.5563;

- 30.0% of the pro forma net premiums written, implying an exchange ratio of 0.3788;

- 35.6% of the pro forma investment income, implying an exchange ratio of 0.4865;

- 36.8% of the net operating income, implying an exchange ratio of 0.5138; and

- 37.4% of the pro forma combined market capitalization implying an exchange ratio of 0.5260, based on November 17, 1998 market prices.

The analysis further produced the relative contribution by Amerin to the 1998, 1999 and 2000 projected earnings of the pro forma combined company, based on the respective managements' projections, of 37.5%, 36.9% and 36.8%, respectively, implying exchange ratios of 0.5277, 0.5144, and 0.5127, respectively. The
                                                  OPINIONS OF FINANCIAL ADVISORS
foregoing analysis indicated an overall average relative contribution of Amerin to the pro forma combined company of 36.9%, implying an average exchange ratio of 0.5155, which is below the exchange ratio for the merger. The range of exchange ratios resulting from the contribution analysis includes the exchange ratio for the merger. Based on the exchange ratio for the merger, and Amerin's and CMAC's respective November 1, 1998 common stock closing prices, Amerin stockholders will own in the aggregate 37.7% of the common stock of the combined company.

     Exchange Ratio Analysis Based on the Relative Discounted Theoretical Future Stock Prices of Amerin and CMAC. DLJ compared the exchange ratio for the merger to the range of exchange ratios implied by the relative discounted theoretical future stock prices of Amerin and CMAC. Such analysis was not conducted to project future stock prices, but rather was conducted only as a substitute analysis to a discounted cash flow analysis because DLJ believes that a discounted cash flow analysis is not a meaningful evaluation technique for Amerin and CMAC. DLJ determined a range of theoretical future stock prices as of December 31, 2002 for Amerin and CMAC based on a representative range of current trading multiples of the peer mortgage insurance companies and the earnings projections of the managements of Amerin and CMAC. The range of peer mortgage insurance companies trading multiples utilized were nine to thirteen times current earnings. DLJ estimated CMAC's 2002 earnings per share by applying First Call's long-term growth rate (15.5%) to CMAC management's projected 2000 earnings per share. The estimated theoretical future stock prices were discounted to the present by the respective estimated cost of equity capital of Amerin and CMAC equal to 15.4% and 14.9%, respectively. The resulting range of Amerin's and CMAC's discounted theoretical future stock prices were compared to each other to develop a range of implied exchange ratios. The analysis resulted in a range of implied exchange ratios of 0.4005 to 0.8356, which includes the exchange ratio for the merger.

     Exchange Ratio Analysis Based on the Relative Discounted Theoretical Future Stock Prices of Amerin and the Pro Forma Combined Company. DLJ compared the exchange ratio for the merger to the range of exchange ratios implied by the relative discounted theoretical future stock prices of Amerin and the pro forma combined company. Such analysis was not conducted to project future stock prices, but rather was conducted only as a substitute analysis to discounted cash flow analysis because DLJ believes that a discounted cash flow analysis generally is not a meaningful evaluation technique for insurance companies. DLJ determined a range of theoretical future stock prices as of December 31, 2002 for Amerin and the pro forma combined company based on a representative range of trading multiples of the peer mortgage insurance companies and the earnings projections of the management of Amerin. Earnings for 2002, however, were assumed to be equal to earnings for 2001, instead of using management's actual 2002 earnings forecasts, and the pro forma combined company. DLJ estimated the combined company's pro forma 2002 earnings per share by combining Amerin's, except as noted above, and CMAC's projected 2002 earnings per share and applying the assumed expense synergies. DLJ estimated CMAC's 2002 earnings per share by applying First Call's long-term growth rate (15.5%) to CMAC management's projected 2000 earnings per share. The estimated theoretical future stock prices were discounted to the present by the respective estimated cost of equity capital of Amerin and the pro forma combined company equal to 15.4% and 15.1%, respectively. The cost of equity capital of the pro forma combined company was estimated to be equal to the equity value based weighted average of Amerin's and CMAC's cost of equity capital. The resulting range of Amerin's and the pro forma combined company's theoretical discounted future stock prices were compared to each other to develop a range of implied exchange ratios. The analysis resulted in a range of implied exchange ratios of 0.3482 to 0.7265, which includes the exchange ratio for the merger.

     Exchange Ratio Analysis Based on the Historical Stock Trading Relationship of Amerin and CMAC. DLJ compared the exchange ratio for the merger to the range of implied exchange ratios resulting from Amerin's and CMAC's historical stock trading prices. DLJ examined the history of the trading prices and their relative relationships or exchange ratios for both Amerin and CMAC for the twelve months ended November 17, 1998 and for the approximately three-year period since Amerin's initial public offering on November 22, 1995. The relative relationships of Amerin and CMAC stock prices during the first period

OPINIONS OF FINANCIAL ADVISORS
examined resulted in a range of implied exchange ratios of 0.4030 to 0.6719, with an average exchange ratio of 0.4794, while the relative common stock relationships during the second period examined resulted in a range of implied exchange ratios equal to 0.4030 to 1.2159, with an average exchange ratio of
0.5796. Both periods examined resulted in a range of implied exchange ratios that includes the exchange ratio for the merger.

     Pro Forma Financial Analysis. DLJ analyzed the pro forma financial effects resulting from the merger. In conducting its analysis, DLJ relied upon financial projections provided by the managements of Amerin and CMAC. DLJ analyzed the pro forma effect of the merger on the earnings per share, stockholders' equity per share, dividend yield and ownership of the pro forma combined company. Amerin's and CMAC's managements have indicated that they believe that the merger will offer consolidated opportunities which will result in the synergies described above. DLJ incorporated estimates of such synergies provided by the managements of Amerin and CMAC in its analysis, although DLJ did not express any opinion as to the likelihood of such synergies being realized. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. DLJ compared the projected earnings per share, book value per share and dividend per share of Amerin and CMAC on a stand-alone basis to Amerin and CMAC shareholders' projected pro forma earnings per share, book value per share and dividend yield of the pro forma combined company. The analysis estimates that the earnings per share to each Amerin shareholder is 7.4%, 8.1% and 9.5% accretive in pro forma 1998, 1999 and 2000, respectively, while the earnings per share to each CMAC shareholder is 6.6%, 4.9% and 6.0% accretive in pro forma 1998, 1999 and 2000. The analysis also estimates that the book value per share to each Amerin shareholder will be 14.8% dilutive as of December 31, 1998, while the book value per share to each CMAC stockholder will be 9.0% accretive as of December 31, 1998. On a pro forma basis, each Amerin shareholder will receive a dividend equal to approximately six cents per share.

     The chart below summarizes the resulting ranges of implied exchange ratios based on DLJ's analysis. For a detailed description of each of DLJ's analyses see the analyses discussed above.

PUBLIC|COMPARABLES|ANALYSIS                                                0.3581                             0.7471
---------------------------                                                ------                             ------
Relative|Contribution|Analysis                                             0.3778                             0.7038
Discounted Future|Stock Price|Amerin/CMAC                                  0.4005                             0.8356
Discounted Future|Stock Price|Amerin/Combined                              0.3482                             0.7265
Historical Stock|Trading Relationship|11/13/97-11/17/98                    0.4030                             0.6719
Historical Stock Trading|Relationship|11/22/95-11/17/98                    0.4030                             1.2159

     The summary set forth above is not intended to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Amerin board on November 19, 1998 in connection with preparation of the DLJ opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in

                                                  OPINIONS OF FINANCIAL ADVISORS
isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Amerin that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Under the terms of an engagement agreement dated October 13, 1998 between Amerin and DLJ, Amerin has paid DLJ a fee of $750,000 and, upon completion of the merger, will pay an additional amount equal to six-tenths of one percent (0.60%) of the aggregate enterprise value of Radian, less the $750,000 previously paid. In addition, Amerin agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against liabilities relating to or arising out of its engagement, including liabilities under U.S. federal securities laws. DLJ and Amerin negotiated the terms of the fee arrangement, and the Amerin board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon completion of the merger. DLJ believes that the terms of this fee arrangement are customary in transactions of this nature.

     As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the accounts of customers, in equity or debt securities of Amerin or CMAC. DLJ co-managed Amerin's initial public offering of common stock in November 1995 and its follow-on common stock offering in February 1997, and received usual and customary compensation for its services.

OPINION OF CMAC'S FINANCIAL ADVISOR

     On November 22, 1998, Schroders delivered its opinion to the CMAC board dated November 22, 1998, to the effect that, as of such date and based upon assumptions made, matters considered and limits of review, as set forth in such opinion, the exchange ratio was fair from a financial point of view to CMAC.

     A COPY OF THE SCHRODERS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY SCHRODERS, IS ATTACHED HERETO AS APPENDIX III AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF CMAC ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE SCHRODERS OPINION IS ADDRESSED TO THE CMAC BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO CMAC. IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CMAC STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE MERGER. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN CMAC AND AMERIN AND WAS APPROVED BY THE CMAC BOARD.

OPINIONS OF FINANCIAL ADVISORS

     In connection with rendering its opinion, Schroders reviewed and analyzed, among other things, the following:

- a draft of the merger agreement dated November 19, 1998;

- publicly available information relating to CMAC and Amerin that Schroders deemed relevant;

- financial and operating information, including financial forecasts, prepared by or on behalf of CMAC and Amerin and provided to Schroders for purposes of its analysis;

- financial and stock market data relating to CMAC and Amerin;

- publicly available information with respect to other companies that Schroders believed to be comparable to Amerin or CMAC; and

- publicly available information concerning the nature and terms of other transactions that Schroders considered to be reasonably comparable to the transactions contemplated by the merger agreement or otherwise relevant to its inquiry.

     Schroders also held discussions with members of senior managements of CMAC and Amerin to review and discuss the information reviewed by Schroders and, among other matters, Amerin's and CMAC's respective businesses, operations, assets, financial condition and future prospects before and after giving effect to the merger. Schroders also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant, including Schroders' assessment of general economic, market and monetary conditions.

     In preparing the Schroders opinion, Schroders assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Schroders or discussed with or reviewed by or for Schroders by CMAC and Amerin, or otherwise publicly available, and did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of CMAC or Amerin. In addition, although representatives of Schroders visited material properties of CMAC, Schroders did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of CMAC or Amerin. With respect to the financial forecast information furnished to or discussed with Schroders by CMAC and Amerin, including projected cost savings and operating synergies resulting from the merger, Schroders assumed that such forecasts had been reasonably prepared and reflected the best currently available estimates and judgments of CMAC or Amerin management as to the expected future financial performance of CMAC or Amerin, as the case may be. Schroders expresses no opinion with respect to such forecasts or the assumptions upon which they are based. Schroders further assumed, with CMAC's consent, that:

- the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;

- the merger will be accounted for as a pooling of interests under U.S. generally accepted accounting principles;

- any material liabilities, contingent or otherwise, known or unknown, of CMAC and Amerin are as set forth in the consolidated financial statements of CMAC and Amerin, respectively;

- in the course of obtaining the necessary regulatory or other consents and approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger; and

- the final form of the merger agreement would be substantially similar to the last draft reviewed by Schroders.

     The matters considered by Schroders in arriving at the Schroders opinion are necessarily based on numerous macroeconomic, market, operating, financial and other conditions and assumptions with respect to industry performance, general business and economic conditions and other matters as they existed and
                                                  OPINIONS OF FINANCIAL ADVISORS
could be evaluated on, and on the information made available to Schroders, as of the date of such opinion. Many of such factors are beyond the control of CMAC and Amerin, and involve the application of complex methodologies and educated judgments. Any estimates contained in Schroders' analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth in this joint proxy statement/prospectus. Estimated values are not intended to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty. Actual results of operations may be different from the results assumed in such estimates. Schroders did not express any opinion as to the prices at which CMAC common stock will trade following the announcement or completion of the merger, which, Schroders noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the prices of securities. The Schroders opinion does not present a discussion of the relative merits of the merger as compared with any other business plan or opportunity that might be presented to CMAC, including alternative business combinations with third parties, or the effect of any other arrangement in which CMAC might engage.

     Set forth below is a summary of the material financial and comparative analyses used by Schroders in connection with providing its opinion to the CMAC board.

     Pro Forma Merger Analysis. Schroders prepared a pro forma analysis of the financial impact of the merger on CMAC. Based upon diluted earnings per common share estimates for CMAC and Amerin prepared by the respective managements of CMAC and Amerin for 1999 and 2000, Schroders compared the diluted earnings per common share estimate of CMAC, on a stand-alone basis, to the diluted earnings per common share estimate of the pro forma combined company before the impact of one-time merger-related costs but after giving effect to the estimated impact of synergies and integration costs as estimated by CMAC management and assuming the merger will be accounted for as a pooling of interests for 1999. This analysis showed that the merger would be modestly accretive to CMAC on an earnings per common share basis in 1999 and 2000.

     Additionally, Schroders compared the projected book value per common share of CMAC at December 31, 1998 on a stand-alone basis to that of the pro forma combined company after giving effect to the estimated impact of transaction and restructuring costs, as estimated by CMAC management. This analysis showed that the merger would be accretive to CMAC on a projected book value per common share basis at December 31, 1998.

     Schroders also analyzed the pro forma impact of the merger on CMAC's capital structure based on 1998 year-end financial forecasts provided by management of CMAC and Amerin, respectively. This analysis showed that CMAC's total assets would increase from $837 million as of December 31, 1998 to approximately $1,301 million pro forma for the merger. CMAC's total common shareholder's equity would increase from $518 million as of December 31, 1998 to approximately $900 million pro forma for the merger.

     Stock Price and Exchange Ratio Analyses. Schroders reviewed the closing prices of CMAC common stock and Amerin common stock over the period from July 29, 1997 through November 18, 1998. CMAC common stock declined from a closing price of $46.938 per share on July 29, 1997 to a closing price of $40.688 per share on November 18, 1998 with a high and low per share closing price during the period of $69.250 and $28.000, respectively. During the same period, Amerin common stock declined from a closing price of $24.313 per share to a closing price of $20.000 per share with a high and low per share closing price during the period of $33.688 and $13.813, respectively.

     In addition, Schroders analyzed the ratios of closing stock prices per share of Amerin common stock to CMAC common stock as reported on the New York Stock Exchange during various periods. Schroders observed that from July 29, 1997 through November 18, 1998, the high of the ratios was 0.6719 and the low of the ratios was 0.4030. Schroders also calculated the average of the ratios of the closing stock price per share of Amerin common stock and CMAC common stock for various periods ending November 18, OPINIONS OF FINANCIAL ADVISORS

1998. The exchange ratio was 4% greater than the average ratio of the closing price of Amerin common stock to the closing price of CMAC common stock over the previous 30 trading days.

     Selected Companies Analyses. Schroders reviewed and compared actual and estimated selected financial, operational and stock market information for CMAC and Amerin with corresponding information for the following publicly traded mortgage insurers; MGIC Investment Corporation, The PMI Group, Inc. and CMAC, based on publicly available information and the mean earnings estimates from First Call for MGIC Investment Corp. and PMI Group, and the forecasts of management for CMAC and Amerin. Such analysis indicated, among other things, that, based on closing stock prices as of November 18, 1998 and financial data as of September 30, 1998, the mean price-earnings per common share multiples for such publicly traded mortgage insurers on a latest twelve months, estimated 1998 and estimated 1999 bases was 11.6x, 11.5x and 10.0x, respectively, as compared to the corresponding multiples of 11.5x, 11.2x and 9.6x for the merger, and the mean price as a multiple of book value per common share was 2.2x for such publicly traded mortgage insurers as compared to a multiple of 1.4x for the merger.

     Selected Merger of Equals Transaction Analysis. Using publicly available information, Schroders reviewed the material terms and financial characteristics, including the premium or discount of the offer value per common share on November 18, 1998 over the closing price four weeks prior to announcement of a transaction and the premium or discount of the offer value per common share on November 18, 1998 over the average closing price during the 250 trading days prior to announcement of a transaction, of thirteen financial services company merger or acquisition transactions publicly announced since January 1, 1995 which Schroders deemed to be comparable to the merger. The financial services company merger or acquisition transactions considered by Schroders in its analysis consisted of the following transactions, which are identified by acquiror/acquiree:

Banknorth Group/Evergreen Bancorp
Citizens Bancshares/Mid Am Incorporated
Mercantile Bancorp/Firstbank of Illinois
First Union/CoreStates Financial
Provident Companies/Paul Revere
Chemical Banking Corporation/Chase Manhattan
Fleet Financial Group/Shawmut National   Corporation
Santa Barbara Bancorp/Pacific Capital Bancorp
Banc One/First Chicago NBD
First American Corporation/Deposit Guaranty
First Bank System/US Bancorp
CoreStates Financial/Meridian Bancorp
First Union/First Fidelity Bancorp

     The mean for these transactions of the four week premium and the 250 trading day average premium were 27% and 32%, respectively. These compare to 45% and 19% discount for the merger. Schroders observed that the CMAC common stock closing price per share on November 18, 1998 represented an increase of 40% over the four week prior closing price per share and a decline of 27% from the 250 trading day average price per share.

     Selected Insurance Acquisitions Analysis. Using publicly available information, Schroders reviewed the material terms and financial characteristics, including offer price-to-book value per common share multiple and price-to-forward estimated earnings per common share multiple, of nine insurance company merger or acquisition transactions publicly announced since January 1, 1996 which Schroders deemed to be pertinent to the merger. The insurance company merger or acquisition transactions considered by Schroders in its analysis consists of the following transactions, which are identified by acquiror/acquiree:

Berkshire Hathaway/General Re
St. Paul Companies/USF&G Corporation
SAFECO/American States Financial
Munich Re/American Re
Provident Companies/Paul Revere
Nationwide Mutual Insurance Company/Allied
  Group
MBIA/CapMAC Holdings
HCC Insurance Holding/Avemco
General Re/National Re

     The mean for these transactions of price-to-book value per common share multiple and price-to-forward estimated earnings per common share multiple were 2.6x and 15.6x, respectively, with a high of

                                                  OPINIONS OF FINANCIAL ADVISORS

3.9x and 20.8x and a low of 1.4x and 10.8x, respectively. These compare favorably to multiples of 1.4x and 9.6x for the merger.

     Relative Contribution Analysis. Schroders performed an analysis of the respective financial contributions of CMAC and Amerin to the pro forma combined company on several bases. This analysis demonstrated that CMAC and Amerin would contribute

- 67% and 33%, respectively, to primary insurance in force as of September 30, 1998;

- 65% and 35%, respectively, to risk in force as of September 30, 1998;

- 63% and 37%, respectively, to total assets as of September 30, 1998;

- 56% and 44%, respectively, to total common equity as of September 30, 1998;

- 61% and 39%, respectively, to new primary insurance written over the previous twelve month period ending September 30, 1998;

- 70% and 30%, respectively, to net premiums written over the previous twelve month period ending September 30, 1998;

- 64% and 36%, respectively, to investment income over the previous twelve month period ending September 30, 1998;

- 63% and 37%, respectively, to net income over the previous twelve month period ending September 30, 1998;

- 63% and 37%, respectively, to forecast net income for the year ending December 31, 1998;

- 64% and 36%, respectively, to forecast net income for the year ending December 31, 1999; and

- 64% and 36%, respectively, to market capitalization as of November 18, 1998.

     Schroders calculated that the exchange ratio would result in an allocation between the holders of CMAC common stock and Amerin common stock of pro forma ownership of the combined entity equal to 62% and 38%, respectively.

     The foregoing summary is not intended to be a complete description of the analyses performed by Schroders or of its presentation to the CMAC board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Schroders believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Schroders, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Schroders and its opinion. Schroders made no attempt to assign specific weights to particular analyses. No company or transaction used in the above analyses as a comparison is identical to CMAC or Amerin or the transactions contemplated by the merger agreement.

     Schroders, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroders has rendered various investment banking and other advisory services to CMAC in the past and may render such services in the future, for which it has received, and may continue to receive, customary compensation from CMAC. In the ordinary course of business, Schroders and its affiliates may actively trade the equity securities of CMAC and Amerin for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In its engagement letter with Schroders, CMAC has agreed to pay Schroders a transaction fee equal to $3.3 million, of which $1.65 million was paid upon mailing of this proxy statement and the balance of which will be paid upon completion of the merger. If the merger is not completed and, during the term of OPINIONS OF FINANCIAL ADVISORS

Schroder's engagement or within 24 months thereafter, CMAC receives a break-up, termination, topping, expense reimbursement or similar fee or payment, Schroders will be entitled to an additional cash fee equal to 20% of such fee or payment, up to a maximum of $1.65 million. CMAC has agreed to reimburse Schroders for its out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Schroders and related persons against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. The fact that a portion of Schroders' fee is contingent on completion of the merger and Schroders participated in negotiation of the merger agreement, may create a conflict of interest for Schroders that CMAC shareholders may want to take into account when considering the Schroders opinion. According to Schroders, however, the fees payable to Schroders in connection with the merger are insignificant when compared to Schroders' total gross revenues.

                                                  OPINIONS OF FINANCIAL ADVISORS

                      OWNERSHIP OF CMAC, AMERIN AND RADIAN

     The following table sets forth information regarding the beneficial ownership of the CMAC common stock and the Amerin common stock as of the date of this joint proxy statement/prospectus of:

     - Each person known by either CMAC or Amerin to own beneficially more than 5% of the outstanding shares of the CMAC common stock or Amerin common stock.

     - Each director of CMAC and Amerin.

     - The chief executive officer and the four other most highly compensated executive officers of each of CMAC and Amerin.

     - All directors and executive officers of CMAC as a group.

     - All directors and executive officers of Amerin as a group.

     The following table also sets forth information regarding the beneficial ownership of Radian common stock, on a pro forma basis after giving effect to the merger, by such persons based on their ownership of CMAC common stock and Amerin common stock as of the date of this joint proxy statement/prospectus and the exchange ratio in the merger. Unless otherwise indicated below, to the knowledge of CMAC and Amerin, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                                                                              PRO FORMA
                                 BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF
                                    CMAC COMMON STOCK         AMERIN COMMON STOCK        RADIAN COMMON STOCK
NAME OF BENEFICIAL OWNER         -----------------------    -----------------------    -----------------------
------------------------           SHARES       PERCENT       SHARES       PERCENT      SHARES         PERCENT
EXECUTIVE OFFICER AND DIRECTORS  ----------     --------    ----------     --------    ---------       -------
Herbert Wender (1)..........       261,500         1.2%            --          --        261,500           *
Frank P. Filipps (2)........       167,234           *             --          --        167,234           *
Paul F. Fischer (3).........        50,559           *             --          --         50,559           *
Douglas J. MacLeod (4)......        96,181           *             --          --         96,181           *
James C. Miller (5).........        44,995           *             --          --         44,995           *
C. Robert Quint (6).........        65,267           *             --          --         65,267           *
David C. Carney (7).........        20,600           *             --          --         20,600           *
James W. Jennings (8).......        19,600           *             --          --         19,600           *
Ronald W. Moore (9).........        19,000           *             --          --         19,000           *
Robert W. Richards (10).....        18,500           *             --          --         18,500           *
Anthony W. Schweiger (11)...        19,000           *             --          --         19,000           *
Claire M. Fagin (12)........        12,000           *             --          --         12,000           *
William Carroll (13)........           356           *             --          --            356           *
Gerald L. Friedman (14).....            --          --      1,267,742         4.8%       676,086         1.8%
Alan F. Goldberg (15).......            --          --        705,018         2.7%       375,986         1.0%
Howard I. Hoffen (15).......            --          --        705,018         2.7%       375,986         1.0%
David I. Vickers (16).......            --          --         10,821           *          5,770           *
Larry E. Swedroe (17).......            --          --          2,760           *          1,471           *
Randolph C. Sailer II (18)..            --          --         17,998           *          9,598           *
Roy J. Kasmar (19)..........            --          --        334,400         1.3%       178,335           *
Jerome J. Selitto (20)......            --          --        328,840         1.2%       175,370           *
William V. Nardiello (21)...            --          --         57,915           *         30,886           *
Albert V. Will (22).........            --          --         46,335           *         24,710           *

OWNERSHIP OF CMAC, AMERIN AND RADIAN

                                                                                              PRO FORMA
                                 BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF
                                    CMAC COMMON STOCK         AMERIN COMMON STOCK        RADIAN COMMON STOCK
NAME OF BENEFICIAL OWNER         -----------------------    -----------------------    -----------------------
------------------------           SHARES       PERCENT       SHARES       PERCENT      SHARES         PERCENT
EXECUTIVE OFFICER AND DIRECTORS  ----------     --------    ----------     --------    ---------       -------
All executive officers and
  directors of CMAC as a group
  (13 persons)..............       794,792         3.5%            --          --        794,792         2.2%
All executive officers and
  directors of Amerin as a
  group (10 persons)........            --          --      2,771,829        10.5%     1,478,216         4.0%
FIVE PERCENT HOLDERS
Morgan Stanley Dean Witter &
  Co. (23)..................     1,437,352         6.3%            --          --      1,437,352         3.9%
First Plaza Group Trust (24)...         --          --      1,350,189         5.1%       720,055         2.0%
Jurika & Voyles, L.P. (25)..            --          --      1,976,033         7.5%     1,053,818         2.9%
Legg Mason, Inc. (26).......            --          --      1,800,613         6.8%       960,266         2.6%
Lazard Freres & Co. LLC (27)...         --          --      1,617,517         4.4%       862,622         2.3%
Mellon Bank Corporation (28)...         --          --      1,457,095         5.5%       777,068         2.1%

-------------------------
   * Less than one percent.

 (1) Includes 235,500 shares of CMAC common stock that may be acquired upon exercise of director stock options.

 (2) Includes 1,984 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/prospectus, as to which the employee has dispositive power and 161,250 shares of CMAC common stock that may be acquired upon exercise of employee options.

 (3) Includes 2,385 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/prospectus, as to which the employee has dispositive power and 47,125 shares of CMAC common stock that may be acquired upon exercise of employee stock options.

 (4) Includes 2,205 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/prospectus, as to which the employee has dispositive power and 93,750 shares of CMAC common stock that may be acquired upon exercise of employee stock options.

 (5) Includes 3,795 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/prospectus that Mr. Miller accumulated during his time as an employee of CMAC, and 3,000 shares of CMAC common stock that may be acquired upon exercise of director stock options. Also includes 200 shares owned by Mr. Miller's daughter as to which he disclaims beneficial ownership.

 (6) Includes 3,117 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/prospectus, as to which the employee has dispositive power and 60,750 shares of CMAC common stock that may be acquired upon exercise of employee stock options.

 (7) Includes 18,000 shares of CMAC common stock that may be acquired upon exercise of director stock options.

                                            OWNERSHIP OF CMAC, AMERIN AND RADIAN

 (8) Includes 17,000 shares of CMAC common stock that may be acquired upon exercise of director stock options.

 (9) Includes 18,000 shares of CMAC common stock that may be acquired upon exercise of director stock options.

(10) Includes 18,000 shares of CMAC common stock that may be acquired upon exercise of director stock options.

(11) Includes 13,500 shares of CMAC common stock that may be acquired upon exercise of director stock options.

(12) Includes 12,000 shares of CMAC common stock that may be acquired upon exercise of director stock options.

(13) Includes 356 shares of CMAC common stock allocable to employee contributions under the CMAC Investment Corporation Savings Incentive Plan as of the date of this joint proxy statement/ prospectus, as to which the employee has dispositive power.

(14) Includes 111,200 shares of Amerin common stock issuable upon exercise of stock options, 7,500 shares held by the Friedman Family Foundation, a private charitable foundation, 30,000 shares held by the Gerald L. Friedman Charitable Remainder Unitrust of 1997, a charitable remainder trust, 30,000 shares held by the Sheree A. Friedman Charitable Remainder Unitrust of 1997, a charitable remainder trust, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by the Sarah Beth Friedman 1989 Trust, a trust created for the benefit of Mr. Friedman's daughter, 6,875 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Rachael
     L. Friedman (Mr. Friedman's daughter), 7,000 shares (as to which Mr. Friedman disclaims beneficial ownership) held by Daniel B. Rand and 166,800 options that are exercisable upon completion of the merger.

(15) As of September 1998. All of the shares shown are held by two wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co. Mr. Goldberg and Mr. Hoffen are a Managing Director and principal, respectively, of Morgan Stanley & Co., Incorporated, an affiliate of Morgan Stanley Dean Witter & Co. Share data shown for such individuals reflects shares shown as held by the two wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co., as to which such individuals disclaim beneficial ownership.

(16) Includes 8,321 shares of Amerin common stock issuable upon exercise of vested stock options.

(17) Includes 667 shares of Amerin common stock issuable upon exercise of vested stock options.

(18) Includes 17,998 shares of Amerin common stock issuable upon exercise of vested stock options.

(19) Includes 10,950 shares as to which restrictions on transferability will lapse upon completion of the merger, 131,324 shares of Amerin common stock issuable upon exercise of vested stock options and 181,241 stock options that will vest upon completion of the merger.

(20) Includes 123,950 shares of Amerin common stock issuable upon exercise of vested stock options and 173,300 stock options that will become exercisable upon completion of the merger.

(21) Includes 57,915 shares of Amerin common stock issuable upon exercise of stock options that will vest upon completion of the merger.

(22) Includes 46,335 shares of Amerin common stock issuable upon exercise of stock options that will vest upon completion of the merger.

(23) The address of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

(24) The address of First Plaza Group Trust is Mellon Bank, N.A., as Trustee, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

(25) The address of Jurika & Voyles, L.P. is 1999 Harrison Street, Suite 700, Oakland, California 94612.

(26) The address of Legg Mason, Inc. is 100 Light Street, Baltimore, Maryland 21202.

(27) The address of Lazard Freres & Co. LLC is 30 Rockefeller Plaza, New York, New York 10020.

(28) The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

OWNERSHIP OF CMAC, AMERIN AND RADIAN

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the Amerin board and the CMAC board with respect to the merger, you should be aware that members of the boards and management of Amerin and CMAC have interests in the merger that are different from, or in addition to, your interests.

POST-MERGER BOARD

     Amerin and CMAC expect that Radian's board will consist of fourteen directors, nine of whom will be designated by CMAC and five of whom will be designated by Amerin. See "Directors and Management of Radian Following the Merger."

POST-MERGER MANAGEMENT

     Frank P. Filipps, who currently serves as CMAC's president and chief executive officer, will be chairman of the board and chief executive officer of Radian. Roy J. Kasmar, who currently serves as Amerin's president and chief operating officer, will be president and chief operating officer of Radian. Gerald L. Friedman, who currently serves as Amerin's chairman and chief executive officer, will be chairman emeritus of Radian. Herbert Wender, who currently serves as CMAC's chairman, will be chairman of the executive committee and lead director of Radian.

KASMAR EMPLOYMENT AGREEMENT

     As president and chief operating officer of Amerin, Mr. Kasmar received a base salary of $275,000 and a bonus of $325,000 for calendar year 1998. As president and chief operating officer of Radian, Mr. Kasmar will receive the base salary and bonus described below.

     Roy J. Kasmar will serve as president and chief operating officer of Radian after the closing of the merger under the terms of an employment agreement with Radian. The material terms of this agreement are described below.

- Term.  The term of this agreement is two years.

- Base Salary. $375,000 per year, subject to annual increases at the discretion of the Radian board.

- Bonus. Target bonus of $475,000 per year, subject to annual increases at the discretion of the Radian board. The bonus awarded to Mr. Kasmar each year will be based upon whether Radian meets financial and operating targets to be established in the normal running of its business. In both 1999 and 2000, Mr. Kasmar will be entitled to receive a minimum bonus of $237,500.

- Directorship. Mr. Kasmar has the right to be nominated for election as a director of Radian while he is employed by Radian.

- Benefit Plans and Insurance. Mr. Kasmar will be entitled to participate in all of Radian's benefit plans to the same extent as other senior executive officers of Radian. Radian will provide Mr. Kasmar with life insurance and disability insurance to the same extent as provided, from time to time, to the chief executive officer of Radian. Although not specified in his employment agreement, Mr. Kasmar will be entitled to participate in Radian's Equity Compensation Plan on the same terms as other comparable officers. Radian would expect Mr. Kasmar to receive from time to time such numbers of options to purchase shares of Radian as the Radian board considers appropriate in the ordinary course of its administration of that plan.

- Relocation Expenses. Radian will pay to Mr. Kasmar relocation benefits for moving to Radian's headquarters. These benefits include purchasing Mr. Kasmar's existing home at fair market value plus $75,000, paying moving and storage expenses, real estate brokerage expenses, duplicate financing expenses, if any, temporary living expenses of up to $60,000 and a gross-up for any income taxes payable in connection with the relocation benefits.

                                                    INTERESTS OF CERTAIN PERSONS

- Severance. Mr. Kasmar's existing severance agreement with Amerin will be terminated and replaced by his employment agreement. If Mr. Kasmar's employment is terminated at any time during the two years following the merger, either:

  [ARROW] by Radian other than for cause, which in this agreement means as a result of specified intentional wrongful acts taken by Mr. Kasmar against Radian, or other than as a result of Mr. Kasmar's permanent disability, or

  [ARROW] by Mr. Kasmar for good reason, which means as a result of specified actions taken by Radian that are adverse to Mr. Kasmar, such as failure to maintain his position or an adverse change in his authorities or compensation, then Mr. Kasmar will be entitled to receive:

  [ARROW] a lump sum payment of three times his base salary,

  [ARROW] continuation of welfare benefits for a period of two years, and

  [ARROW] gross-up tax payments to the extent that Mr. Kasmar would otherwise be liable for payment of an excise tax under Section 280G of the Internal Revenue Code.

  If Mr. Kasmar's employment terminates for any reason other than for cause during the two-year period following the merger, Radian must repurchase Mr. Kasmar's house in the Philadelphia area at fair market value plus $75,000.

     Amerin's obligation to close the merger was conditioned on the execution by Mr. Kasmar of the employment contract described above with CMAC because the Amerin board of directors felt that Mr. Kasmar's retention by CMAC was necessary to ensure that Amerin's client base would remain intact after the merger. The Amerin board of directors believed that the assumption by Mr. Kasmar of a significant position at Radian after the merger would reassure the Amerin sales team, which controls Amerin's relationships with its customers, thereby improving the chance that Radian would be able to retain their services after the merger. Since the Amerin sales force supervises Amerin's relationships with its customers, the Amerin board of directors believed that the retention of these employees would increase the likelihood that Amerin's customers would become customers of Radian after the merger. Mr. Kasmar has executed the employment agreement described above thereby satisfying a condition to Amerin's obligation to close the merger.

KASMAR CHANGE OF CONTROL AGREEMENT

     Mr. Kasmar has also entered into a change of control agreement with Radian that is similar to the existing change of control agreements in effect for CMAC's executives. This agreement provides that if, at any time within two years after any change in control of Radian, other than the merger, Mr. Kasmar's employment is terminated:

- by Radian, or its successor, other than for cause, which in this agreement means specified actions adverse to Radian such as misappropriation of funds or gross negligence, or other than as a result of continued illness or incapacity for 12 months, or

- by Mr. Kasmar because of a significant reduction in Mr. Kasmar's responsibilities or position, or other specified adverse changes made by Radian,

then Mr. Kasmar will be entitled to receive:

- a lump sum payment equal to two times his base salary and target annual bonus in effect on the termination date,

- continuation of life insurance, disability, accident and health insurance benefits for a period of up to three years, and

INTERESTS OF CERTAIN PERSONS

- gross-up tax payments to the extent that Mr. Kasmar would otherwise be liable for payment of an excise tax under Section 280G of the Internal Revenue Code.

Upon a change of control, all of Mr. Kasmar's outstanding Radian stock options and restricted stock will automatically vest. If any event occurs that would entitle Mr. Kasmar to benefits under this agreement and Mr. Kasmar's employment agreement, Mr. Kasmar will be entitled to receive the greater of the two benefits, but will not be entitled to duplicate benefits.

     For purposes of Mr. Kasmar's change of control agreement, a change of control will be deemed to occur when:

- a person or group, other than Radian, one of its affiliates or one of its employee benefit plans, becomes the owner of 20% or more of the shares of Radian then outstanding and entitled to vote for directors generally, or acquires substantially all of the assets of Radian; or

- during any 24-month period, there is a change in the majority of the Radian board, unless at least 75% of the individuals who were directors at the beginning of the 24-month period approve the election or nomination of at least 75% of the new directors.

AMERIN STOCK OPTION AND SEVERANCE ARRANGEMENTS

     Five officers of Amerin or Amerin Guaranty -- Roy J. Kasmar, Gerald L. Friedman, Jerome J. Selitto, Albert V. Will and William V. Nardiello -- are parties to agreements which provide for the benefits specified below in connection with a change in control of Amerin. The merger will constitute a change in control for purposes of these agreements. However, Mr. Kasmar's existing agreement with Amerin will be terminated and replaced by his employment agreement.

     Accelerated Vesting of Options. Agreements relating to previously granted stock options provide that all unvested Amerin stock options held by these five officers will automatically vest upon completion of the merger and will be converted into substitute options. See "The Merger Agreement -- Treatment of Amerin Stock Options." In addition, under Mr. Kasmar's agreement, restrictions on the transfer of 13,101 shares of Amerin common stock held by him will lapse once the merger is completed.

     Severance. Under his severance agreement, each of Mr. Friedman and Mr. Selitto will be entitled to receive:

- an amount equal to three times his annual base salary, not including any bonus amounts, in effect at the time of such termination,

- continuation of life, disability, accident and health insurance benefits for a period of two years, and

- gross-up payments,

if, at any time within two years after any change in control of Amerin, his employment is terminated other than for cause or disability or if he terminates his own employment for good reason. Cause, disability, good reason and change in control are defined substantially as defined above in Mr. Kasmar's employment agreement.

     In addition to the contractual severance benefits discussed in the preceding paragraph, Amerin will pay severance or retention amounts to current employees who will not be offered positions with Radian. Generally, the severance or retention amount paid to each individual will be a function of the employee's title, tenure and importance to the closing of the merger. For example, senior vice presidents and above will receive:

  [ARROW] severance or retention amounts equal to between one and two year's base salary, not including any bonus amounts, and

  [ARROW] continuation of health insurance benefits for periods ranging from one year to two years.

                                                    INTERESTS OF CERTAIN PERSONS

     The following table sets forth the names, positions, estimated aggregate cash and cash equivalent amounts and number of stock options held for each person expected to receive benefits under the arrangements described in this section. These benefits are based on compensation levels as of the date of this joint proxy statement/prospectus and the assumptions set forth in footnotes to the table:

                                                                                     AGGREGATE NO. OF
                                                          AGGREGATE CASH AND CASH      ACCELERATED
NAME                               POSITION                EQUIVALENT AMOUNTS(1)        OPTIONS(6)
----                     -----------------------------    -----------------------    ----------------
Jerome J. Selitto        Vice Chairman                         $2,132,610(2)             173,300
Gerald L. Friedman       Chairman                              $1,959,300(2)             166,800
William V. Nardiello     Executive Vice President,             $  862,924(3)              57,915
                         Marketing
Roy J. Kasmar            President                             $  625,673(4)             181,241
Albert V. Will           Executive Vice President,             $  518,373(5)              46,335
                         Operations
David I. Vickers         Senior Vice President and             $  350,000(7)                  --
                         Chief Financial Officer
Randolph C. Sailer II    Senior Vice President and             $  446,000(8)                  --
                         General Counsel

---------------
(1) All figures are based on the following assumptions:

     - the merger is completed on May 28, 1999;

     - on such date each share of Amerin common stock has a value of $25.00;

     - the pre-tax value of each stock option which will become vested upon the closing of the merger that would otherwise have remained unvested is equal to the difference between $25.00 and the option exercise price; and

     - aggregate figures do not include the value of any possible gross-up payments, the existence or amount of which cannot be ascertained with any certainty as of the date of this joint proxy statement/prospectus, or any life, disability, accident and health insurance benefits.

(2) Includes three years' base salary and the aggregate pre-tax value of Amerin stock options which will become vested upon the closing of the merger.

(3) Includes one year's base salary and the aggregate pre-tax value of Amerin stock options which will become vested upon the closing of the merger.

(4) Includes the aggregate pre-tax value of Amerin stock options which will become vested upon the closing of the merger and 10,950 shares of Amerin common stock as to which existing restrictions on transfer will be lifted upon the closing of the merger.

(5) Includes the aggregate pre-tax value of Amerin stock options that will become vested upon the closing of the merger.

(6) Includes only stock options that vest upon the closing of the merger.

(7) Includes one and one half year's base salary and a retention bonus.

(8) Includes two years' base salary and a retention bonus.

MORGAN STANLEY FEE

     Alan F. Goldberg and Howard I. Hoffen, who are currently directors at Amerin, are also employees of Morgan Stanley & Co. Incorporated. In its engagement letter with Morgan Stanley in connection with the merger, Amerin has agreed to pay Morgan Stanley for its services as a financial advisor a transaction fee equal to 0.2% of the merger's aggregate value, or approximately $1,250,000. Morgan Stanley provided

INTERESTS OF CERTAIN PERSONS

Amerin with some preliminary financial analyses of the strategic alternatives available to Amerin and reviewed DLJ's financial analyses prepared in connection with the delivery of DLJ's fairness opinion to the Amerin board. Although Morgan Stanley did not render a fairness opinion to the Amerin board, Morgan Stanley advised the Amerin board that DLJ's analyses appeared reasonable. The aggregate value of the merger will be the value of the consideration paid per share of Amerin common stock times the total number of shares of Amerin common stock, including the number of shares which would be outstanding upon exercise of any then vested in-the-money options, convertible debt, convertible preferred stock or warrants, of Amerin, plus the value of any debt, capital lease, and preferred stock obligations of Amerin assumed, retired or defeased in connection with the transaction. Amerin has agreed to indemnify Morgan Stanley and related persons against liabilities and expenses relating to or arising out of its engagement.

INDEMNIFICATION AND INSURANCE

     CMAC has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of Amerin and its subsidiaries as provided in their respective certificates of incorporation or bylaws and any indemnification agreements of Amerin will be assumed by Radian and will continue in full force and effect under the same terms. In addition, after the effective time of the merger, directors and officers of Amerin who become directors and officers of Radian will be entitled to the same indemnity rights and protections as are afforded to the other directors and officers of Radian.

     In addition, for a period of six years after the effective time of the merger, Radian will maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time with respect to those persons who are currently covered by Amerin's directors' and officers' liability insurance policy on terms with respect to coverage and amount which, in the aggregate, are no less favorable than those of Amerin's current policy in effect on the date of the merger agreement; provided that in no event will Radian be required to pay more than 175% of CMAC's current annual premium.

                                                    INTERESTS OF CERTAIN PERSONS

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this joint proxy statement/prospectus and attached as Appendix I.

GENERAL

     The merger agreement provides that Amerin will merge with and into CMAC with CMAC continuing as the surviving corporation upon the satisfaction or waiver of the conditions to the merger specified in the merger agreement. The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State, or at such later time as may be agreed in writing by the parties and specified in the certificate of merger. CMAC will change its name to Radian Group Inc. at the effective time of the merger.

MERGER CONSIDERATION

     The merger agreement provides that each share of common stock, par value $.01 per share, of Amerin outstanding immediately prior to the effective time, together with the preferred share purchase rights issued to the common stockholders under the rights agreement dated as of October 14, 1998 between Amerin and Norwest Bank Minnesota, National Association will, at the effective time of the merger, be converted into the right to receive 0.5333 fully paid and nonassessable shares of the common stock, par value $.001 per share, of CMAC and the same number of preferred share purchase rights issuable under the terms of the rights agreement dated as of April 14, 1998 between CMAC and The Bank of New York.

TREATMENT OF AMERIN STOCK OPTIONS

     The merger agreement provides that at the effective time of the merger each outstanding option to purchase shares of Amerin common stock will become an option to acquire the number of shares of Radian common stock equal to the product of the exchange ratio times the number of shares of Amerin common stock subject to such option, at a price per share equal to the aggregate exercise price for the shares of Amerin common stock subject to such option divided by the number of full shares of Radian common stock deemed to be purchasable upon complete exercise of such option; provided, however, that the number of shares of Radian common stock that may be purchased upon exercise of any substitute option will not include any fractional shares and upon the last such exercise of any substitute option Radian will pay to the holder of such substitute option an amount of cash equal to such fraction multiplied by the closing price of Radian common stock as reported on the NYSE on the date of such exercise. See "Interests of Certain Persons in the Merger and Related Matters -- Amerin Stock Option and Severance Arrangements."

EXCHANGE OF SHARES

     Prior to the effective time of the merger, CMAC will appoint an exchange agent for the purpose of exchanging certificates representing Amerin common stock for the merger consideration. As of the effective time of the merger, the surviving corporation will make available to the exchange agent, as needed, the merger consideration to be paid in respect of shares of Amerin common stock. Promptly after the effective time of the merger, Radian or the exchange agent will send to each holder of shares of Amerin common stock at the effective time of the merger a letter of transmittal for use in such exchange. Holders of Amerin common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive Radian common stock certificates representing such number of shares as described under "-- Merger Consideration". Holders of unexchanged shares of Amerin common stock will not be entitled to receive any dividends, interest or other distributions payable by Radian after the effective time of the merger until their certificates are surrendered. Upon surrender,

THE MERGER AGREEMENT
however, subject to applicable laws, there will be paid, without interest, to the person in whose name the Radian common stock has been registered, all dividends, interest, and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the effective time of the merger.

     No fractional shares of Radian common stock will be issued in the merger. Instead, Amerin stockholders that would otherwise be entitled to receive fractional shares will receive an amount in cash determined by multiplying the closing sale price of CMAC common stock on the NYSE on the trading day immediately preceding the effective time of the merger by the fraction of a share of CMAC common stock to which such holder otherwise would have been entitled.

COVENANTS AND REPRESENTATIONS AND WARRANTIES

     Conduct of Business. From the date of execution of the merger agreement until the effective time of the merger, CMAC, Amerin and their respective subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. During this period, CMAC and Amerin are each prohibited from directly or indirectly engaging in specified material transactions, such as asset acquisitions or dispositions, without the consent of the other party.

     No Solicitation by Amerin. Amerin has agreed that it will not, nor will it authorize or permit any subsidiary, or any officer, director, employee or any other advisor or representative of Amerin or any of its subsidiaries, to:

- solicit, initiate or knowingly encourage the submission of any Amerin Acquisition Proposal,

- enter into any agreement with respect to any Amerin Acquisition Proposal or

- discuss or negotiate, or furnish any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Amerin Acquisition Proposal. Amerin may, however, in response to an unsolicited request, discuss or negotiate with, or furnish information under the terms of an acceptable confidentiality agreement to, any person if such person is willing to make an Amerin Superior Proposal and if the Amerin board determines in good faith after consultation with its financial advisor that such Amerin Superior Proposal is reasonably capable of being completed on the terms proposed. In the merger agreement:

- "Amerin Acquisition Proposal" means:

  [ARROW] any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving Amerin or any of its subsidiaries or

  [ARROW] any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, Amerin or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

- "Amerin Superior Proposal" means a written third party proposal to acquire Amerin in a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the Amerin board determines in good faith, after taking into account the advice of independent financial advisors, the strategic benefits anticipated to be derived from the merger and the prospects of CMAC and Amerin as a combined company, to be more favorable over the long term to Amerin and its stockholders than the merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Amerin board.

     Amerin Board's Covenant to Recommend. The Amerin board has agreed to recommend the approval and the adoption of the merger agreement to Amerin's stockholders. Notwithstanding the foregoing, the Amerin board is permitted to withdraw or modify in a manner adverse to CMAC such recommendation if

                                                            THE MERGER AGREEMENT
it has complied with its obligations under the covenant described above under "-- No Solicitation by Amerin" and an Amerin Superior Proposal is pending at the time the Amerin board determines to take any such action or inaction. Amerin must advise CMAC of the receipt of, and identity of the person making, the Amerin Superior Proposal and must keep CMAC informed of the status and material terms of any Amerin Superior Proposal.

     No Solicitation by CMAC. CMAC has agreed that it will not, nor will it authorize or permit any of its subsidiaries or any officer, director, employee or any other advisor or representative of CMAC or any of its subsidiaries to:

- solicit, initiate or knowingly encourage the submission of any CMAC Acquisition Proposal,

- enter into any agreement with respect to any CMAC Acquisition Proposal or

- discuss or negotiate, or furnish any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any CMAC Acquisition Proposal. CMAC may, however, in response to an unsolicited request, discuss or negotiate with, or furnish information under the terms of an acceptable confidentiality agreement to, any person if such person is willing to make a CMAC Superior Proposal and if the CMAC board determines in good faith after consultation with its financial advisor that such CMAC Superior Proposal is reasonably capable of being completed on the terms proposed. In the merger agreement:

- "CMAC Acquisition Proposal" means:

  [ARROW] any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving CMAC or any of its subsidiaries or

  [ARROW] any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, CMAC or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

- "CMAC Superior Proposal" means a written third party proposal to acquire CMAC in a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the CMAC board determines in good faith, after taking into account the advice of independent financial advisors, the strategic benefits anticipated to be derived from the merger and the prospects of CMAC and Amerin as a combined company, to be more favorable over the long term to CMAC and its stockholders than the merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the CMAC board.

     CMAC Board's Covenant to Recommend. The CMAC board has agreed to recommend the approval and the adoption of the merger agreement to CMAC's stockholders. Notwithstanding the foregoing, the CMAC board is permitted to withdraw or modify in a manner adverse to Amerin such recommendation if it has complied with its obligations under the covenant described above under "-- No Solicitation by CMAC" and a CMAC Superior Proposal is pending at the time the CMAC board determines to take any such action or inaction. CMAC must advise Amerin of the receipt of, and identity of the person making, the CMAC Superior Proposal and must keep Amerin informed of the status and material terms of any CMAC Superior Proposal.

     Best Efforts. Each party has agreed to use its best efforts to take all actions and do all things necessary or advisable under applicable laws and regulations to complete the merger and the transactions contemplated by the merger agreement.

     Employee Benefits Matters. From and after the effective time of the merger, Radian will cause the employees of Amerin and its subsidiaries to receive compensation and employee benefits that are, in the aggregate, no less generous than those currently received by similarly situated employees of CMAC and its subsidiaries.

THE MERGER AGREEMENT

     Indemnification of Amerin Directors and Officers. See "Interests of Certain Persons in the Merger and Related Matters -- Indemnification and Insurance."

     Representations and Warranties. The merger agreement contains reciprocal representations and warranties made by Amerin and CMAC to each other customary for a merger transaction between two public companies. The representations and warranties in the merger agreement do not survive the effective time of the merger.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations to Effect the Merger. The obligations of Amerin and CMAC to complete the merger are subject to the following conditions:

          a.  the CMAC and Amerin stockholders having approved the merger;

          b. no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibiting the closing of the merger;

          c. the registration statement of which this joint proxy statement/prospectus is a part not being subject to any stop order or related proceedings by the SEC;

          d. the shares of CMAC common stock to be issued in connection with the merger and upon exercise of the substitute options having been approved for listing on the NYSE, subject to official notice of issuance; and

          e. Amerin and CMAC each having received letters dated as of the closing date from each of Ernst & Young LLP and Deloitte & Touche LLP, their respective independent accountants, to the effect that the merger qualifies for pooling of interests accounting treatment.

     Conditions to the Obligations of Amerin. The obligations of Amerin to effect the merger are subject to the satisfaction of the following further conditions:

          a. the representations and warranties of CMAC contained in the merger agreement being true and correct in all material respects at and as of the effective time of the merger, except to the extent any such representation or warranty expressly speaks as of an earlier date or time;

          b. the performance in all material respects by CMAC of its obligations and the compliance by CMAC in all material respects with its covenants under the merger agreement at or prior to the effective time of the merger;

          c. Amerin having received an opinion of Davis Polk & Wardwell dated the closing date to the effect that the merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that each of CMAC and Amerin will be a party to the reorganization within the meaning of
     Section 368(b) of the Internal Revenue Code; and

          d. there having been no downgrading of the claims-paying ability rating of Commonwealth Mortgage Assurance Company.

     Conditions to the Obligations of CMAC. The obligations of CMAC to effect the merger are subject to the satisfaction of the following further conditions:

          a. the representations and warranties of Amerin contained in the merger agreement being true and correct in all material respects at and as of the effective time of the merger, except to the extent any such representation or warranty expressly speaks as of an earlier date or time;

          b. the performance in all material respects by Amerin of its obligations and the compliance by Amerin in all material respects with its covenants under the merger agreement at or prior to the effective time of the merger;

                                                            THE MERGER AGREEMENT

          c. CMAC having received an opinion of Morgan, Lewis & Bockius LLP dated the closing date to the effect that the merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code and that each of CMAC and Amerin will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

          d. there having been no downgrading of the claims-paying ability rating of Amerin Guaranty Corporation.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption thereof by the stockholders of Amerin and CMAC:

          a.  by mutual written agreement of Amerin and CMAC;

          b.  if the merger is not closed by June 30, 1999;

          c.  if the stockholders of Amerin or CMAC reject the merger;

          d. any non-appealable judgment, injunction, order or decree prohibiting any party from completing the merger is entered;

          e. if the other party's board modifies in a manner materially adverse to such party its recommendation of the merger;

          f. if the other party or any of its directors or officers has taken any of the actions that would be prohibited by its non-solicitation covenant; or

          g. if the other party's board decides to terminate to accept an Amerin Superior Proposal or a CMAC Superior Proposal, as the case may be.

     Termination Fees. Each party is required to pay the terminating party a fee of $22,000,000 if the merger agreement is terminated in any of the following circumstances:

          a. if such party modifies in a manner materially adverse to the other party its recommendation of the merger;

          b. if such party terminates to accept an Amerin Superior Proposal or a CMAC Superior Proposal, as the case may be; or

          c.  if such party breaches its non-solicitation covenant.

AMENDMENTS TO CMAC CERTIFICATE OF INCORPORATION


     The CMAC certificate of incorporation will be amended and restated as of the effective time of the merger, by replacing articles one through eleven thereof with the text set forth as Appendix II to this joint proxy statement/prospectus and incorporated by reference in this document.


AMENDMENTS TO CMAC BYLAWS

     The merger agreement provides that the CMAC bylaws in effect at the effective time will be the bylaws of the surviving corporation after the effective time of the merger, except that:

- Section 4.02 of the CMAC bylaws will be amended to provide that the size of the surviving corporation's board may be changed, until the surviving corporation's annual stockholder meeting to be held in the year 2000, only with the approval of two-thirds of the entire surviving corporation's board and, thereafter, only with the approval of a majority of the directors present at a meeting at which a quorum is present,

THE MERGER AGREEMENT

- Section 4.04(a) of the CMAC bylaws will be amended to provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors of the surviving corporation's board may be filled, until the 2000 annual meeting, only with the approval of two-thirds of the remaining board members and, thereafter, only with the approval of a majority of the remaining directors present at a meeting at which a quorum is present, and

- Section 4.10(a) of the CMAC bylaws will be amended to provide that, until the 2000 annual meeting, two-thirds of the entire surviving corporation's board will constitute a quorum for the transaction of business and, thereafter, a majority of the entire surviving corporation's board will constitute a quorum for the transaction of business.

AMENDMENTS

     Any provision of the merger agreement may be amended prior to the effective time. After the adoption of the merger agreement by the stockholders of either Amerin or CMAC, however, no amendments will be made to the merger agreement that by law require the further approval of such stockholders without such further approval.

EXPENSES

     All costs and expenses incurred in connection with the merger will be paid by the party that incurs them.

                                                            THE MERGER AGREEMENT

                              THE SPECIAL MEETINGS

     CMAC and Amerin will each hold a special meeting of its stockholders. Our boards of directors have provided you with this joint proxy statement/prospectus in order to solicit your proxy for use at the special meetings.

TIMES AND PLACES; PURPOSES

CMAC Special Meeting

     CMAC will hold its special meeting at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on June 9, 1999, starting at 10:00 a.m., local time. At the CMAC special meeting, the stockholders of CMAC will consider and vote upon:

     - the CMAC merger proposal;

     - the plan amendment proposal; and

     - such other matters as may properly come before the CMAC special meeting.

Amerin Special Meeting

     Amerin will hold its special meeting at Amerin's corporate headquarters, 200 East Randolph Drive, Chicago, Illinois 60601 on June 9, 1999, starting at 9:00 a.m., local time. At the Amerin special meeting, the stockholders of Amerin will consider and vote upon:

     - the Amerin merger proposal; and

     - such other matters as may properly come before the Amerin special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     CMAC. The CMAC board fixed the close of business on April 12, 1999 as the CMAC record date for its special meeting. Only holders of record of shares of CMAC common stock on April 12, 1999 are entitled to notice of and to vote at the CMAC special meeting. On the CMAC record date, there were 22,727,536 shares of CMAC common stock outstanding and entitled to vote at the CMAC special meeting held by 62 stockholders of record.

     At the CMAC special meeting:

     - each record holder of the CMAC common stock is entitled to one vote per share;

     - the presence, in person or by proxy, of the holders of a majority of the outstanding shares of CMAC common stock entitled to vote at the CMAC special meeting is necessary to constitute a quorum for the transaction of business at such meeting;

     - adoption and approval of the CMAC merger proposal requires the affirmative vote of a majority of the outstanding shares of CMAC common stock; and

     - adoption and approval of the CMAC plan amendment proposal requires the affirmative vote of a majority of the outstanding shares of CMAC common stock present in person or by proxy and entitled to vote at the CMAC special meeting.

     APPROVAL OF THE CMAC MERGER PROPOSAL IS NOT CONDITIONED ON THE APPROVAL OF THE PLAN AMENDMENT PROPOSAL. LIKEWISE, THE APPROVAL OF THE PLAN AMENDMENT PROPOSAL IS NOT CONDITIONED ON APPROVAL OF THE MERGER PROPOSAL.

     Amerin. The Amerin board fixed the close of business on April 12, 1999 as the Amerin record date for its special meeting. Only holders of record of shares of Amerin common stock on April 12, 1999 are entitled to notice of and to vote at the Amerin special meeting. On the Amerin record date, there were

THE SPECIAL MEETINGS

26,507,768 shares of Amerin common stock outstanding and entitled to vote at the Amerin special meeting held by 78 stockholders of record.

     At the Amerin special meeting:

     - each record holder of Amerin common stock is entitled to one vote per share;

     - the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Amerin common stock entitled to vote at the Amerin special meeting is necessary to constitute a quorum for the transaction of business at such meeting; and

     - adoption and approval of the Amerin merger proposal requires the affirmative vote of a majority of the outstanding shares of Amerin common stock.

PROXIES

- Completed Proxies. If you complete and return a proxy and your company receives the proxy before or at your special meeting, your proxy will be voted according to your instructions.

- Proxies with No Instructions. If you execute and return a proxy but you do not provide instructions as to your vote, your proxy will be voted FOR the proposals listed on your proxy.

- Proxies Marked Abstain. If you execute and return a proxy marked ABSTAIN, your proxy will count for the purpose of determining whether there is a quorum present at your meeting and, in the case of the plan amendment proposal, for the purpose of determining the number of shares present in person or by proxy and entitled to vote at the CMAC special meeting. However, your proxy will not be voted. Proxies marked ABSTAIN will have the effect of a vote against each of the merger proposals and the plan amendment proposal.

- Broker Non-Votes. Brokers and nominees are generally precluded from exercising their voting discretion. Absent specific instructions from the beneficial owners of shares, brokers and nominees are not empowered to vote such shares. Accordingly, a broker non-vote will have the same effect as a proxy marked ABSTAIN -- it will have the effect of a vote against each of the merger proposals and the CMAC plan amendment proposal. Shares represented by broker non-votes, however, will be counted for purposes of determining whether there is a quorum at your special meeting.

- Other Business. We are not aware of any business for consideration at the special meetings other than as described in this joint proxy statement/prospectus. However, if matters are properly brought before the special meetings or any adjournments or postponements, then the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

- Adjournments. We may adjourn our special meetings in order to solicit additional proxies. Proxies marked AGAINST your company's merger proposal will be voted against a proposal to adjourn your special meeting for the purpose of soliciting additional proxies. Neither company intends to seek an adjournment of its special meeting.

- Revocation. You may revoke your proxy at any time before its use. To revoke your proxy, you must deliver to Howard Yaruss, Secretary of CMAC, or Randolph Sailer, Secretary of Amerin, either a signed notice of revocation or a later-dated signed proxy changing your vote. Alternatively, you may choose to attend your special meeting and vote in person.

- Confidentiality of Proxies. Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders. Please realize, however, that disclosure of this information may be legally required.

- Costs of Solicitation. Each of us will pay our own costs associated with soliciting proxies from our stockholders. In addition to solicitation by mail, we will arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and will reimburse

                                                            THE SPECIAL MEETINGS
  them for reasonable expenses. To ensure sufficient representation at our meetings, we may request by telephone or telegram the return of your proxy card. Please assist us by promptly returning your proxy card without delay. Amerin has retained Georgeson & Company Inc. to aid in the solicitation of proxies and to perform services in connection with its special meeting at a fee of $7,500 plus expenses. CMAC has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies and to perform services in connection with its special meeting at a fee of $6,000 plus expenses.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. WE WILL MAIL TO AMERIN STOCKHOLDERS A SEPARATE TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF THEIR STOCK CERTIFICATES AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

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                                       62

            DIRECTORS AND MANAGEMENT OF RADIAN FOLLOWING THE MERGER

DIRECTORS

     At the effective time of the merger, CMAC and Amerin anticipate that:

     - The Radian board will consist of fourteen members;

     - Nine of the fourteen members of the Radian board will consist of persons designated by CMAC prior to the effective time of the merger, all of whom were either members of the CMAC board as of the date of the merger agreement or have been approved by Amerin;

     - Five of the fourteen members of the Radian board will consist of persons designated by Amerin prior to the effective time, all of whom were either members of the Amerin board as of the date of the merger agreement or have been approved by CMAC; and

     - The designees of CMAC and Amerin will be divided as evenly as possible among the three classes of the Radian board.

     The Radian directors are expected to include:

CMAC DESIGNEES

     HERBERT WENDER has served as Chairman of the Board of Directors of CMAC since August 1992. He was Chairman of the Board and Chief Executive Officer of Commonwealth Mortgage Assurance Company from June 1983 until July 1992. Mr. Wender has been Vice Chairman and Chief Operating Officer of Land America Financial Group, Inc. since March 1998. He was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company, a title insurance company, from June 1983 until March 1998. He has been a director of CMAC since July 1992. Age: 61.

     JAMES W. JENNINGS has been a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP (which firm is counsel to CMAC) since 1970. He has been a director of CMAC since January 1993. Age: 62.

     ROBERT W. RICHARDS was Chairman of the Board of Directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of CMAC since November 1992. Age: 56.

     FRANK P. FILIPPS joined CMAC and Commonwealth Mortgage Assurance Company as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer of CMAC and Commonwealth Mortgage Assurance Company in 1994. In January 1995 he became President of CMAC and Chairman of the Board, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company. In January 1996 Mr. Filipps was named Chief Executive Officer of CMAC. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995 and a director of Impac Commercial Holdings since February 1997. He has been a director of CMAC since May 1995.
Age: 51.

     JAMES C. MILLER was President of CMAC from July 1992 until his retirement in December 1994. He served as President and Chief Operating Officer and a director of Commonwealth Mortgage Assurance Company from October 1983 until August 1992. From August 1992 through December 1994 he served as Chairman of the Board, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company. He has been a director of CMAC since July 1992. Age: 68.

     ANTHONY W. SCHWEIGER is an independent consultant providing specialized management services for turnaround situations and complex operations problems for a variety of businesses. He served as acting Chief Executive Officer of Care Systems in 1995. He was Managing Director of the Stafford Companies,
                                              DIRECTORS AND MANAGEMENT OF RADIAN
an investment banking firm, from November 1994 until April 1995. From November 1993 through August 1994 he served as the Executive Vice President of First Advantage Mortgage Corporation, a mortgage banking company. Prior to that he served as President and Chief Executive Officer of Meridian Mortgage Corporation, a mortgage banking company, from 1987 until December 1992. He has been a director of CMAC since November 1992. Age: 57.

     DAVID C. CARNEY has been the Executive Vice President of Jefferson Health Systems since October 1996. From April 1995 until October 1996, he was Chief Executive Officer of D.C. Carney Consulting Service. He served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company, from April 1991 until April 1995. He has been a director of CMAC since November 1992. Age: 61.

     DR. CLAIRE M. FAGIN is Dean Emerita and Professor Emerita of the School of Nursing, University of Pennsylvania and is currently an independent consultant. She has been associated with the University of Pennsylvania since 1977, where she served as Interim President from 1993 to 1994. From 1977 through 1992 she was the Dean of the School of Nursing of the University of Pennsylvania. She was a director of Salamon Inc. from 1994 until the end of 1997, when it was acquired by Travelers Group. She serves on the Advisory Committee of Provident Mutual Life Insurance Company where she retired from her directorship in December 1996. She has been a Director of CMAC since July 1994. Age: 72.

     RONALD W. MOORE has been an Adjunct Professor of Business Administration, Harvard University since 1990. He is a director of Orion Capital Corporation. Mr. Moore has been a director of CMAC since November 1992. Age: 54.

AMERIN DESIGNEES

     ROY J. KASMAR joined Amerin Guaranty as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin Guaranty in November 1997. From 1988 to 1996 he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage. He served as Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group from 1984 to 1988. Prior to that he served as Vice President in charge of secondary marketing of Chase Home Mortgage from 1981 to 1984. He has been a director of Amerin Guaranty since December 1996, and a director of Amerin Corporation since September 1998. Age: 42.

     LARRY E. SWEDROE has been a principal of Buckingham Asset Management, Inc., a personal investment advisory firm, since May 1996. From January 1994 to April 1996, he was Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage and Lender's Service, Inc. Prior thereto, he served as a Managing Director of Residential Services Corporation of America from November 1986 through December 1993. Age: 47.

     STEPHEN T. HOPKINS is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Freddie Mac, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. Age: 48.

     ROSEMARIE B. GRECO resigned her positions as President of CoreStates Financial Corp. and as President and Chief Executive Officer of CoreStates Bank in August 1997. She served as Chief Banking Officer of CoreStates Financial Corp from August 1994 to June 1996, and as Chief Retail Services Officer from October 1993 to August 1994. She was a bank director from April 1992 to August 1997. She was the President and Chief Executive Officer of CoreStates First Pennsylvania Bank Division of CoreStates Bank from March 1991 to August 1994. Ms. Greco is also a director of Sunoco, Inc., PECO Energy Company and Preit-Rubin Inc. Age:
51.

     HOWARD B. CULANG has been President of Laurel Corporation, a financial services firm, since January 1996. He has been President of Worldstories LLC, a development stage Internet company since February
DIRECTORS AND MANAGEMENT OF RADIAN

1999. From January 1994 through December 1995, he was as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender's Service. Inc. and Prudential Real Estate Affiliates. He has been a director of Smart Storage Inc. since 1997. Age: 52.

COMMITTEES OF THE BOARD OF DIRECTORS

     The merger agreement provides that:

     - Each committee of the Radian board that does not have more than four members will include at least one Amerin director designee; and

     - Each committee of the Radian board that does have more than four members will include that number of Amerin director designees that corresponds to the proportionate representation of the Amerin director designees on the Radian board.

MANAGEMENT AND EXECUTIVE OFFICERS OF RADIAN

     In addition to Messrs. Filipps and Kasmar, the senior management team of Radian following the merger is expected to include the following individuals:

     C. ROBERT QUINT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Mr. Quint was named Executive Vice President of CMAC and Commonwealth Mortgage Assurance Company in April 1999. Mr. Quint was named Senior Vice President and Chief Financial Officer of CMAC and Commonwealth Mortgage Assurance Company in January 1996. He joined Commonwealth Mortgage Assurance Company as Vice President, Administration and Controller in August 1990. In July 1992 he became Vice President, Administration and Controller of CMAC. In January 1995, he was named Vice President, Finance and Controller of CMAC and Commonwealth Mortgage Assurance Company. From June 1987 until August 1990 he served as an Assistant Controller for Reliance Development Group, a commercial real estate developer.
Age: 39.

     HOWARD S. YARUSS, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL
COUNSEL. Mr. Yaruss joined CMAC and Commonwealth Mortgage Assurance Company in July 1997 as Senior Vice President, Secretary and General Counsel. From July 1991 until July 1997 he served as Vice President and Assistant General Counsel of Capital Reinsurance Company, a reinsurance company. Age: 40.


     ALBERT V. WILL, EXECUTIVE VICE PRESIDENT, OPERATIONS. Mr. Will has been Executive Vice President, Operations of Amerin since August 1998. Since August 1997, he has been a Principal of Eotek, LLC and of Looking Glass Partners. He served as Chief Operating Officer of Banc One Mortgage from November 1995 through August 1997, and Senior Vice President of Residential Services Corporation of America from September 1989 through November 1995. Age: 43.



     WILLIAM W. CARROLL, EXECUTIVE VICE PRESIDENT, NATIONAL SALES MANAGER. Mr. Carroll joined CMAC and Commonwealth Mortgage Assurance Company as Senior Vice President, National Sales Manager of CMAC in January 1997. From 1986 through 1997 he served various senior level positions within the mortgage banking industry, most recently at Barnett Bank as a Senior Consultant. Age: 61.



     ANDREW R. LUCZAKOWSKY, SENIOR VICE PRESIDENT, INFORMATION SYSTEMS. Mr. Luczakowsky was named Senior Vice President, Information Systems of CMAC in July 1998. He was named Vice President of CMAC in April 1984. He has been employed by CMAC in an information technology related capacity since 1982. Age: 52.


COMPENSATION OF DIRECTORS

     Directors who are employees of Radian will not receive any compensation for service on the Radian board. The specific terms of the compensation to be paid to non-employee directors of Radian have not yet been determined.

                                              DIRECTORS AND MANAGEMENT OF RADIAN

EXECUTIVE COMPENSATION

     The Radian board will rely on its compensation committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to Radian's executive officers.

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                                       66

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     The rights of CMAC stockholders are currently governed by Delaware corporate law and the certificate of incorporation and bylaws of CMAC. The rights of Amerin stockholders are currently governed by Delaware corporate law and the certificate of incorporation and bylaws of Amerin. At the effective time of the merger, CMAC will restate its certificate of incorporation and its bylaws, which will then be the certificate of incorporation and bylaws of Radian. Accordingly, following the merger, the rights of CMAC stockholders and Amerin stockholders who become stockholders of Radian in the merger will be governed by Delaware corporate law and the certificate of incorporation and bylaws of Radian. The following is a summary of the material differences between the current rights of CMAC and Amerin stockholders and those of Radian stockholders following the merger.

     The following discussions are not intended to be complete. You should also refer to Delaware corporate law, the charters and bylaws of CMAC and Amerin and the charter and bylaws of Radian. A copy of the Radian charter, as currently proposed, is attached to this joint proxy statement/prospectus as Appendix II. Copies of the charters and bylaws of CMAC and Amerin will be sent to their respective stockholders upon request. See "Where You Can Find More Information."

COMPARISON OF CURRENT CMAC STOCKHOLDER RIGHTS AND RADIAN STOCKHOLDER RIGHTS FOLLOWING THE MERGER

     Delaware corporate law will govern the rights of the holders of CMAC common stock and Radian common stock following the merger. Any differences, therefore, in the rights of the holders of CMAC common stock and Radian common stock arise solely from differences between CMAC's charter and bylaws and Radian's charter and bylaws. These differences are described below.

     Number of Directors

     CMAC's charter and bylaws provide that the total number of directors shall be determined by the CMAC board, but shall not be less than 3 or more than 9. This number may be increased or decreased by a vote of three quarters of the CMAC board. Radian's charter and bylaws provide that the total number of directors shall be determined by the Radian board, but shall not be less than 9 or more than 14. This number may be increased or decreased before Radian's annual stockholders' meeting in 2000 only by the vote of two-thirds of the entire Radian board. Afterwards, a majority of the entire Radian board present at a meeting at which a quorum is present may increase or decrease the number of directors.

     The merger agreement contains special provisions regarding the composition of the Radian board and committees of the Radian board immediately following the merger. See "Directors and Management of Radian Following the Merger."

     Nomination of Directors

     The CMAC bylaws provide that nominations by stockholders of persons for election to the CMAC board at a stockholders' meeting must be received not less than 14 days nor more than 50 days prior to the meeting. If less than 21 days' notice of the meeting is given to the stockholders, then the 14-day deadline is decreased to the earlier of the seventh day following the mailing of the notice of the meeting and the fourth day prior to the meeting. The Radian bylaws provide that nominations by stockholders of persons for election to the Radian board at a stockholders' meeting must be received not less than 60 days prior to the meeting. This 60-day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the meeting date is given or made to the stockholders.

     Other Stockholder Proposals

     The CMAC bylaws do not require advance notice for stockholder proposals other than for nominations of directors. The Radian bylaws provide that stockholder proposals for other businesses to be

                                              COMPARISON OF STOCKHOLDERS' RIGHTS
considered at the stockholder's meeting must be received not less than 60 days prior to the meeting. This 60-day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the meeting date is given or made to the stockholders.

COMPARISON OF CURRENT AMERIN STOCKHOLDER RIGHTS AND RADIAN STOCKHOLDER RIGHTS FOLLOWING THE MERGER

     Number of Directors

     The Amerin charter provides that the total number of directors shall be determined by the Amerin board, but shall not be less than 3 nor more than 16. This number may be increased or decreased by a vote of at least 85% of the Amerin board. Radian's charter and bylaws provide that the total number of directors shall be determined by the Radian board, but shall not be less than 9 or more than 14. This number may be increased or decreased before Radian's annual stockholders' meeting in 2000 only by the vote of two-thirds of the entire Radian board. Afterwards, a majority of the entire Radian board present at a meeting at which a quorum is present may increase or decrease the number of directors.

     The merger agreement contains special provisions regarding the composition of the Radian board and committees of the Radian board immediately following the merger. See "Directors and Management of Radian Following the Merger."

     Removal of Directors

     Under the Amerin charter, a director can be removed:

- for cause by the affirmative vote of the holders of 85% of the outstanding shares of Amerin common stock; or

- with or without cause by the affirmative vote of the holders of a majority of the Amerin common stock if the stockholder or stockholders that designated such director voted to remove such director.

Radian's charter provides that a director may be removed for cause by the affirmative vote of the holders of a majority of the shares of Radian entitled to vote in the election of directors.

     Nomination of Directors

     Under the Amerin bylaws, an Amerin stockholder's nomination of a candidate for director must be received no less than 60 calendar days prior to the annual meeting of the Amerin stockholders. This 60-day deadline is decreased to 10 days following the public announcement of the meeting date if the public announcement is given less than 75 days prior to the meeting date. The Radian bylaws provide that nominations by stockholders of persons for election to the Radian board at a stockholders' meeting must be received not less than 60 days prior to the meeting. This 60-day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the meeting date is given or made to the stockholders.

     Other Stockholder Proposals

     Amerin's bylaws provide that stockholder proposals for other business to be considered at an annual meeting of stockholders must be received no less than 60 calendar days prior to the meeting. This 60-day deadline is decreased to 10 days following the public announcement of the meeting date if the public announcement is given less than 75 days prior to the meeting date. The Radian bylaws provide that stockholder proposals for other business to be considered at a stockholders' meeting must be received not less than 60-days prior to the meeting. This 60 day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the meeting date is given or made to the stockholders.

COMPARISON OF STOCKHOLDERS' RIGHTS

     Special Meetings of Stockholders

     The Amerin charter and Amerin bylaws allow special meetings of the stockholders of Amerin to be called only by the president or secretary of Amerin and only after receipt of a written request of two-thirds of the Amerin board. The amended Radian bylaws allow special meetings of the stockholders of Radian to be called by the chairman of the Radian board or a majority of the directors of the Radian board.

     Amendment of Charter

     Under the Amerin charter, the affirmative vote of the holders of 85% of the outstanding shares of Amerin common stock is required to amend specified material provisions of the Amerin charter. The affirmative vote of the holders of two-thirds of the outstanding shares of Amerin common stock is required for all other amendments to the Amerin charter. The Radian charter allows Radian to amend the Radian charter in accordance with Delaware corporate law. Delaware corporate law requires board approval and the affirmative vote of the holders of a majority of the outstanding shares of Radian common stock to amend the Radian charter.

     Amendment of Bylaws

     Under the Amerin charter, the approval of 85% of the Amerin board or of the holders of 85% of the Amerin common stock is required to amend specified material provisions of the Amerin bylaws. The approval of two-thirds of the directors of the Amerin board or the affirmative vote of the holders of two-thirds of the outstanding shares of Amerin common stock is required for all other amendments to the Amerin bylaws. The Radian charter requires the affirmative vote of the holders of a majority of Radian common stock if such amendment is approved by two-thirds of the entire Radian board or the affirmative vote of the holders of two-thirds of Radian common stock.

     Interested Stockholder and Fundamental Transactions

     The Amerin charter requires that the transactions described below with a holder of 15% or more of Amerin's outstanding voting securities be approved by the Amerin board and authorized by the affirmative vote of two-thirds of the outstanding voting securities of Amerin, excluding those held by the 15% holder:

- any merger or consolidation with a 15% holder;

- any sale, lease or other transfer or disposition of assets with a value equal to 10% or more of Amerin's assets to a 15% holder;

- the issuance of equity securities to a 15% holder;

- any reclassification or recapitalization of Amerin, the effect of which would increase the percentage of outstanding Amerin equity securities owned by a 15% holder; or

- the receipt of any loans, guarantees, pledges or other financial benefits from Amerin by a 15% holder.

     The Radian charter and bylaws do not contain any provisions relating to transactions with 15% holders. However, the transactions described below require approval of two-thirds of the shares entitled to vote if such transactions have not been approved by two-thirds of the Radian board:

- amendment of the Radian charter;

- adoption, amendment or repeal of the Radian bylaws;

- change in the number of directors constituting the entire board of directors;

- removal of one or more directors;

                                              COMPARISON OF STOCKHOLDERS' RIGHTS
and, any of the following, if such transaction requires the approval of stockholders under the Radian charter or Delaware corporate law, each as then in effect:

- the sale, lease, exchange or other disposition of all or substantially all of Radian's assets; or

- the merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation or winding up of Radian.

     Under Radian's charter, if two-thirds of the Radian board approves a fundamental transaction, then such amendment requires the minimum stockholder vote required under Delaware corporate law. Otherwise, a fundamental transaction requires the vote of two-thirds of the shares entitled to vote.

COMPARISON OF STOCKHOLDERS' RIGHTS

            DESCRIPTION OF RADIAN CAPITAL STOCK FOLLOWING THE MERGER

     The following description summarizes the terms of the capital stock of Radian following the merger. For further information, please read Radian's amended and restated certificate of incorporation and Radian's amended bylaws. A copy of Radian's amended and restated certificate of incorporation is attached to this joint proxy statement/prospectus as Appendix II.

AUTHORIZED CAPITAL STOCK

     Radian's capital stock consists of:

     - 80,000,000 shares of Radian common stock, par value $.001 per share; and

     - 20,000,000 shares of Radian series preferred stock, par value $.001 per share.

     Following the merger:

     - approximately 36,894,702 shares of Radian common stock will be outstanding;

     - approximately 800,000 shares of Radian $4.125 Series Preferred Stock will be outstanding; and

     - approximately 4,777,878 shares of Radian common stock and 100,000 shares of Radian Series A Preferred Stock will be reserved for issuance.

COMMON STOCK

Voting

     - One vote per share; and

     - No cumulative voting.

Dividends

     - Subject to preferred stock rights, entitled to receive declared dividends;

     - The board may declare dividends out of legally available funds; and

     - Radian has agreed that no dividends will be paid on the Radian common stock at any time that the amount in the reserve account established in connection with the $4.125 Series Preferred Stock is less than three years of dividend payments on the shares of $4.125 Series Preferred Stock then outstanding.

Additional Rights

     - Subject to the preferred stock rights, entitled to receive assets remaining after payment of liabilities on a ratable basis;

     - No preemptive rights;

     - No conversion rights;

     - No subscription rights; and

     - No redemption rights.

                                             DESCRIPTION OF RADIAN CAPITAL STOCK

SERIES PREFERRED STOCK

     Radian's board can authorize series preferred stock in one or more classes or series and fix for each class or series voting rights, preferences, limitations and special rights, including:

     - dividend rights;

     - conversion rights;

     - redemption rights; and

     - liquidation preferences.

     As of the date hereof, Radian has authorized 800,000 shares of $4.125 Series Preferred Stock and 100,000 shares of Series A Preferred Stock.

$4.125 SERIES PREFERRED STOCK

     - 800,000 shares authorized, issued and outstanding;

     - No conversion, preemptive or other subscription rights; and

     - Rank senior to Radian common stock in connection with dividends and liquidation.

Dividends

     - Entitled to receive out of legally available funds cumulative dividends in the amount of $4.125 per share annually;

     - Dividends, which commenced on February 15, 1993, are payable quarterly in arrears on February 15, May 15, August 15 and November 15;

     - Dividends will accrue and be cumulative from the date of issuance of such shares;

     - No dividends or other distributions may be paid or set apart for payment on Radian common stock or any other class of capital stock ranking on a parity with or junior to the $4.125 Series Preferred Stock until all accrued and unpaid dividends on the $4.125 Series Preferred Stock are paid; and

     - Subject to limited exceptions, neither Radian nor any subsidiary may repurchase, redeem or otherwise acquire shares of common stock or any other class of capital stock ranking on a parity with or junior to the $4.125 Series Preferred Stock until all accrued and unpaid dividends on the $4.125 Series Preferred Stock are paid.

Redemption at the Option of Radian

     - Redeemable, in whole or in part, at the option of Radian at $54.125 per share on or after August 15, 2002, and declining to $50.00 per share on or after August 15, 2005, plus in each case any accumulated and unpaid dividends to the date fixed for redemption; and

     - In the event that the holders of the $4.125 Series Preferred Stock fail to approve any merger, consolidation, sale of assets or similar transaction, Radian may redeem such shares prior to August 15, 2002, at a redemption price of $50.00 per share plus accumulated and unpaid dividends, in order to proceed with such transaction.

Mandatory Redemption; Sinking Fund

     On August 15 of each year from 2002 to 2011, inclusive, Radian shall, to the extent that it has funds legally available to redeem such shares, redeem 72,000 shares of $4.125 Series Preferred Stock at a redemption price of $50.00 per share plus accumulated and unpaid dividends. On or before each such August 15, Radian shall deposit in trust for the account of the holders of the shares to be redeemed, as a

DESCRIPTION OF RADIAN CAPITAL STOCK
sinking fund, all funds necessary for the redemption of shares of $4.125 Series Preferred Stock. Any shares of $4.125 Series Preferred Stock remaining outstanding shall be redeemed on August 15, 2012. No dividends may be paid on Radian common stock or any other class of capital stock ranking on a parity with or junior to the $4.125 Series Preferred Stock and no such capital stock may be purchased or otherwise acquired by Radian or any subsidiary if Radian has not complied with all sinking fund and redemption obligations relating to the $4.125 Series Preferred Stock.

Liquidation Preference

     - Entitled to a liquidation preference of $50.00 per share plus any accumulated and unpaid dividends upon any voluntary or involuntary liquidation, dissolution or winding-up of Radian.

Voting Rights

     Holders of $4.125 Series Preferred Stock have no voting rights except as described below:

     - If dividends on the $4.125 Series Preferred Stock are in arrears and unpaid for six quarterly dividends (whether consecutive or not), the Radian board will be increased by two directors and the holders of the $4.125 Series Preferred Stock will be entitled to elect two directors of the expanded board of directors;

     - Two-thirds approval of the holders of $4.125 Series Preferred Stock is required to complete any merger, consolidation, sale of assets or similar transaction on which the holders of Radian common stock are entitled to vote. If such approval is not obtained, Radian may redeem such shares as described above. Land America Financial Group, Inc., the sole holder of the $4.125 Series Preferred Stock, has consented to the merger described in this joint proxy statement/prospectus; and

     - Two-thirds approval of the holders of the $4.125 Series Preferred Stock is required to authorize or issue any shares of capital stock ranking senior to the $4.125 Series Preferred Stock.

SERIES A PREFERRED STOCK

     Radian has authorized 100,000 shares of Series A Preferred Stock, of which none are issued and outstanding. The Series A Preferred Stock has no conversion, preemptive or other subscription rights.

ANTI-TAKEOVER PROVISIONS

     The following provisions of Radian's amended and restated certificate of incorporation, its bylaws and the statutes summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including those attempts that might result in a premium over the market price for the shares held by stockholders.


     The certificate of incorporation and bylaws provide:



     - For a classified board of directors consisting of three classes as nearly equal in size as possible;


     - That directors can only be removed for cause and only upon the vote of the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors;


     - For preferred stock with such rights, preferences, privileges and limitations as may be established by the board of directors;


     - That stockholders may act only at an annual or special meeting or by unanimous written consent;

     - That special meetings may only be called by the chairman of the board, president, or a majority of the board of directors;

                                             DESCRIPTION OF RADIAN CAPITAL STOCK

     - Unless such action is approved by two-thirds of the entire board of directors, that corporate actions, such as amendments to the certificate of incorporation and bylaws, and mergers and other business combinations, will require the vote of two-thirds of the outstanding voting stock, voting as a class. In addition, any such action must be approved by the holders of two-thirds of the outstanding shares of $4.125 Series Preferred Stock; and


     - Advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the secretary of Radian prior to the meeting at which directors are to be elected.

Stockholder Rights Plan

     The CMAC board of directors has adopted a stockholder rights plan. The rights plan is designed to help insure that all stockholders of Radian receive fair value for their shares of common stock in the event of any proposed takeover of Radian and to guard against the use of partial tender offers or other coercive tactics to gain control of Radian without offering fair value to Radian's stockholders. The provisions of the rights plan may render an unsolicited takeover of Radian more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Radian's stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the stockholders of Radian.

     A right was issued as a dividend on each outstanding share of CMAC common stock as of May 5, 1998. The right entitles its holder to purchase from Radian a unit consisting of one one-thousandth of a share of the Series A Preferred Stock, or a combination of securities and assets of equivalent value, at a purchase price of $300, subject to adjustment. Ownership of the rights is evidenced by certificates for common stock.

     Separate certificates will be issued for the rights upon the earlier of:

     - 10 business days following a determination by the board of directors that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 12% or more of the outstanding shares of common stock; or

     - 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 12% or more of the outstanding shares of common stock.

     If someone acquires beneficial ownership of 12% or more of the outstanding shares of common stock of Radian, each holder of a right will thereafter have the right to receive, upon exercise, shares of common stock, or, upon the determination of the Radian board, cash, property or other securities of Radian, having a value equal to two times the exercise price of the right. Radian may permit the holders to surrender rights with a value of 50% of what could be purchased instead of the purchase price. All rights that are, or were, beneficially owned by any person making such an acquisition or tender offer will be null and void.

     If following one of the events set forth in the preceding paragraph, Radian is acquired in a merger or other business combination transaction in which it is not the surviving corporation or 50% or more of Radian's assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right, except to the extent that such rights have been voided. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

Insurance Laws.

     Because Radian is an insurance holding company and, after the merger, will have affiliated insurance companies domiciled in Pennsylvania, Texas, Arizona and Illinois, the insurance laws of those states could

DESCRIPTION OF RADIAN CAPITAL STOCK
impose regulatory approval requirements on future purchases and sales of Radian common stock. Each of these states has adopted a substantially equivalent version of the Insurance Holding Company System Act, a model statute developed by the National Association of Insurance Commissioners. Under the Holding Company Act, any transaction by which a person will acquire control over an insurance company requires a Form A filing with, and approval by, the insurance company's domiciliary insurance regulator. A person is rebuttably presumed to acquire control over an insurer if the transaction involves the purchase of 10% or more of the insurer's voting securities. These statutes would apply to a proposed purchase of 10% or more of Radian common stock and, unless a statutory exemption were available, would require that the purchaser first make Form A filings for approval of the purchase in each of Pennsylvania, Texas, Arizona and Illinois. The criteria for approval in these jurisdictions are quite similar, but would be applied separately by each domiciliary regulator relative to the transaction's impact on the affiliated insurance company in that state. Under the Form A filings, the proposed purchaser would have to demonstrate to the domiciliary regulator's satisfaction that:

     - the transaction complies with law;

     - following the change in control, the affiliated insurance company would remain qualified for licensure;

     - the transaction would not substantially lessen competition in the state or tend to create a monopoly;

     - the financial condition of the purchaser will not jeopardize the financial stability of the affiliated insurance company or prejudice the interests of its policyholders;

     - any plan or proposals which the acquiror has to liquidate the affiliated insurance company, to sell its assets, to consolidate or merge it with any other person, to make any other material change in its business, corporate structure or management, or to cause the affiliated insurance company to enter into material agreements, arrangements or transactions with others, are fair and reasonable, and not prejudicial or hazardous, to its policyholders, and also are consistent with the public interest;

     - the competence, experience and integrity of those persons who control or manage the purchaser do not make the transaction inconsistent with the interests of the affiliated insurance company's policyholders or the public interest;

     - the transaction would not otherwise be hazardous or prejudicial to the insurance buying public; and

     - the transaction would not be inequitable to the affiliated insurance company's stockholders.

In addition to these Form A filing requirements, both Michigan and New Hampshire have statutory procedures under which a licensed foreign company may be required to requalify for continued licensure following a change in control, such as the purchase of 10% or more of Radian common stock. Some of the Radian insurance company affiliates will be licensed in Michigan and/or New Hampshire and therefore could have to requalify for continued licensure following a change in control. Finally, a few states such as California and Texas have commercially domiciled statutes under which foreign insurers that have a stated percentage of their total in-force business located in those states are treated as domestic companies for Holding Company Act purposes. One consequence is that, for transactions causing a change in control of such insurers, a Form A filing and approval must be made in both the insurer's state of domicile and also its state of commercial domicile. Based on current in-force statistics, it appears that none of the Radian insurance company affiliates will be commercially domiciled immediately following the closing of the merger. However, this could change in the future, creating additional Form A filing and approval requirements applicable to purchases and sales of Radian common stock.

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of Radian will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities

                                             DESCRIPTION OF RADIAN CAPITAL STOCK
convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for Radian common stock after the merger will be designated by CMAC prior to the completion of the merger.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF AMERIN COMMON STOCK

     It is a condition to the merger that the shares of Radian common stock issuable in connection with the merger be approved for listing on the NYSE. If the merger is completed, Amerin common stock will cease to be listed on Nasdaq and Amerin will cease to file periodic reports required by the Securities Exchange Act of 1934.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This joint proxy statement/prospectus does not cover any resales of the Radian common stock to be received by the stockholders of Amerin upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

     Unless you are an affiliate of Amerin, all shares of Radian common stock received in the merger will be freely transferable. Generally, an affiliate of Amerin is someone who is controlled by or controls Amerin and may include officers, directors and principal stockholders of Amerin. Rules 144 and 145 of the Securities Act of 1933 restrict the ability of Amerin affiliates to resell their shares of Radian common stock. Amerin has received from each of its affiliates a written agreement to the effect that such affiliates will not offer or sell or otherwise dispose of any of the shares of Radian common stock issued to such affiliates in the merger in violation of the Securities Act of 1933.

     In addition, CMAC and Amerin each have received from their affiliates written agreements prohibiting affiliates from transferring their CMAC common stock or Amerin common stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as financial results covering at least 30 days of combined operations of Amerin and CMAC have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, except to the extent permitted by SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76.

DESCRIPTION OF RADIAN CAPITAL STOCK

                THE AMENDMENT TO THE CMAC INVESTMENT CORPORATION
                            EQUITY COMPENSATION PLAN

THE PROPOSAL

     The CMAC board is asking the CMAC stockholders to approve a proposal:

- to authorize an additional 1,000,000 shares of CMAC common stock to be issued under the CMAC Investment Corporation Equity Compensation Plan; and

- to increase the maximum amount of shares or rights to purchase shares that a grantee may receive in any calendar year under the plan from 75,000 shares to 150,000.

On January 19, 1999, the CMAC board adopted this plan amendment, subject to stockholder approval at the CMAC special meeting.

     THE PLAN AMENDMENT IS SET FORTH AS APPENDIX V TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DESCRIPTION OF THE EQUITY COMPENSATION PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN, WHICH CMAC HAS PREVIOUSLY FILED WITH THE SEC.

VOTE REQUIRED FOR APPROVAL

     Adoption and approval of this plan amendment requires the affirmative vote, in person or by proxy, of a majority of shares of CMAC common stock present in person or by proxy and entitled to vote at the CMAC special meeting. This plan amendment is being submitted to the CMAC stockholders for approval in order to meet Internal Revenue Code requirements for incentive stock options and for "performance-based compensation" under Section 162(m) and NYSE requirements.

DESCRIPTION OF THE PLAN

     General. The equity compensation plan assists CMAC in retaining and attracting officers and other employees by offering them stock options and awards. The amended plan authorizes up to 3,200,000 shares of CMAC common stock for issuance, which includes the 2,200,000 shares originally authorized under the plan (as adjusted for CMAC's 2-for-1 stock split in December 1996) and the 1,000,000 shares authorized under the plan amendment. Any shares subject to options or stock appreciation rights granted under the plan that terminate, expire or cancel without being exercised, and any shares of restricted stock or phantom stock that are forfeited, will become available for reissuance under the plan.

     Administration of the Equity Compensation Plan. The stock option and compensation committee or another committee appointed by the CMAC board will administer and interpret the plan. This committee shall consist of two or more persons appointed by the CMAC board from among its non-employee members. The committee has the sole authority to determine:

- the employees to whom options and/or awards will be granted under the plan;

- the type, size and terms of the options and/or awards;

- when the options and/or awards will be granted and the duration of the exercise period; and

- any other matters arising under the plan.

     Grants. Incentives under the CMAC equity compensation plan consist of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock grants, stock appreciation rights and phantom stock.

     Eligibility for Participation. Officers and other employees of CMAC or an affiliate are eligible to participate in the plan. Non-employee directors are eligible to participate in the plan, but are not permitted to receive grants of incentive stock options, or ISOs. At May 5, 1999, 8 executive officers and approximately 600 employees were eligible to participate in the plan. The committee selects the grantees
                                                              THE PLAN AMENDMENT
and determines the number of shares of CMAC common stock subject to each grant. Under the amended plan, no grantee may receive options (and related stock appreciation rights) for more than 150,000 shares of CMAC common stock for any calendar year.

     Term, Purchase Price, Vesting and Method of Exercise. The exercise price of CMAC common stock subject to an ISO is its fair market value on the date the option is granted. The exercise price of CMAC common stock subject to a non-qualified stock option, or NQSO, is determined by the committee, but may not be less than 90% of its fair market value on the date the option is granted.

     The committee determines the term for each option, up to a ten year maximum. Unless otherwise specified in the grant letter, each option shall vest ratably over four years, beginning two years after the date of grant. Specifically, if the grantee remains with CMAC, the grantee may exercise this option as follows:

- as of the second anniversary of the grant, 25% of the shares underlying the option;

- as of the third anniversary of the grant, another 25% of the shares underlying the option;

- as of the fourth anniversary of the grant, another 25% of the shares underlying the option;

- as of the fifth anniversary of the grant, the remaining shares underlying the option.

     If not sooner vested, each option shall fully vest upon the earliest of:

- the grantee's normal retirement date;

- five years from the date of the grant;

- the grantee's death or disability; or

- the occurrence of a change of control of CMAC.

A grantee may pay the option price in cash or, with the committee's consent, shares of CMAC common stock.

     Restricted Stock Grants. The committee may issue shares of CMAC common stock under a grant of restricted stock under the plan. If a grantee's employment terminates while the shares are subject to restrictions imposed by the committee, the restricted stock grant will terminate with respect to all shares that are subject to restrictions, and such shares must be immediately returned to CMAC. While shares are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of CMAC common stock, except to a successor grantee in the event of the grantee's death. All restrictions imposed under a restricted stock grant lapse after the applicable restriction period or as the committee may determine.

     Stock Appreciation Rights. The committee may grant SARs to any grantee in tandem with a stock option, for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, the SARs relating to the CMAC common stock covered by such option terminate. Upon the exercise of SARs, the related option terminates to the extent of an equal number of shares of CMAC common stock.

     Upon a grantee's exercise of some or all of his SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, CMAC common stock or a combination thereof. The stock appreciation for an SAR is the difference between the exercise price as described below and the fair market value of the underlying

THE PLAN AMENDMENT

CMAC common stock on the date of exercise of the SAR. The plan provides that the exercise price of a SAR is either:

- the option price of the related stock option; or

- the fair market value of a share of CMAC common stock as of the date of grant of the SAR, if the SAR is granted after the stock option and an exercise price equal to the option price would result in the disallowance of CMAC's expense deduction upon exercise of the SAR under Section 162(m) of the Internal Revenue Code.

     An SAR is exercisable only for so long as the related option is also exercisable.

     Phantom Stock. The committee may grant phantom stock, which entitles the grantee to receive shares of CMAC common stock at a conversion date established by the committee. The phantom stock may be subject to vesting restrictions or no vesting, as the committee determines. All phantom stock will be paid in whole shares of CMAC common stock, with fractional shares paid in cash.

     Amendment and Termination of the Plan. The CMAC board may amend or terminate the equity compensation plan at any time. However, the following amendments are subject to approval of CMAC stockholders:

- any amendment that materially increases the benefits accruing to participants under the plan;

- any amendment that increases the aggregate number, or individual limit for any grantee, of shares of CMAC common stock that may be issued or transferred under the plan;

- any amendment that materially modifies the requirements as to eligibility for participation; or

- any amendment that modifies the provisions for determining fair market value of CMAC common stock.

The plan will terminate on January 1, 2005 unless terminated earlier by the CMAC board or extended by the CMAC board with approval of the stockholders.

     Amendment and Termination of Outstanding Grants. A termination or amendment of the plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the committee revokes a grant that is contrary to applicable law.

     Adjustment Provisions; Change of Control of CMAC. The number or kind of shares of CMAC common stock may change as a result of:

- the declaration of stock dividends;

- a recapitalization, stock split, or combinations or exchanges of such shares;

- merger, recapitalization or consolidation of CMAC;

- reclassification or change in the par value; or

- by reason of another extraordinary or unusual event.

  If that happens, the number of shares of CMAC common stock available for grants, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the committee to reflect any increase or decrease in the number or kind of issued shares of CMAC common stock.

     If a change of control of CMAC occurs:

- all options outstanding under the plan will become immediately vested and exercisable; and

- all restrictions on outstanding restricted stock and phantom stock grants will immediately lapse.

                                                              THE PLAN AMENDMENT

A change of control of CMAC occurs when:

- a person or group, other than CMAC, one of its affiliates or one of its employee benefit plans acquires 20% or more of the shares of CMAC then outstanding and entitled to vote for directors generally, or acquires substantially all of the assets of CMAC; or

- during any 24-month period, there is a change in the majority of the CMAC board, unless at least 75% of the individuals who were directors at the beginning of the 24-month period approve the election or nomination of at least 75% of the new directors.

FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the United States federal income tax consequences relating to grants made under the equity compensation plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

     Non-Qualified Stock Options. There are no federal income tax consequences to grantees or to CMAC upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. CMAC generally will be entitled to a corresponding income tax deduction. Upon the sale of shares acquired by exercise of an NQSO, a grantee will have a long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO is exercised.

     Incentive Stock Options. Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and CMAC will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee sells shares acquired by exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price and CMAC will not be entitled to any tax deduction.

     If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

     Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. CMAC generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

     Restricted Stock. A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and CMAC will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the CMAC common stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the CMAC common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee's other tax basis in the shares. CMAC will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of the CMAC common stock at that time, determined without regard to the restrictions, and the amount
THE PLAN AMENDMENT
paid by the grantee for the shares, if any. In this event, CMAC generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of the CMAC common stock will be capital gain or loss. If, after making the election, any CMAC common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

     Stock Appreciation Rights. The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of the shares of CMAC common stock received upon such exercise. CMAC generally is entitled to a corresponding deduction.

     Phantom Stock. The grantee will not recognize income upon the grant of phantom stock. Upon the conversion of phantom stock, the grantee will recognize ordinary compensation income equal to the fair market value of the shares of CMAC common stock and the cash received. CMAC generally is entitled to a corresponding deduction.

     Section 162(m). The equity compensation plan is intended to make grants of ISOs, NQSOs with an exercise price not less than fair market value at the date of grant, and related SARs meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

                                                              THE PLAN AMENDMENT

                                 LEGAL MATTERS

     The validity of the Radian common stock to be issued in connection with the merger will be passed upon by Morgan, Lewis & Bockius LLP, special counsel to CMAC.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements and schedules of Amerin Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference in this joint proxy statement/prospectus in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of CMAC Investment Corporation and subsidiaries incorporated in this joint proxy statement/prospectus by reference from the Annual Report on Form 10-K of CMAC Investment Corporation for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference in this joint proxy statement/prospectus, and have been so incorporated in reliance upon the reports of such firm.

LEGAL MATTERS/INDEPENDENT ACCOUNTANTS

                          FUTURE STOCKHOLDER PROPOSALS

     Any CMAC stockholder who intended to submit a proposal for inclusion in the proxy materials for the 1999 annual meeting of CMAC should have submitted such proposal to the secretary of CMAC by December 4, 1998. Stockholders who intended to submit proposals appropriate for stockholder action at the 1999 annual meeting of CMAC, but who were not seeking to have the proposal included in the proxy statement, should have submitted such proposal so that it would have been received by CMAC no later than February 20, 1999. In addition, the CMAC bylaws provide that any stockholder wishing to make a nomination for director at the 1999 annual meeting of CMAC must give at least 14 days advance notice, subject to limited exceptions, and that notice must meet other requirements set forth in the current CMAC bylaws. A copy of the applicable CMAC bylaws may be obtained from the secretary of CMAC. The provisions in the CMAC bylaws relevant to the foregoing will be amended in the bylaws of Radian. Please see "Comparison of Stockholders' Rights -- Comparison of Current CMAC Stockholders Rights and Radian Stockholder Rights Following the Merger."

     If the merger is not completed by the end of June 1999, Amerin expects to hold an annual meeting of stockholders in the second quarter of 1999. SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any Amerin stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1999 annual meeting of Amerin must submit such proposal to the secretary of Amerin by December 31, 1998. In addition, the Amerin bylaws provide that any Amerin stockholder wishing to make a nomination for director, or wishing to introduce a proposal on other business, at the 1999 annual meeting of Amerin must notify the secretary of Amerin of the stockholders' intentions and provide other information in advance of such meeting. The procedures for doing so are detailed in the Amerin bylaws. A copy of the Amerin bylaws may be obtained from the secretary of Amerin.

                                                    FUTURE STOCKHOLDER PROPOSALS

                      WHERE YOU CAN FIND MORE INFORMATION

     CMAC and Amerin file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     CMAC filed a Registration Statement on Form S-4 to register with the SEC the CMAC common stock to be issued to Amerin stockholders in the merger. This joint proxy statement/prospectus constitutes a prospectus of CMAC in addition to being a joint proxy statement of CMAC and Amerin. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference," which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

         CMAC SEC FILINGS                                  PERIOD
         ----------------                                  ------
Annual Report on Form 10-K/A         Year ended December 31, 1998 (filed on May 6,
                                       1999)
Registration Statement on Form 8-A   Filed on August 24, 1992
        AMERIN SEC FILINGS                                 PERIOD
-----------------------------------  --------------------------------------------------
Annual Report on Form 10-K/A         Year ended December 31, 1998 (filed on May 6,
                                       1999)
Registration Statement on Form 8-A   Filed on November 3, 1995

     We are also incorporating by reference additional documents that we file with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the dates of the special meetings.

     CMAC has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to CMAC and Amerin has supplied all such information relating to Amerin.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You may obtain documents incorporated by reference without charge by writing or calling the appropriate party at the following addresses:

CMAC Investment Corporation                Amerin Corporation
Attention: Secretary                       Attention: Secretary
1601 Market Street                         200 East Randolph Drive, 49th Floor
Philadelphia, PA 19103                     Chicago, Illinois 60601-7125
Tel: 215-564-6600                          Tel: 312-540-0078

     If you would like to request documents from us, please do so by June 1, 1999 to receive them before the special meetings.

WHERE YOU CAN FIND MORE INFORMATION

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED MAY 6, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CMAC COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                             WHERE YOU CAN FIND MORE INFORMATION

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               November 22, 1998*

                                    between

                               AMERIN CORPORATION

                                      and

                          CMAC INVESTMENT CORPORATION

---------------
* Text of Appendix I reflects the text of the Amendment No. 1 to Agreement and Plan of Merger, dated as of April 5, 1999, but the Agreement and Plan of Merger, dated as of November 22, 1998, has not been amended and restated.

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
                                    ARTICLE 1
                                   THE MERGER
SECTION 1.01.   The Merger..................................................  I-1
SECTION 1.02.   Conversion of Shares........................................  I-2
SECTION 1.03.   CMAC Stock..................................................  I-2
SECTION 1.04.   Surrender and Payment.......................................  I-2
SECTION 1.05.   Stock Options and Restricted Stock..........................  I-3
SECTION 1.06.   Adjustments.................................................  I-4
SECTION 1.07.   Fractional Shares...........................................  I-4
SECTION 1.08.   Withholding Rights..........................................  I-4
SECTION 1.09.   Lost Certificates...........................................  I-4

                                    ARTICLE 2
                            THE SURVIVING CORPORATION
SECTION 2.01.   Certificate of Incorporation................................  I-4
SECTION 2.02.   Bylaws......................................................  I-4
SECTION 2.03.   Board and Board Committees of the Surviving Corporation.....  I-5
SECTION 2.04.   Management..................................................  I-5
SECTION 2.05.   Headquarters................................................  I-5

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF AMERIN
SECTION 3.01.   Corporate Existence and Power...............................  I-5
SECTION 3.02.   Corporate Authorization.....................................  I-5
SECTION 3.03.   Governmental Authorization..................................  I-6
SECTION 3.04.   Non-Contravention...........................................  I-6
SECTION 3.05.   Capitalization..............................................  I-6
SECTION 3.06.   Assets Necessary............................................  I-7
SECTION 3.07.   Subsidiaries................................................  I-7
SECTION 3.08.   Licenses and Permits; Policies; Regulatory Matters..........  I-7
SECTION 3.09.   SEC Filings.................................................  I-8
SECTION 3.10.   Financial Statements........................................  I-8
SECTION 3.11.   Registration Statement; Joint Proxy Statement...............  I-9
SECTION 3.12.   Absence of Certain Changes or Events........................  I-9
SECTION 3.13.   Material Liabilities; Investments...........................  I-9
SECTION 3.14.   Compliance with Laws and Court Orders....................... I-10
SECTION 3.15.   Material Contracts.......................................... I-10
SECTION 3.16.   Non-Claims Litigation....................................... I-11
SECTION 3.17.   Reserves; Reinsurance....................................... I-11
SECTION 3.18.   Loans and Advances.......................................... I-12
SECTION 3.19.   Finders' Fees............................................... I-12
SECTION 3.20.   Opinion of Financial Advisor................................ I-12
SECTION 3.21.   Taxes....................................................... I-12
SECTION 3.22.   Employee Benefit Plans...................................... I-13
SECTION 3.23.   Environmental Matters....................................... I-14
SECTION 3.24.   Intellectual Property; Software............................. I-14
SECTION 3.25.   Properties.................................................. I-15
SECTION 3.26.   Pooling; Tax Treatment...................................... I-15

                                                                             PAGE
                                                                             ----
SECTION 3.27.   Takeover Statutes........................................... I-16
SECTION 3.28.   Transactions with Affiliates................................ I-16
SECTION 3.29.   Business Information........................................ I-16
SECTION 3.30.   Year 2000................................................... I-16
SECTION 3.31.   Rights Agreement............................................ I-16

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF CMAC
SECTION 4.01.   Corporate Existence and Power............................... I-16
SECTION 4.02.   Corporate Authorization..................................... I-17
SECTION 4.03.   Governmental Authorization.................................. I-17
SECTION 4.04.   Non-Contravention........................................... I-17
SECTION 4.05.   Capitalization.............................................. I-17
SECTION 4.06.   Assets Necessary............................................ I-18
SECTION 4.07.   Subsidiaries................................................ I-18
SECTION 4.08.   Licenses and Permits; Policies; Regulatory Matters.......... I-18
SECTION 4.09.   SEC Filings................................................. I-19
SECTION 4.10.   Financial Statements........................................ I-19
SECTION 4.11.   Registration Statement; Joint Proxy Statement............... I-20
SECTION 4.12.   Absence of Certain Changes or Events........................ I-20
SECTION 4.13.   Material Liabilities; Investments........................... I-20
SECTION 4.14.   Compliance with Laws and Court Orders....................... I-20
SECTION 4.15.   Material Contracts.......................................... I-20
SECTION 4.16.   Non-Claims Litigation....................................... I-22
SECTION 4.17.   Reserves; Reinsurance....................................... I-22
SECTION 4.18.   Loans and Advances.......................................... I-23
SECTION 4.19.   Finders' Fees............................................... I-23
SECTION 4.20.   Opinion of Financial Advisor................................ I-23
SECTION 4.21.   Taxes....................................................... I-23
SECTION 4.22.   Employee Benefit Plans...................................... I-23
SECTION 4.23.   Environmental Matters....................................... I-24
SECTION 4.24.   Intellectual Property; Software............................. I-25
SECTION 4.25.   Properties.................................................. I-25
SECTION 4.26.   Pooling; Tax Treatment...................................... I-25
SECTION 4.27.   Takeover Statutes........................................... I-26
SECTION 4.28.   Transactions with Affiliates................................ I-26
SECTION 4.29.   Business Information........................................ I-26
SECTION 4.30.   Year 2000................................................... I-26
SECTION 4.31.   Rights Agreement............................................ I-26

                                    ARTICLE 5
                                    COVENANTS
SECTION 5.01.   Conduct of Amerin........................................... I-26
SECTION 5.02.   Conduct of CMAC............................................. I-28
SECTION 5.03.   Stockholder Meetings; Proxy Materials; Form S-4............. I-30
SECTION 5.04.   Director and Officer Liability.............................. I-31
SECTION 5.05.   Registration of Substitute Option Shares.................... I-32
SECTION 5.06.   Stock Exchange Listing...................................... I-32
SECTION 5.07.   Employee Benefits........................................... I-32

                                                                             PAGE
                                                                             ----
SECTION 5.08.   Access to Information....................................... I-32
SECTION 5.09.   Non-Solicitation by Amerin; Other Offers for Amerin......... I-32
SECTION 5.10.   Non-Solicitation by CMAC; Other Offers for CMAC............. I-33
SECTION 5.11.   Notices of Certain Events................................... I-34
SECTION 5.12.   Appropriate Action; Consents; Filings....................... I-35
SECTION 5.13.   Cooperation................................................. I-35
SECTION 5.14.   Public Announcements........................................ I-35
SECTION 5.15.   Affiliates; Pooling of Interests; Reorganization............ I-36
SECTION 5.16.   Takeover Statutes........................................... I-36
SECTION 5.17.   Employment Agreement........................................ I-36

                                    ARTICLE 6
                            CONDITIONS TO THE MERGER
SECTION 6.01.   Conditions to the Obligations of Each Party................. I-36
SECTION 6.02.   Conditions to the Obligations of CMAC....................... I-37
SECTION 6.03.   Conditions to the Obligations of Amerin..................... I-37

                                    ARTICLE 7
                                   TERMINATION
SECTION 7.01.   Termination................................................. I-38
SECTION 7.02.   Effect of Termination....................................... I-40
SECTION 7.03.   Certain Fees................................................ I-40

                                    ARTICLE 8
                                  MISCELLANEOUS
SECTION 8.01.   Notices..................................................... I-40
                Nonsurvival of Representations, Warranties, Covenants and
SECTION 8.02.   Agreements.................................................. I-41
SECTION 8.03    Amendments; No Waivers...................................... I-41
SECTION 8.04.   Expenses.................................................... I-41
SECTION 8.05.   Successors and Assigns...................................... I-41
SECTION 8.06.   Governing Law............................................... I-42
SECTION 8.07.   Jurisdiction................................................ I-42
SECTION 8.08.   Waiver of Jury Trial........................................ I-42
SECTION 8.09.   Counterparts; Effectiveness................................. I-42
SECTION 8.10.   Entire Agreement............................................ I-42
SECTION 8.11.   Captions.................................................... I-42
SECTION 8.12.   Severability................................................ I-42
SECTION 8.13.   Specific Performance........................................ I-42
SECTION 8.14.   Definitions and Usage....................................... I-42

Amerin Schedule of Exceptions
CMAC Schedule of Exceptions

Exhibit A       Certificate of Incorporation
Exhibit B-1     Affiliate's Letter (CMAC)
Exhibit B-2     Affiliate's Letter (Amerin)
Exhibit C       Tax Opinion of Morgan, Lewis & Bockius
Exhibit D       Tax Opinion of Davis Polk & Wardwell
Exhibit E-1     Amerin Tax Representation Letter
Exhibit E-2     CMAC Tax Representation Letter
Exhibit F       Employment Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of November 22, 1998* between Amerin Corporation, a Delaware corporation ("AMERIN"), and CMAC Investment Corporation, a Delaware corporation ("CMAC").

                              W I T N E S S E T H

     WHEREAS, the Boards of CMAC and Amerin deem it advisable and in the best interests of each corporation and its respective stockholders that CMAC and Amerin enter into a strategic business combination in order to advance the long-term business interests of CMAC and Amerin, and have therefore declared this Agreement to be advisable and approved this Agreement, the Merger (as hereinafter defined) and the other transactions contemplated by this Agreement; and

     WHEREAS, the combination of CMAC and Amerin shall be effected by the terms of this Agreement through a transaction in which Amerin will merge with and into CMAC, CMAC will continue as the surviving corporation and the stockholders of Amerin will become stockholders of CMAC, which will be renamed a name mutually agreed upon between the parties prior to Closing (as hereinafter defined); and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

     WHEREAS, CMAC and Amerin desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time, Amerin shall be merged (the "MERGER") with and into CMAC in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), whereupon the separate existence of Amerin shall cease, and CMAC shall continue as the surviving corporation (the "SURVIVING CORPORATION").

     (b) The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date to be specified by the parties (the "CLOSING DATE"), which date shall be no later than the second business day after satisfaction of the conditions set forth in Article 6, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, unless another time, date or place is agreed in writing by the parties hereto.

     (c) Upon the Closing, Amerin and CMAC will file a certificate of merger (the "CERTIFICATE OF MERGER") with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at

---------------
* Text of Appendix I reflects the text of the Amendment No. 1 to Agreement and Plan of Merger, dated as of April 5, 1999, but the Agreement and Plan of Merger, dated as of November 22, 1998, has not been amended and restated.

such later time as may be agreed in writing by the parties hereto and specified in the Certificate of Merger).

     (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Amerin and CMAC, all as provided under Delaware Law.

SECTION 1.02. Conversion of Shares. At the Effective Time:

     (a) each share of common stock, par value $.01 per share, of Amerin outstanding immediately prior to the Effective Time (the "AMERIN STOCK"), together with the preferred share purchase rights issued to the holders thereof pursuant to that certain Rights Agreement (the "AMERIN RIGHTS AGREEMENT") dated as of October 14, 1998 between Amerin and Norwest Bank Minnesota, National Association (the "AMERIN STOCKHOLDER RIGHTS") and attached thereto, shall (except as otherwise provided in Section 1.02(b) and subject to Section 1.07) be converted into the right to receive .5333 (the "EXCHANGE RATIO") fully paid and nonassessable shares of the common stock, par value $.001 per share, of CMAC (the "CMAC STOCK"), together with the same number of preferred share purchase rights issued to the holders thereof pursuant to that certain Rights Agreement (the "CMAC RIGHTS AGREEMENT") dated as of April 14, 1998 between CMAC and The Bank of New York (the "CMAC STOCKHOLDER RIGHTS") and attached thereto, subject to adjustment as provided in Section 1.06 (the "MERGER CONSIDERATION"); and

     (b) each share of Amerin Stock held by Amerin as treasury stock or owned by CMAC or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

     SECTION 1.03. CMAC Stock. At and after the Effective Time, each share of CMAC Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

     SECTION 1.04. Surrender and Payment. (a) Prior to the Effective Time, CMAC shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Amerin Stock (the "CERTIFICATES") for the Merger Consideration. As of the Effective Time, the Surviving Corporation will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Amerin Stock. Promptly after the Effective Time, CMAC will send, or will cause the Exchange Agent to send, to each holder of shares of Amerin Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent).

     (b) Each holder of shares of Amerin Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Amerin Stock represented by such Certificate. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Amerin Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.04(a) that remains unclaimed by the holders of shares of Amerin Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Amerin Stock for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares of Amerin Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Amerin Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Amerin Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (f) No dividends, interest or other distributions with respect to CMAC Stock constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Upon such surrender, there shall be paid, without interest, to the person in whose name the CMAC Stock has been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

     SECTION 1.05. Stock Options and Restricted Stock. (a) At the Effective Time, each option to purchase shares of Amerin Stock outstanding under any employee or director stock option or compensation plan or arrangement of Amerin, whether or not exercisable and whether or not vested, shall be assumed by CMAC and shall constitute an option (a "SUBSTITUTE OPTION") to acquire, on the same terms and conditions as were applicable under such assumed option (giving effect to any acceleration of vesting arising in connection with the transactions contemplated hereby), that number of shares of CMAC Stock equal to the product of the Exchange Ratio times the number of shares of Amerin Stock subject to such option, at a price per share (rounded to the nearest $0.001) equal to the aggregate exercise price for the shares of Amerin Stock subject to such option divided by the number of full shares of CMAC Stock deemed to be purchasable pursuant to such option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of shares of CMAC Stock that may be purchased upon exercise of such Substitute Option shall not include any fractional shares, and, upon the last such exercise of such Substitute Option, CMAC shall pay to the holder thereof an amount of cash equal to such fraction multiplied by the closing price of CMAC Stock as reported on the NYSE on the date of such exercise, and (ii) in the case of any Substitute Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such Substitute Option and the terms and conditions of exercise of such Substitute Option shall be determined in order to comply with Section 424 of the Code. The provisions of this Section 1.05 shall in all events be interpreted and effected in a manner that is consistent with the parties' obligations under Section 5.15.

     (b) If any shares of Amerin Stock outstanding at the Effective Time are subject to any contractual restrictions (other than contractual restrictions that lapse or cease as a result of consummation of the Merger) relating to the continued performance of services to Amerin or any of its Subsidiaries by the holder, such restrictions shall continue to apply to the CMAC Stock received by such holder pursuant to this Article 1 in respect of such restricted shares of Amerin Stock and shall thereafter relate to the continuing performance of services by the holder to the Surviving Corporation.

     (c) Prior to the Effective Time, Amerin will obtain such consents, if any, as may be necessary to give effect to the provisions of this Section. In addition, prior to the Effective Time, CMAC and Amerin will make such amendments, if any, to the terms of the stock option or compensation plans or arrangements of CMAC and Amerin, as the case may be, and take such other actions as are necessary to give effect to the provisions of this Section.

     (d) Promptly after the Effective Time, the Surviving Corporation shall send to each holder of a Substitute Option a notice informing such holder of the amendments to the terms of such holder's Amerin option effected pursuant to this
Section 1.05.

     SECTION 1.06. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Amerin or CMAC shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

     SECTION 1.07. Fractional Shares. No fractional shares of CMAC Stock shall be issued in connection with the Merger. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former Amerin stockholder who otherwise would be entitled to receive such fractional share as a result of the Merger an amount in cash determined by multiplying the closing sale price of CMAC Stock on the New York Stock Exchange (the "NYSE") on the trading day immediately preceding the Effective Time by the fraction of a share of CMAC Stock to which such holder otherwise would have been entitled.

     SECTION 1.08. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Amerin Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

     SECTION 1.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation after the Effective Time shall be as set forth in Exhibit A until thereafter changed or amended as provided therein or by applicable law.

     SECTION 2.02. Bylaws. The bylaws of CMAC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by applicable law, except that (i) Section 4.02 thereof shall be amended to provide that the size of the Surviving Corporation Board may be changed, until the Surviving Corporation's annual stockholder meeting to be held in the year 2000 (the "2000 ANNUAL MEETING"), only with the approval of two-thirds of the entire Surviving Corporation Board and, thereafter, only with the approval of a majority of the directors present at a meeting at which a quorum is present,
(ii) Section 4.04(a) thereof shall be amended to provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors of the Surviving Corporation Board may be filled, until the 2000 Annual Meeting, only with the approval of two-thirds of the remaining Board members and, thereafter, only with the approval of a majority of the remaining directors present at a meeting at which a quorum is present, (iii) Section 4.10(a) thereof shall be amended to provide that, until the 2000 Annual Meeting, two-thirds of the entire Surviving Corporation Board shall constitute a quorum for the transaction of business and, thereafter, a majority of the entire Surviving Corporation Board shall constitute a quorum for the transaction of business.

     SECTION 2.03. Board and Board Committees of the Surviving Corporation. CMAC shall take all action necessary so that at the Effective Time (i) the Surviving Corporation Board shall consist of the number of members mutually agreed upon by CMAC and Amerin prior to the Effective Time; provided that such number shall not be less than nine or more than fourteen, (ii) approximately 62% of the Surviving Corporation Board shall consist of members designated by CMAC prior to the Effective Time, all of whom are either members of the CMAC Board on the date of this Agreement or are designees acceptable to Amerin (the "CMAC DIRECTOR DESIGNEES"), (iii) approximately 38% of the Surviving Corporation Board shall consist of members designated by Amerin prior to the Effective Time, all of whom are either members of the Amerin Board on the date of this Agreement or are designees acceptable to CMAC (the "AMERIN DIRECTOR DESIGNEES"), (iv) the CMAC Director Designees and the Amerin Director Designees shall be divided as evenly as possible among the classes of the Surviving Corporation Board, (v) each committee of the Surviving Corporation Board that does not have more than four members shall consist of at least one Amerin Director Designee, (vi) each committee of the Surviving Corporation Board that does have more than four members shall consist of that number of Amerin Director Designees that corresponds to their proportionate representation on the Surviving Corporation Board and (vii) Roy J. Kasmar shall be a member of the Executive Committee of the Surviving Corporation Board.

     SECTION 2.04. Management. CMAC shall take all action necessary to appoint
(i) Frank P. Filipps as Chairman of the Board and Chief Executive Officer of the Surviving Corporation at the Effective Time and (ii) Roy J. Kasmar as President and Chief Operating Officer of the Surviving Corporation at the Effective Time. Mr. Filipps and Mr. Kasmar shall consult with each other on the selection of the other executive officers of the Surviving Corporation.

     SECTION 2.05. Headquarters. The Surviving Corporation shall cause its headquarters to be located in Philadelphia, Pennsylvania.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF AMERIN

     Amerin represents and warrants to CMAC that, except as disclosed in the Amerin Schedule of Exceptions (which will identify exceptions by specific Section references) or as otherwise expressly contemplated by this Agreement:

     SECTION 3.01. Corporate Existence and Power. Amerin is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. Amerin is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. Amerin has heretofore delivered to CMAC true and complete copies of the certificate of incorporation and bylaws of Amerin as currently in effect.

     SECTION 3.02. Corporate Authorization. (a) The execution, delivery and performance by Amerin of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Amerin and, except for the required approval of Amerin's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding shares of Amerin Stock is the only vote of the Amerin stockholders necessary in connection with the consummation of the Merger. No other vote of the Amerin stockholders is necessary in connection with this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of Amerin.

     (b) The Amerin Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Amerin's stockholders, (ii) declared advisable and approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend approval and adoption of this Agreement by its stockholders.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Amerin of this Agreement and the consummation by Amerin of the transactions contemplated hereby require no action by or in respect of, or filing with, any domestic or foreign governmental body, agency, official or authority ("GOVERNMENTAL ENTITY") other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR ACT"), the Securities Act of 1933 ("SECURITIES ACT"), the Securities Exchange Act of 1934 ("EXCHANGE ACT") or any other applicable securities laws, (iii approvals and filings under the insurance laws of the jurisdictions set forth in
Section 3.03 of the Amerin Schedule of Exceptions and (iv) any other filings, approvals or authorizations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin.

     SECTION 3.04. Non-Contravention. The execution, delivery and performance by Amerin of this Agreement and the consummation by Amerin of the transactions contemplated hereby do not and will not (i) contravene or violate the certificate of incorporation or bylaws of Amerin or the equivalent documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Amerin or any of its Subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Amerin or any of its Subsidiaries or to a loss of any benefit to which Amerin or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Amerin or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Amerin or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Amerin or any of its Subsidiaries except, in the case of clauses (ii),
(iii) and (iv), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. For purposes of this Agreement, "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     SECTION 3.05. Capitalization. The authorized capital stock of Amerin consists of (i) 100,000,000 shares of Amerin Stock, of which 50,000,000 shares are voting common stock ("VOTING AMERIN STOCK") and 50,000,000 shares are nonvoting common stock ("NONVOTING AMERIN STOCK"); (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 300,000 shares have been designated Series A Participating Cumulative Preferred Stock (the "SERIES A PREFERRED STOCK"); and (iii) 113,173 shares of 13.5% Convertible Preferred Stock, par value $.01 per share. As of November 16, 1998, there were outstanding 26,507,948 shares of Amerin Stock, of which 24,851,039 shares are Voting Amerin Stock and 1,656,909 shares are Nonvoting Amerin Stock, and no shares of Preferred Stock (including Series A Preferred Stock) and 13.5% Convertible Preferred Stock. As of November 16, 1998, there were outstanding options to purchase an aggregate of 1,832,326 shares of Voting Amerin Stock at an average exercise price of $17.75 per share (of which options to purchase an aggregate of 436,020 shares of Voting Amerin Stock were exercisable). All outstanding shares of capital stock of Amerin have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Amerin Stockholder Rights, except as set forth in this Section and except for changes since November 16, 1998 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Amerin, (ii) securities of Amerin or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Amerin or (iii) options or other rights to acquire from Amerin or any of its Subsidiaries or other obligations of Amerin to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of

Amerin. There are no outstanding obligations of Amerin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

     SECTION 3.06. Assets Necessary. Amerin and its Subsidiaries own, lease or license all material property and assets (including without limitation Intellectual Property and Software) necessary to carry on their businesses and operations as presently conducted. All such material assets and properties (other than as CMAC and Amerin may mutually agree) will be owned, leased or licensed by Amerin and its Subsidiaries at the Effective Time and will as of the Effective Time permit the Surviving Corporation and its Subsidiaries to conduct such businesses and operations in substantially the same manner as such businesses and operations have been conducted by Amerin prior to the Effective Time.

     SECTION 3.07. Subsidiaries. (a) Each Subsidiary of Amerin is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. Each Subsidiary of Amerin is duly qualified, or otherwise authorized, to transact business as a corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. Section 3.07(a) of the Amerin Schedule of Exceptions sets forth a complete and correct list of all Amerin's Subsidiaries. Neither Amerin nor any of its Subsidiaries holds any interest in a partnership or joint venture of any kind.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Amerin is owned by Amerin, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. Except as set forth in this Section, there are no outstanding (i shares of capital stock or other voting securities or ownership interests in any of Amerin's Subsidiaries, (ii) securities of Amerin or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of Amerin's Subsidiaries or (iii options or other rights to acquire from Amerin or any of its Subsidiaries, or other obligations of Amerin or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of Amerin's Subsidiaries. There are no outstanding obligations of Amerin or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

     SECTION 3.08. Licenses and Permits; Policies; Regulatory Matters. (a) Amerin and its Subsidiaries hold all material consents, licenses, franchises, permits, waivers, approvals or other similar authorizations (the "PERMITS") necessary for the ownership and conduct of the respective businesses of Amerin and its Subsidiaries, in the manner now conducted, in each of the jurisdictions in which Amerin and its Subsidiaries conduct or operate their respective businesses, and such Permits are in full force and effect in all material respects. No material violations exist in respect of any Permit of Amerin and its Subsidiaries, and no proceeding or investigation is pending, or to the Knowledge of Amerin threatened, that would be reasonably likely to result in the suspension, revocation, limitation or restriction of any Permit and, to the Knowledge of Amerin, there is no reasonable basis for the assertion of any such material violation or the institution of any such proceeding.

     (b) All insurance policies issued by any Subsidiary of Amerin as now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities, or have been filed with and not objected to by such authorities within the period provided for such objection.

     (c) Amerin and each Subsidiary of Amerin has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by Amerin or any Subsidiary of Amerin, respectively, with any applicable federal, state or local regulatory authorities, including but not limited to state insurance regulatory authorities. All such material reports, statements, documents, registrations, filings and submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. All premium rates, rating plans and policy forms established or used by Amerin or any Subsidiary of Amerin that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto, except where the failure to make such filing or obtain such approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin.

     (d) None of the information to be supplied by Amerin for inclusion in the approvals and filings under the insurance laws of the jurisdictions set forth in
Section 3.03 of the Amerin Schedule of Exceptions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     SECTION 3.09. SEC Filings. (a) Amerin has delivered to CMAC (i) its annual report on Form 10-K for its fiscal year ended December 31, 1997 (the "AMERIN 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Amerin held since December 31, 1997 and (iv) all of its other reports, statements, schedules, prospectuses and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the documents referred to in this Section 3.09(a) being referred to collectively as the "AMERIN SEC FILINGS"). Amerin's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "AMERIN 10-Q".

     (b) As of its filing date, each Amerin SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (c) As of its filing date, each Amerin SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, if any, as amended or supplemented, if applicable, filed pursuant to the Securities Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 3.10. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Amerin included in the Amerin SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Amerin and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited consolidated interim financial statements). For purposes of this Agreement, "AMERIN BALANCE SHEET" means the audited consolidated balance sheet of Amerin as of December 31, 1997 set forth in the Amerin 10-K and "AMERIN BALANCE SHEET DATE" means December 31, 1997. For purposes of this Agreement, the "AMERIN UNAUDITED SEPTEMBER BALANCE SHEET" means the unaudited consolidated balance sheet of Amerin and its Subsidiaries as of September 30, 1998.

     (b) The audited balance sheets of Amerin's Subsidiaries as of December 31, 1997, and the related statements of operations and statements of cash flows for the year then ended, and their respective annual statements for the fiscal year ended December 31, 1997 (the "AMERIN ANNUAL STATEMENTS") filed with the insurance regulatory authorities in their respective jurisdictions of domicile (collectively, the "REGULATORS"), copies of which have been delivered to CMAC, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations and cash flows for the year then ended in conformity with SAP. The other information contained in the Amerin Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with SAP. The balance sheets of Amerin and its Subsidiaries in respect of any period ending after December 31, 1997, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to CMAC, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations and cash flows for the period then ended in conformity with SAP consistently applied.

     SECTION 3.11. Registration Statement; Joint Proxy Statement. None of the information to be supplied by Amerin for inclusion or incorporation by reference in the joint proxy statement relating to the meetings of Amerin's shareholders and CMAC's shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "JOINT PROXY STATEMENT") and in the registration statement on Form S-4 to be filed by CMAC with the SEC with respect to the CMAC Stock to be issued to Amerin's shareholders in connection with the Merger (together with any amendments thereto, the "REGISTRATION STATEMENT") in which the Joint Proxy Statement shall be included as a prospectus will (i) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of the Amerin Stockholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Joint Proxy Statement and the Registration Statement will comply (with respect to information relating to Amerin) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Amerin makes no representation or warranty with respect to any information supplied by CMAC which is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 3.12. Absence of Certain Changes or Events. Since December 31, 1997, Amerin and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin (other than an event, occurrence, development or state of circumstances or facts related to (i) the United States economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or (iii) the mortgage insurance industry in general), (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Amerin, or (c) any action taken by Amerin or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

     SECTION 3.13. Material Liabilities; Investments. (a) There are no liabilities of Amerin or any Subsidiary of Amerin of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (i) liabilities provided for in the Amerin Balance Sheet;

          (ii) liabilities incurred since the Amerin Balance Sheet Date in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin; and

          (iii) liabilities or obligations under this Agreement.

     (b) Section 3.13(b) of the Amerin Schedule of Exceptions describes in reasonable detail all of Amerin's Investment Assets as of September 30, 1998.

     "INVESTMENT ASSETS" means, with respect to any person, any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange
Act) by such person or any Subsidiary of such person, including but not limited to bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes.

     SECTION 3.14. Compliance with Laws and Court Orders. Amerin and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of Amerin, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin.

     SECTION 3.15. Material Contracts. (a) Neither Amerin nor any of its Subsidiaries is a party to or bound by:

          (i) any agreement any of the benefits or costs of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

          (ii) any insurance related agreement with outside parties (other than any such agreement that is cancelable within 60 days without the payment of any penalty and other than insurance policies or other similar agreements issued by any Subsidiary of Amerin in the ordinary course of its business as to which Amerin has provided the principal forms to CMAC), including, but not limited to, those relating to borrower counseling and contract underwriting;

          (iii) any agreement which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) that has not been filed or incorporated by reference in the Amerin SEC Filings;

          (iv) any agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

          (v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement relating thereto, other than any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $1,000,000;

          (vi) any material license, franchise or similar agreement necessary for the operation of the business of Amerin and its Subsidiaries, taken as a whole;

          (vii) any material agency, dealer, sales representative, marketing or other similar agreement, other than any agency agreement on the relevant Subsidiaries' standard independent agency form;

          (viii) any agreement that restricts or prohibits Amerin or any Subsidiary or Affiliate of Amerin from competing with any person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit Amerin or any Subsidiary or Affiliate of Amerin after the Effective Time;

          (ix) any reinsurance agreement (in each case applicable to insurance in force);

          (x) any agreement containing "change in control" or similar provisions relating to a change in control of Amerin or any of its Subsidiaries;

          (xi) any "stop loss" agreement, other than those entered into in the ordinary course of business consistent with past practice;

          (xii) any agreement (other than insurance policies or other similar agreements issued by any Subsidiary of Amerin in the ordinary course of its business) pursuant to which Amerin or any Subsidiary of Amerin is obligated to indemnify any other person;

          (xiii) any agreement (other than any option agreement) with any Affiliate of Amerin or any director, officer or employee of Amerin or any of its Subsidiaries or Affiliates;

          (xiv) any other material agreement; or

          (xv) any guaranty of any of the foregoing.

     For the purposes of this Section 3.15(a), "agreement" means any agreement, contract, arrangement, commitment or understanding (whether written or oral).

     (b) Amerin has heretofore furnished or made available to CMAC complete and correct copies (or, if oral, accurate written summaries) of the items listed in
Section 3.15 of the Amerin Schedule of Exceptions, each as amended or modified to the date hereof, including any waivers with respect thereto (the "AMERIN SIGNIFICANT AGREEMENTS"). Except as specifically disclosed therein: (i) each of the Amerin Significant Agreements is valid and binding on Amerin or of its Subsidiaries as applicable, and in full force and effect; (ii) Amerin and each of its Subsidiaries, as applicable, have in all material respects performed all material obligations required to be performed by them to date under each Amerin Significant Agreement; (iii) neither Amerin nor any of its Subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Amerin Significant Agreement, except as, in the case of clauses (ii) and (iii), such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin. Set forth on Section 3.15 of the Amerin Schedule of Exceptions is a description of any material changes as of the date hereof to the amount and terms of the indebtedness of Amerin and its Subsidiaries from that described in the notes to the Amerin 10-K.

     SECTION 3.16. Non-Claims Litigation. Except for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by Amerin or any Subsidiary of Amerin, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Amerin threatened against or affecting, Amerin or any Subsidiary of Amerin or any of their respective properties before any court, arbitrator, or any Governmental Entity which is reasonably likely to result in actual damages individually in excess of $500,000 or actual damages in the aggregate in excess of $1,000,000. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Amerin threatened against or affecting, Amerin or any Subsidiary of Amerin or any of their respective properties before any court, arbitrator, or any Governmental Entity which would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Neither Amerin nor any Subsidiary of Amerin nor any of their respective properties is subject to any material order or judgment which would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 3.17. Reserves; Reinsurance. (a) Each reserve and other liability amount in respect of the insurance business, including without limitation reserve and other liability amounts in respect of insurance policies, established or reflected in the Amerin Annual Statements was reviewed and certified by an independent actuary in accordance with applicable state insurance laws and regulations. Each reserve and other liability amount in respect of the insurance business, including without limitation reserve and other liability amounts in respect of insurance policies, established or reflected in the Amerin Unaudited September Balance Sheet was reviewed by an independent actuary to the extent required by applicable state insurance laws and regulations. Each reserve and other liability amount established or reflected in the Amerin Annual Statements or the Amerin Unaudited September Balance Sheet was in conformity with SAP and in compliance with the requirements of the insurance laws, rules and regulations of the respective jurisdictions of domicile of each Subsidiary of Amerin as of the date thereof. Each Subsidiary of Amerin owns assets that qualify as admitted assets under the insurance laws, rules and regulations of the respective jurisdictions of domicile of such Subsidiary in an amount equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by the insurance laws, rules and regulations of the respective jurisdictions of domicile of such Subsidiary. The reserves set forth in the Amerin Annual Statements for the years indicated for payment of all insurance policy benefits, losses, claims and expenses were considered adequate as of the date of such statements by management of Amerin to cover the total amount of all reasonably anticipated liabilities of Amerin and its Subsidiaries.

     (b) Section 3.17(b) of the Amerin Schedule of Exceptions lists, to the extent not otherwise set forth in Section 3.15 of the Amerin Schedule of Exceptions, all ceded reinsurance agreements in force as of the date hereof to which any Subsidiary of Amerin is a party and under which there is liability by either party to the agreement (collectively, the "AMERIN EXISTING REINSURANCE AGREEMENTS"). Section 3.17(b) of the Amerin Schedule of Exceptions also lists any reinsurance agreement pursuant to which Amerin or any of its Subsidiaries has assumed any insurance obligations. Neither Amerin nor any of its Subsidiaries has any reason to believe that any amount recoverable by any of the Subsidiaries of Amerin pursuant to any Amerin Existing Reinsurance Agreement is not fully collectible in due course and, to the Knowledge of Amerin, there is no reason to believe that the financial condition of any such other party is impaired to the extent that a default thereunder may reasonably be anticipated. Each of the Subsidiaries of Amerin is entitled to take full credit in its statutory financial statements pursuant to applicable insurance laws for ceded reinsurance under the Amerin Existing Reinsurance Agreements to which it is a party, and there is no claim under any Amerin Existing Reinsurance Agreement that is disputed by any other party to such agreement.

     SECTION 3.18. Loans and Advances. Other than in the ordinary course of its portfolio investment activities or loss mitigation activities, neither Amerin nor any of its Subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other person in excess of $500,000.

     SECTION 3.19. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Morgan Stanley, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Amerin or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.20. Opinion of Financial Advisor. The Amerin Board has received the opinion of DLJ, financial advisor to Amerin, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to Amerin's stockholders.

     SECTION 3.21. Taxes. Except as set forth in the Amerin Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin, (i all Tax returns, statements, reports, forms, and similar filings (collectively, the "AMERIN RETURNS") required to be filed with any taxing authority by, or with respect to, Amerin and its Subsidiaries with respect to Taxes have been filed in accordance with all applicable laws, (ii) Amerin and its Subsidiaries have timely paid all Taxes shown as due and payable on the Amerin Returns that have been so filed, and, as of the time of filing, the Amerin Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Amerin and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Amerin Balance Sheet), (iii) Amerin and its Subsidiaries have made provision for all Taxes payable by Amerin and its Subsidiaries for which no Amerin Return has yet been filed, (iv) the charges, accruals and reserves for Taxes with respect to Amerin and its Subsidiaries reflected on each of the Amerin Balance Sheet and the Amerin Unaudited September Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof, (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Amerin or any of its Subsidiaries in respect of any Tax, (vi) no Amerin Returns have been examined by the Internal Revenue Service ("IRS"), and the IRS has not made assessments with respect to such returns, and (vii) there is in effect no extension or waiver of the applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

     For purposes of this Agreement, "TAXES" or "TAX" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

     SECTION 3.22. Employee Benefit Plans. (a) Section 3.22 of the Amerin Schedule of Exceptions identifies each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy applicable to any director or officer of Amerin and each plan, fund, program, policy, contract, commitment or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether formal or informal, written or oral, which (i) is sponsored, maintained, administered or contributed to by Amerin or any of its ERISA Affiliates (as defined below) or under which Amerin or any of its ERISA Affiliates has any obligation to contribute to, or any liability and (ii) covers any employee or former employee, director or former director, consultant or former consultant, independent contractor or former independent contractor, or present or former beneficiary, dependent or assignee of any such employee, former employee, director, former director, independent contractor, former independent contractor, consultant or former consultant of Amerin or any of its Subsidiaries. Such plans are referred to collectively herein as the "AMERIN EMPLOYEE PLANS." Amerin has delivered or made available to CMAC, with respect to all Amerin Employee Plans, true, complete and correct copies of the following (including all amendments thereto): all plan documents, handbooks, manuals, material employee communications and similar documents governing employment policies, practices and procedures; all of the most recent summary plan descriptions and any subsequent summaries of material modifications; Forms series 5500 as filed with the IRS (including all required reports and supporting schedules) for the most recent plan year; all trust agreements with respect to the Amerin Employee Plans; copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Amerin Employee Plan; most recent annual audit and accounting of plan assets for all funded plans; and, as applicable, the most recent IRS determination letters and IRS opinion letters for all plans qualified under Section 401(a) of the Code. An "ERISA AFFILIATE" of an entity is any enterprise which, with such entity, forms or formed at any time since September 2, 1994, a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code.

     (b) Each Amerin Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, including without limitation requirements as to contributions, insurance premiums, fiduciary administration, plan operations, employee classification and plan design, except where failure(s) to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin.

     (c) No Amerin Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), and no Amerin Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Amerin Employee Plans are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither Amerin nor any of its Subsidiaries has ever sponsored, maintained or contributed to, or incurred any liability with respect to, any employee benefit plan subject to Title IV of ERISA (including any Multiemployer Plan). Neither CMAC nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Amerin Employee Plan has or will make Amerin or any Subsidiary, any officer or director of Amerin or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax or penalty pursuant to Section 4975 of the Code or Part 4 of Subtitle I of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amerin.

     (d) Each Amerin Employee Plan which is intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code and, to the Knowledge of Amerin, nothing has occurred and no facts have arisen since such IRS determination that would jeopardize the tax qualified status of any such Amerin Employee Plan or the tax-exempt status of any related trust.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Amerin or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Amerin Employee Plan which would increase materially the expense of maintaining such Amerin Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the Amerin Balance Sheet Date.

     (f) Neither Amerin nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $500,000 or more with any officer, consultant, director or employee.

     SECTION 3.23. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Amerin,

          (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Amerin, is threatened by any Governmental Entity or other person against, Amerin or any of its Subsidiaries, in each case relating to or arising out of any Environmental Law;

          (ii) Amerin and each of its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

          (iii) there are no liabilities of or relating to Amerin or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     (b) The following terms shall have the meaning set forth below:

     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "ENVIRONMENTAL PERMITS" means, with respect to any person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities required by Environmental Laws and necessary to the business of such person as currently conducted.

     "AMERIN" and "ITS SUBSIDIARIES" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of Amerin or any of its Subsidiaries.

     SECTION 3.24. Intellectual Property; Software. (a) Amerin and its Subsidiaries own or otherwise have rights to use and, as of and from the Effective Time, will own or otherwise have rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Intellectual Property used in their respective businesses as currently conducted and as contemplated to be conducted; the use of any Intellectual Property by Amerin and its Subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the Knowledge of Amerin, no person is challenging, infringing on or otherwise violating any right of Amerin or any Subsidiary of Amerin with respect to any Intellectual Property owned by and/or licensed to Amerin and its Subsidiaries.

     (b) Amerin and its Subsidiaries own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Software used in the conduct of their respective businesses and operations as currently conducted; the use of the Software by Amerin and its Subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the Knowledge of Amerin, no person is challenging, infringing on or otherwise violating any right of Amerin or any Subsidiary of Amerin with respect to any Software used by Amerin and its Subsidiaries. Except as set forth in Section 3.24(b) of the Amerin Schedule of Exceptions, from and after the Effective Time, Amerin and its Subsidiaries will own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Software used in the conduct of their respective businesses and operations as currently conducted in the same manner as such Software has been used to conduct such businesses and operations prior to the date hereof.

     "INTELLECTUAL PROPERTY" shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided that "Intellectual Property" shall not include Software.

     "SOFTWARE" shall mean all computer and telecommunication software including source and object code and documentation and any other media (including but not limited to manuals, journals and reference books).

     SECTION 3.25. Properties. Amerin and its Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all of their respective properties and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on the Amerin Balance Sheet. None of such properties or assets is subject to any Liens, except:

          (i) Liens reflected on the Amerin Balance Sheet;

          (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Amerin Balance Sheet); and

          (iii) Liens which do not, individually or in the aggregate, materially detract from the value reflected on the Amerin Balance Sheet or materially interfere with any present or intended use of any material properties or assets.

     SECTION 3.26. Pooling; Tax Treatment. (a) Amerin intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     (b) To the best of Amerin's Knowledge, neither Amerin nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 3.27. Takeover Statutes. The Amerin Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the restrictions on "business combinations" set forth in Section 203 of the Delaware Law. To the best of Amerin's Knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to Amerin or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     SECTION 3.28. Transactions with Affiliates. Since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between Amerin or its Subsidiaries, on the one hand, and Amerin's Affiliates (other than wholly-owned Subsidiaries of Amerin) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

     SECTION 3.29. Business Information. The information Amerin has heretofore provided to CMAC regarding the composition and performance of Amerin's portfolios of primary and pool insurance and reinsurance is accurate and includes all material information concerning such portfolios. Amerin has provided CMAC with complete copies of all contracts and other business arrangements with respect to the provision of insurance and any related services (including without limitation primary insurance plans, pool insurance commitments, reinsurance agreements, and contract underwriting arrangements). Prior to the date of this Agreement, Amerin has disclosed to CMAC the terms and provisions of any insurance or ancillary product, plan or service that are not fully set forth in formal business agreements.

     SECTION 3.30. Year 2000. Amerin has undertaken a concerted effort to ensure that all of the Software, databases, computer firmware, computer hardware (where general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by Amerin or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving date-related data with respect to any dates after December 31, 1999. Amerin reasonably believes that such effort will be successful.

     SECTION 3.31. Rights Agreement. Amerin has taken all necessary action with respect to all of the outstanding Amerin Stockholder Rights so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, (i) neither Amerin nor CMAC will have any obligations under the Amerin Stockholder Rights or the Amerin Rights Agreement and (ii) the holders of the Amerin Stockholder Rights will have no rights under the Amerin Stockholder Rights or the Amerin Rights Agreement.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF CMAC

     CMAC represents and warrants to Amerin that, except as disclosed in the CMAC Schedule of Exceptions (which will identify exceptions by specific Section references) or as otherwise expressly contemplated by this Agreement:

     SECTION 4.01. Corporate Existence and Power. CMAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. CMAC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. CMAC has heretofore delivered to Amerin true and complete copies of the certificate of incorporation and bylaws of CMAC as currently in effect.

     SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by CMAC of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of CMAC and, except for the required approval of CMAC's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of not less than a majority of the outstanding shares of CMAC Stock is the only vote of the CMAC stockholders necessary in connection with the consummation of the Merger. No other vote of the CMAC stockholders is necessary in connection with this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of CMAC.

     (b) The CMAC Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of CMAC's stockholders, (ii) declared advisable and approved and adopted this Agreement and the transactions contemplated hereby (including the Merger and the issuance of CMAC Stock pursuant to this Agreement), and (iii) resolved to recommend approval and adoption of this Agreement by its stockholders.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by CMAC of this Agreement and the consummation by CMAC of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act, the Securities Act, the Exchange Act or any other applicable securities laws, (iii) approvals and filings under the insurance laws of the jurisdictions set forth in Section 4.03 of the CMAC Schedule of Exceptions and (iv) any other filings, approvals or authorizations which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by CMAC of this Agreement and the consummation by CMAC of the transactions contemplated hereby do not and will not (i) contravene or violate the certificate of incorporation or bylaws of CMAC or the equivalent documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to CMAC or any of its Subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of CMAC or any of its Subsidiaries or to a loss of any benefit to which CMAC or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon CMAC or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of CMAC or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of CMAC or any of its Subsidiaries except, in the case of clauses (ii),
(iii) and (iv), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC.

     SECTION 4.05. Capitalization. The authorized capital stock of CMAC consists of 80,000,000 shares of CMAC Stock and 20,000,000 shares of Preferred Stock, par value $.001 per share, of which 800,000 shares have been designated $4.125 Preferred Stock ( the "$4.125 PREFERRED STOCK"). As of November 16, 1998, there were outstanding 22,703,958 shares of CMAC Stock, and 800,000 shares of Preferred Stock, all of which are shares of $4.125 Preferred Stock. As of November 16, 1998, there were outstanding options to purchase an aggregate of 1,461,152 shares of CMAC Stock at an average exercise price of $21.33 per share (of which options to purchase an aggregate of 736,577 shares of CMAC Stock were exercisable). All outstanding shares of capital stock of CMAC have been duly authorized and validly issued and are fully paid and non-assessable. Except for the CMAC Stockholder Rights, except as set forth in this Section, except for changes since November 16, 1998 resulting from the exercise of employee stock options outstanding on such date and except for the transactions contemplated hereby, there are no outstanding (i) shares of capital stock or voting securities of CMAC, (ii) securities of CMAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of CMAC or (iii) options or other rights to acquire from CMAC or any of its Subsidiaries or other obligations of CMAC to issue, any capital stock, voting securities or securities convertible into or exchangeable for

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

capital stock or voting securities of CMAC. There are no outstanding obligations of CMAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above.

     SECTION 4.06. Assets Necessary. CMAC and its Subsidiaries own, lease or license all material property and assets (including without limitation Intellectual Property and Software) necessary to carry on their businesses and operations as presently conducted. All such material assets and properties (other than as CMAC and Amerin may mutually agree) will be owned, leased or licensed by CMAC and its Subsidiaries at the Effective Time and will as of the Effective Time permit the Surviving Corporation and its Subsidiaries to conduct such businesses and operations substantially in the same manner as such businesses and operations have been conducted by CMAC prior to the Effective Time.

     SECTION 4.07. Subsidiaries. (a) Each Subsidiary of CMAC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. Each Subsidiary of CMAC is duly qualified, or otherwise authorized, to transact business as a corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. Section 4.07(a) of the CMAC Schedule of Exceptions sets forth a complete and correct list of all CMAC's Subsidiaries. Neither CMAC nor any of its Subsidiaries holds any interest in a partnership or joint venture of any kind.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of CMAC is owned by CMAC, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed under the Securities Act. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of CMAC's Subsidiaries, (ii) securities of CMAC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of CMAC's Subsidiaries or (iii) options or other rights to acquire from CMAC or any of its Subsidiaries, or other obligations of CMAC or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of CMAC's Subsidiaries. There are no outstanding obligations of CMAC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

     SECTION 4.08. Licenses and Permits; Policies; Regulatory Matters. (a) CMAC and its Subsidiaries hold all Permits necessary for the ownership and conduct, in the manner now conducted, of the respective businesses of CMAC and its Subsidiaries in each of the jurisdictions in which CMAC and its Subsidiaries conduct or operate their respective businesses, and such Permits are in full force and effect in all material respects. No material violations exist in respect of any Permit of CMAC and its Subsidiaries, and no proceeding or investigation is pending, or to the Knowledge of CMAC threatened, that would be reasonably likely to result in the suspension, revocation, limitation or restriction of any Permit and, to the Knowledge of CMAC, there is no reasonable basis for the assertion of any such material violation or the institution of any such proceeding.

     (b) All insurance policies issued by any Subsidiary of CMAC as now in force are, to the extent required under applicable law, in a form acceptable to applicable regulatory authorities, or have been filed with and not objected to by such authorities within the period provided for such objection.

     (c) CMAC and each Subsidiary of CMAC has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by CMAC or any Subsidiary of CMAC, respectively, with any applicable federal, state or local regulatory authorities, including but not limited to state insurance regulatory authorities. All such material reports, statements, documents, registrations, filings

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

and submissions complied in all material respects with applicable law in effect when filed and no material deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied. All premium rates, rating plans and policy forms established or used by CMAC or any Subsidiary of CMAC that are required to be filed with or approved by insurance regulatory authorities have been so filed or approved, the premiums charged conform in all material respects to the premiums so filed or approved and comply in all material respects with the insurance laws applicable thereto, except where the failure to make such filing or obtain such approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. None of the information to be supplied by CMAC for inclusion in the approvals and filings under the insurance laws of the jurisdictions set forth in Section 4.03 of the CMAC Schedule of Exceptions will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     SECTION 4.09. SEC Filings. (a) CMAC has delivered to Amerin (i) its annual report on Form 10-K for its fiscal year ended December 31, 1997 (the "CMAC 10-K"), (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CMAC held since December 31, 1997 and (iv) all of its other reports, statements, prospectuses, schedules and registration statements filed with the SEC since December 31, 1997 (the documents referred to in this Section 4.09(a) being referred to collectively as the "CMAC SEC FILINGS"). CMAC's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1998 is referred to herein as the "CMAC 10-Q".

     (b) As of its filing date, each CMAC SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (c) As of its filing date, each CMAC SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, if any, as amended or supplemented, if applicable, filed pursuant to the Securities Act did not, as of the date such statement or amendment became effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.10. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of CMAC included in the CMAC SEC Filings fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of CMAC and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited consolidated interim financial statements). For purposes of this Agreement, "CMAC BALANCE SHEET" means the audited consolidated balance sheet of CMAC as of December 31, 1997 set forth in the CMAC 10-K and "CMAC BALANCE SHEET DATE" means December 31, 1997. For the purposes of this Agreement, the "CMAC UNAUDITED SEPTEMBER BALANCE SHEET" means the unaudited consolidated balance sheet of CMAC and its Subsidiaries as of September 30, 1998.

     (b) The audited balance sheets of CMAC's Subsidiaries as of December 31, 1997, and the related statements of operations and statements of cash flows for the year then ended, and their respective annual statements for the fiscal year ended December 31, 1997 (the "CMAC ANNUAL STATEMENTS") filed with the Regulators, copies of which have been delivered to Amerin, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their respective operations and cash flows for the year then ended in conformity with SAP. The other information contained in the CMAC Annual Statements fairly presents in all material respects the information required to be contained therein in conformity with SAP. The balance sheets of CMAC and its Subsidiaries in respect of any period ending after December 31, 1997, and the related statements of operations and statements of cash flows, which have been filed with Regulators, copies of which have been delivered to Amerin, fairly present in all material respects their respective statutory financial conditions as of such date and the results of their

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

respective operations and cash flows for the period then ended in conformity with SAP consistently applied.

     SECTION 4.11. Registration Statement; Joint Proxy Statement. None of the information to be supplied by CMAC for inclusion or incorporation by reference in the Joint Proxy Statement and the Registration Statement and any amendments thereto will (i) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of the CMAC Stockholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Joint Proxy Statement and the Registration Statement will comply (with respect to information relating to CMAC) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, CMAC makes no representation or warranty with respect to any information supplied by Amerin which is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 4.12. Absence of Certain Changes or Events. Since December 31, 1997, CMAC and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC (other than an event, occurrence, development or state of circumstances or facts related to (i) the United States economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or (iii) the mortgage insurance industry in general), (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by CMAC, or (c) any action taken by CMAC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

     SECTION 4.13. Material Liabilities; Investments. (a) There are no liabilities of CMAC or any Subsidiary of CMAC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (i) liabilities provided for in the CMAC Balance Sheet;

          (ii) liabilities incurred since the CMAC Balance Sheet Date in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC; and

          (iii) liabilities or obligations under this Agreement.

     (b) Section 4.13(b) of the CMAC Schedule of Exceptions describes in reasonable detail all of CMAC's Investment Assets as of September 30, 1998.

     SECTION 4.14. Compliance with Laws and Court Orders. CMAC and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of CMAC, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC.

     SECTION 4.15. Material Contracts. (a) Neither CMAC nor any of its Subsidiaries is a party to or bound by:

          (i) any agreement any of the benefits or costs of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

          (ii) any insurance related agreement with outside parties (other than any such agreement that is cancelable within 60 days without the payment of any penalty and other than insurance policies or other similar agreements issued by any Subsidiary of CMAC in the ordinary course of its business as to which CMAC has provided the principal forms to Amerin), including, but not limited to, those relating to borrower counseling and contract underwriting;

          (iii) any agreement which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) that has not been filed or incorporated by reference in the CMAC SEC Filings;

          (iv) any agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

          (v) any agreement relating to indebtedness for borrowed money or any guarantee or similar agreement relating thereto, other than any such agreement with, or relating to, an aggregate outstanding principal amount or guaranteed obligation not exceeding $1,000,000;

          (vi) any material license, franchise or similar agreement necessary for the operation of the business of CMAC and its Subsidiaries, taken as a whole;

          (vii) any material agency, dealer, sales representative, marketing or other similar agreement, other than any agency agreement on the relevant Subsidiaries' standard independent agency form;

          (viii) any agreement that restricts or prohibits CMAC or any Subsidiary or Affiliate of CMAC from competing with any person in any line of business or from competing in, engaging in or entering into any line of business in any area and which would so restrict or prohibit CMAC or any Subsidiary or Affiliate of CMAC after the Effective Time;

          (ix) any reinsurance agreement (in each case applicable to insurance in force);

          (x) any agreement containing "change in control" or similar provisions relating to a change in control of CMAC or any of its Subsidiaries;

          (xi) any "stop loss" agreement, other than those entered into in the ordinary course of business consistent with past practice;

          (xii) any agreement (other than insurance policies or other similar agreements issued by any Subsidiary of CMAC in the ordinary course of its business) pursuant to which CMAC or any Subsidiary of CMAC is obligated to indemnify any other person;

          (xiii) any agreement (other than any option agreement) with any Affiliate of CMAC or any director, officer or employee of CMAC or any of its Subsidiaries or Affiliates;

          (xiv) any other material agreement; or

          (xv) any guaranty of any of the foregoing.

     For the purposes of this Section 4.15(a), "agreement" means any agreement, contract, arrangement, commitment or understanding (whether written or oral).

     (b) CMAC has heretofore furnished or made available to Amerin complete and correct copies (or, if oral, accurate written summaries) of the items listed in
Section 4.15 of the CMAC Schedule of Exceptions, each as amended or modified to the date hereof, including any waivers with respect thereto (the "CMAC SIGNIFICANT AGREEMENTS"). Except as specifically disclosed therein: (i) each of the CMAC Significant Agreements is valid and binding on CMAC or its Subsidiaries as applicable and in full force and effect; (ii) CMAC and each of its Subsidiaries, as applicable, have in all material respects performed all material obligations required to be performed by them to date under each CMAC Significant Agreement; (iii) neither CMAC nor any of its Subsidiaries knows of, or has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such violation of or a default) by any party under any CMAC Significant Agreement or any other loan or

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

credit agreement, note, bond, mortgage, indenture or loan, except as, in the case of clauses (ii) and (iii), such matters would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. Set forth on Section 4.15 of the CMAC Schedule of Exceptions is a description of any material changes as of the date hereof to the amount and terms of the indebtedness of CMAC and its Subsidiaries from that described in the notes to the CMAC 10-K.

     SECTION 4.16. Non-Claims Litigation. Except for any action, suit, investigation or proceeding that involves a claim under any insurance, reinsurance or indemnity policy, fidelity bond, surety bond or similar contract or undertaking issued or entered into by CMAC or any Subsidiary of CMAC, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of CMAC threatened against or affecting, CMAC or any Subsidiary of CMAC or any of their respective properties before any court, arbitrator, or any Governmental Entity which is reasonably likely to result in actual damages individually in excess of $500,000 or actual damages in the aggregate in excess of $1,000,000. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of CMAC threatened against or affecting, CMAC or any Subsidiary of CMAC or any of their respective properties before any court, arbitrator, or any Governmental Entity which would reasonably be expected to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Neither CMAC nor any Subsidiary of CMAC nor any of their respective properties is subject to any material order or judgment which would prevent or delay the consummation of the transactions contemplated hereby.

     SECTION 4.17. Reserves; Reinsurance. (a) Each reserve and other liability amount in respect of the insurance business, including without limitation reserve and other liability amounts in respect of insurance policies, established or reflected in the CMAC Annual Statements was reviewed and certified by an independent actuary in accordance with applicable state insurance laws and regulations. Each reserve and other liability amount in respect of the insurance business, including without limitation reserve and other liability amounts in respect of insurance policies, established or reflected in the CMAC Unaudited September Balance Sheet was reviewed by an independent actuary to the extent required by applicable state insurance laws and regulations. Each reserve and other liability amount established or reflected in the CMAC Annual Statements or the CMAC Unaudited September Balance Sheet was in conformity with SAP and in compliance with the requirements of the insurance laws, rules and regulations of the respective jurisdictions of domicile of each Subsidiary of CMAC as of the date thereof. Each Subsidiary of CMAC owns assets that qualify as admitted assets under the insurance laws, rules and regulations of the respective jurisdictions of domicile of such Subsidiary in an amount equal to the sum of all such reserves and liability amounts and its minimum statutory capital and surplus as required by the insurance laws, rules and regulations of the respective jurisdictions of domicile of such Subsidiary. The reserves set forth in the CMAC Annual Statements for the years indicated for payment of all insurance policy benefits, losses, claims and expenses were considered adequate as of the date of such statements by management of CMAC to cover the total amount of all reasonably anticipated liabilities of CMAC and its Subsidiaries.

     (b) Section 4.17(b) of CMAC Schedule of Exceptions lists, to the extent not otherwise listed on Schedule 4.15 of the CMAC Schedule of Exceptions, all ceded reinsurance agreements in force as of the date hereof to which any Subsidiary of CMAC is a party and under which there is liability by either party to the agreement (collectively, the "CMAC EXISTING REINSURANCE AGREEMENTS"). Section 4.17(b) of the CMAC Schedule of Exceptions also lists any reinsurance agreement pursuant to which CMAC or any of its Subsidiaries has assumed any insurance obligations. Neither CMAC nor any of its Subsidiaries has any reason to believe that any amount recoverable by any of the Subsidiaries of CMAC pursuant to any CMAC Existing Reinsurance Agreement is not fully collectible in due course and, to the Knowledge of CMAC, there is no reason to believe that the financial condition of any such other party is impaired to the extent that a default thereunder may reasonably be anticipated. Each of the Subsidiaries of CMAC is entitled to take full credit in its statutory financial statements pursuant to applicable insurance laws for ceded reinsurance under the CMAC Existing Reinsurance Agreements to which it is a party, and there is no claim under any CMAC Existing Reinsurance Agreement that is disputed by any other party to such agreement.

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

     SECTION 4.18. Loans and Advances. Other than in the ordinary course of its portfolio investment activities or loss mitigation activities, neither CMAC nor any of its Subsidiaries has any contractual commitment to make any loan, advance or capital contribution to, or investment in, any other person in excess of $500,000.

     SECTION 4.19. Finders' Fees. Except for Schroder & Co. Inc., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of CMAC or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.20. Opinion of Financial Advisor. The CMAC Board has received the opinion of Schroder & Co. Inc., financial advisor to CMAC, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to CMAC.

     SECTION 4.21. Taxes. Except as set forth in the CMAC Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC, (i) all Tax returns, statements, reports, forms, and similar filings (collectively, the "CMAC RETURNS") required to be filed with any taxing authority by, or with respect to, CMAC and its Subsidiaries with respect to Taxes have been filed in accordance with all applicable laws, (ii) CMAC and its Subsidiaries have timely paid all Taxes shown as due and payable on the CMAC Returns that have been so filed, and, as of the time of filing, the CMAC Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of CMAC and its Subsidiaries (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the CMAC Balance Sheet), (iii) CMAC and its Subsidiaries have made provision for all Taxes payable by CMAC and its Subsidiaries for which no CMAC Return has yet been filed, (iv) the charges, accruals and reserves for Taxes with respect to CMAC and its Subsidiaries reflected on each of the CMAC Balance Sheet and the CMAC Unaudited September Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof, (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to CMAC or any of its Subsidiaries in respect of any Tax, (vi) all CMAC Returns for fiscal years ending on or before December 31, 1985 have been examined by the Internal Revenue Service, and any assessments with respect to such returns have been paid in full, and (vii) there is in effect no extension or waiver of the applicable statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

     SECTION 4.22. Employee Benefit Plans. (a) Section 4.22 of the CMAC Schedule of Exceptions identifies each "employee benefit plan", as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy applicable to any director or officer of CMAC and each plan, fund, program, policy, contract, commitment or arrangement, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether formal or informal, written or oral, which (i) is sponsored, maintained, administered or contributed to by CMAC or any of its ERISA Affiliates or under which CMAC or any of its ERISA Affiliates has any liability and (ii) covers any employee or former employee of CMAC or any of its Subsidiaries. Copies of such plans and arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished or made available to Amerin together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "CMAC EMPLOYEE PLANS".

     (b) Each CMAC Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such plan, including without limitation requirements as to contributions, insurance premiums, fiduciary administration, plan operations, employee classification and plan design, except where failure(s) to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC.

     (c) No CMAC Employee Plan constitutes a Multiemployer Plan, and neither CMAC nor any ERISA Affiliate contributes to, and has ever contributed to or had any other liability with respect to a Multiemployer Plan. No CMAC Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only CMAC Employee Plans that are subject to Title IV of ERISA,
Section 302 of ERISA or Section 412 of the Code (the "CMAC RETIREMENT PLANS") are identified in Section 4.22 of the CMAC Schedule of Exceptions. As of the CMAC Balance Sheet Date, the fair market value of the assets of each CMAC Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such CMAC Retirement Plans determined by using the interest rate and actuarial assumptions used for funding purposes in the January 1, 1998 actuarial report. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any CMAC Retirement Plan, whether or not waived. CMAC knows of no "reportable event", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any CMAC Employee Plan, other than a "reportable event" that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC. No condition exists and no event has occurred that could constitute grounds for termination of any CMAC Retirement Plan and neither CMAC nor any of its ERISA Affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any CMAC Employee Plan has or will make CMAC or any Subsidiary, any officer or director of CMAC or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax or penalty pursuant to Section 4975 of the Code or Part 4 of Subtitle I of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CMAC.

     (d) Each CMAC Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code and to the Knowledge of CMAC, nothing has occurred and no facts have arisen since such IRS determination that would jeopardize the tax-qualified status of any such CMAC Employee Plan or the tax-exempt status of any related trust.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by CMAC or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any CMAC Employee Plan which would increase materially the expense of maintaining such CMAC Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended on the CMAC Balance Sheet Date.

     (f) Neither CMAC nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $500,000 or more with any officer, consultant, director or employee.

     SECTION 4.23. Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CMAC,

          (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of CMAC, is threatened by any Governmental Entity or other person against, CMAC or any of its Subsidiaries, in each case relating to or arising out of any Environmental Law;

          (ii) CMAC and each of its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

          (iii) there are no liabilities of or relating to CMAC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

     (b) The following terms shall have the meaning set forth below:

     "CMAC" and "ITS SUBSIDIARIES" shall, for purposes of this Section, include any entity which is, in whole or in part, a corporate predecessor of CMAC or any of its Subsidiaries.

     SECTION 4.24. Intellectual Property; Software. (a) CMAC and its Subsidiaries own or otherwise have rights to use and, as of and from the Effective Time, will own or otherwise have rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Intellectual Property used in their respective businesses as currently conducted and as contemplated to be conducted; the use of any Intellectual Property by CMAC and its Subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the Knowledge of CMAC, no person is challenging, infringing on or otherwise violating any right of CMAC or any Subsidiary of CMAC with respect to any Intellectual Property owned by and/or licensed to CMAC and its Subsidiaries.

     (b) CMAC and its Subsidiaries own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Software used in the conduct of their respective businesses and operations as currently conducted; the use of the Software by CMAC and its Subsidiaries does not infringe on or otherwise violate the rights of any person; and, to the Knowledge of CMAC, no person is challenging, infringing on or otherwise violating any right of CMAC or any Subsidiary of CMAC with respect to any Software used by CMAC and its Subsidiaries. Except as set forth in Section 4.24(b) of the CMAC Schedule of Exceptions, from and after the Effective Time, CMAC and its Subsidiaries will own or have valid and enforceable licenses or other rights to use (in each case, free and clear of any material Liens or other material limitations or restrictions) all Software used in the conduct of their respective businesses and operations as currently conducted in the same manner as such Software has been used to conduct such businesses and operations prior to the date hereof.

     SECTION 4.25. Properties. CMAC and its Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all of their respective properties and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on the CMAC Balance Sheet. None of such properties or assets is subject to any Liens, except:

          (i) Liens reflected on the CMAC Balance Sheet;

          (ii) Liens for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the CMAC Balance Sheet); and

          (iii) Liens which do not, individually or in the aggregate, materially detract from the value reflected on the CMAC Balance Sheet or materially interfere with any present or intended use of any material properties or assets.

     SECTION 4.26. Pooling; Tax Treatment. (a) CMAC intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

     (b) To the best of CMAC's Knowledge, neither CMAC nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in
(a) above or (ii) as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.27. Takeover Statutes. The CMAC Board has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated by this Agreement the restrictions on "business combinations" set forth in Section 203 of the Delaware Law. To the best of CMAC's Knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to CMAC or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     SECTION 4.28. Transactions with Affiliates. Since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between CMAC or its Subsidiaries, on the one hand, and CMAC's Affiliates (other than wholly-owned Subsidiaries of CMAC) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

     SECTION 4.29. Business Information. The information CMAC has heretofore provided to Amerin regarding the composition and performance of CMAC's portfolios of primary and pool insurance and reinsurance is accurate and includes all material information concerning such portfolios. CMAC has provided Amerin with complete copies of all contracts and other business arrangements with respect to the provision of insurance and any related services (including without limitation primary insurance plans, pool insurance commitments, reinsurance agreements, and contract underwriting arrangements). Prior to the date of this Agreement, CMAC has disclosed to Amerin the terms and provisions of any insurance or ancillary product, plan or service that are not fully set forth in formal business agreements.

     SECTION 4.30. Year 2000. CMAC has undertaken a concerted effort to ensure that all of the Software, databases, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by CMAC or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving date-related data with respect to any dates after December 31, 1999. CMAC reasonably believes that such effort will be successful.

     SECTION 4.31. Rights Agreement. CMAC has taken all necessary action with respect to all of the outstanding CMAC Stockholder Rights so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, (i) neither Amerin nor CMAC will have any obligations under the CMAC Stockholder Rights or the CMAC Rights Agreement and (ii) the holders of the CMAC Stockholder Rights will have no rights under the CMAC Stockholder Rights or the CMAC Rights Agreement.

                                   ARTICLE 5

                                   COVENANTS

     SECTION 5.01. Conduct of Amerin. Amerin agrees that from the date hereof until the Effective Time, except as set forth in Section 5.01 of the Amerin Schedule of Exceptions or as otherwise contemplated by this Agreement or with the prior written consent of CMAC, Amerin and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in Section 5.01 of the Amerin Schedule of

Exceptions or as otherwise contemplated by this Agreement or with the prior written consent of CMAC, Amerin will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its certificate of incorporation or bylaws or equivalent documents;

     (b) amend any material term of any outstanding security of Amerin or any of its Subsidiaries, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (c) merge or consolidate with any other person;

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of (i) any shares of capital stock of Amerin or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest of Amerin or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of Amerin or any of its Subsidiaries, except (A) the issuance of Amerin Stock upon the exercise of Amerin options, (B) pursuant to contracts or agreements in force at the date of this Agreement and set forth in the Amerin Schedule of Exceptions or (C) sales, transfers or dispositions of receivables in connection with the securitization of such receivables;

     (e) acquire, sell, lease, license, mortgage, otherwise encumber or dispose of any assets outside the ordinary course of business and which involve amounts in excess of $1,000,000 individually, or $2,000,000 in the aggregate, or enter into any contract, agreement, commitment or transaction with respect thereto outside the ordinary course of business consistent with past practice;

     (f) create or assume any Lien on any material asset, other than in the ordinary course consistent with past practice;

     (g) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly-owned Subsidiary of Amerin to Amerin or to any other wholly-owned Subsidiary of Amerin in the ordinary course) or repurchase, redeem or acquire any of its outstanding shares of capital stock, or enter into any agreement with respect to the voting of its capital stock;

     (h) (i) incur any indebtedness for borrowed money or issue any debt securities to assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness incurred to refinance any existing indebtedness of CMAC, Amerin or any of their respective Subsidiaries in connection with the Merger or
(B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000, (ii) terminate, cancel or request any material change in, or agree to any material change in, any Amerin Significant Agreement or, except in connection with transactions permitted under this Section 5.01, enter into any contract or agreement material to the business, results of operations or financial condition of Amerin and its Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice, (iii) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1,000,000 for Amerin and its Subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

     (i) make any material loan, advance or capital contributions to or investments in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Amerin made in the ordinary course consistent with past practices;

     (j) change any of its investment policies or any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, GAAP, SAP or Regulation S-X promulgated under the Securities Act and Exchange Act;

     (k) change the method of determining the GAAP reserves for any guaranty fund assessment, special insurance assessment or similar assessment or tax;

     (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of Amerin and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

     (m) make any Tax election or settle or compromise any material Tax liability;

     (n) (i) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of Amerin or any of its Subsidiaries), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Amerin or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) enter into any employment, deferred compensation or other similar agreement (or amendment to any such existing agreement), (v) take any affirmative action to accelerate the vesting of any stock-based compensation or
(vi) make any loans or advances to any directors, officers or employees, except in connection with transfers or for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

     (o) (i) enter into any reinsurance contract, other than in the ordinary course of business consistent with past practice, or (ii) enter into any treaty reinsurance contract, or (iii) commute any reinsurance contract, or (iv) enter into or commute any reinsurance contract purchased by any Subsidiary of Amerin, except where required by a Regulator or a Governmental Entity;

     (p) enter into, extend or renew any traditional or modified pool insurance policy, transaction or arrangement, other than in the ordinary course of business consistent with past practice;

     (q) take any action that would or would reasonably be expected to make any representation and warranty of Amerin hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (r) agree or commit to do any of the foregoing.

     SECTION 5.02. Conduct of CMAC. CMAC agrees that from the date hereof until the Effective Time, except as set forth in Section 5.02 of the CMAC Schedule of Exceptions or as otherwise contemplated by this Agreement or with the prior written consent of Amerin, CMAC and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in
Section 5.02 of the CMAC Schedule of Exceptions or as otherwise contemplated by this Agreement or with the prior written consent of Amerin, CMAC will not, and will not permit any of its Subsidiaries to:

     (a) adopt or propose any change in its certificate of incorporation or bylaws or equivalent documents, except as contemplated by this Agreement;

     (b) amend any material term of any outstanding security of CMAC or any of its Subsidiaries, or reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (c) merge or consolidate with any other person;

     (d) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of (i) any shares of capital stock of CMAC or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest of CMAC or any of its Subsidiaries or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of CMAC or any of its Subsidiaries, except (A) the issuance of CMAC Stock upon the exercise of CMAC options, (B) the award of options in the ordinary course of business and consistent with past practice, (C) pursuant to contracts or agreements in force at the date of this Agreement or (D) sales, transfers or dispositions of receivables in connection with the securitization of such receivables;

     (e) acquire, sell, lease, license, mortgage, otherwise encumber or dispose of any assets outside the ordinary course of business and which involve amounts in excess of $1,000,000 individually, or $2,000,000 in the aggregate, or enter into any contract, agreement, commitment or transaction with respect thereto outside the ordinary course of business consistent with past practice;

     (f) create or assume any Lien on any material asset, other than in the ordinary course consistent with past practice;

     (g) except for a redemption of the $4.125 Preferred Stock in order to comply with the condition set forth in Section 6.01(h), declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any wholly-owned Subsidiary of CMAC to CMAC or to any other wholly-owned Subsidiary of CMAC in the ordinary course and except for regular quarterly cash dividends of $.03 per share on the CMAC Stock or regular quarterly cash dividends of $1.03125 per share on the $4.125 Preferred Stock) or repurchase, redeem or acquire any of its outstanding shares of capital stock, or enter into any agreement with respect to the voting of its capital stock;

     (h) (i) incur any indebtedness for borrowed money or issue any debt securities to assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness incurred to refinance any existing indebtedness of CMAC, Amerin or any of their respective Subsidiaries in connection with the Merger,
(B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000, (C) indebtedness incurred to finance the payment by CMAC of the dividends on the $4.125 Preferred Stock permitted by Section 5.02(g) or (D) indebtedness in the form of variable rate subordinated notes issued to depository institution customers of Commonwealth Mortgage Assurance Company in the ordinary course of business, (ii) terminate, cancel or request any material change in, or agree to any material change in, any CMAC Significant Agreement or, except in connection with transactions permitted under this Section 5.02, enter into any contract or agreement material to the business, results of operations or financial condition of Amerin and its Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice, (iii) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $1,000,000 for CMAC and its Subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02;

     (i) make any material loan, advance or capital contributions to or investments in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of CMAC made in the ordinary course consistent with past practices;

     (j) change any of its investment policies or any of the accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies) used by it, except as may be required as a result of a change in law, GAAP, SAP or Regulation S-X promulgated under the Securities Act and Exchange Act;

     (k) change the method of determining the GAAP reserves for any guaranty fund assessment, special insurance assessment or similar assessment or tax;

     (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of CMAC and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

     (m) make any Tax election or settle or compromise any material Tax liability;

     (n) (i) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of CMAC or any of its Subsidiaries), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of CMAC or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable law or the terms of a collective bargaining agreement, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) enter into any employment, deferred compensation or other similar agreement (or amendment to any such existing agreement), (v) take any affirmative action to accelerate the vesting of any stock-based compensation or (vi) make any loans or advances to any directors, officers or employees, except in connection with transfers or for ordinary travel and business expenses in the ordinary course of business consistent with past practice;

     (o) (i) enter into any reinsurance contract, other than in the ordinary course of business consistent with past practice, or (ii) enter into any treaty reinsurance contract, or (iii) commute any reinsurance contract, or (iv) enter into or commute any reinsurance contract purchased by any Subsidiary of CMAC, except where required by a Regulator or a Governmental Entity;

     (p) enter into any traditional or modified pool insurance policy, transaction or arrangement, other than in the ordinary course of business consistent with past practice;

     (q) take any action that would or would reasonably be expected to make any representation and warranty of CMAC hereunder untrue in any material respect at, or as of any time prior to, the Effective Time; or

     (r) agree or commit to do any of the foregoing.

     SECTION 5.03. Stockholder Meetings; Proxy Materials; Form S-4. (a) Amerin shall cause a meeting of its stockholders (the "AMERIN STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "AMERIN STOCKHOLDER APPROVAL"). Subject to Section 5.09, the Amerin Board shall recommend approval and adoption of this Agreement and the Merger by Amerin's stockholders. In connection with the Amerin Stockholder Meeting, Amerin (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the Amerin Stockholder Approval and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     (b) CMAC shall cause a meeting of its stockholders (the "CMAC STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger and the issuance of CMAC Stock pursuant to the Agreement (the "CMAC STOCKHOLDER APPROVAL"). Subject to Section 5.10, the CMAC Board shall recommend approval and adoption of this Agreement, the Merger and the issuance of CMAC Stock pursuant to this Agreement by CMAC's stockholders. In connection with the CMAC Stockholder Meeting, CMAC (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for such meeting, (ii) will use its best efforts to obtain the CMAC Stockholder Approval and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     (c) Amerin and CMAC shall cooperate and promptly prepare and CMAC shall file with the SEC as soon as practicable the Registration Statement, a portion of which Registration Statement shall also serve as the Joint Proxy Statement. The respective parties will cause the Joint Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. CMAC shall use its best efforts, and Amerin will cooperate with CMAC, to have the Registration Statement declared effective by the SEC as promptly as practicable. CMAC shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and Amerin shall provide all reasonable assistance requested by CMAC in connection therewith. No amendment or supplement to the Joint Proxy Statement will be made by Amerin or CMAC without the approval of the other party, which will not be unreasonably withheld. CMAC will advise Amerin, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CMAC Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Amerin or CMAC, or any of their respective Affiliates, officers or directors, should be discovered by Amerin or CMAC which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Amerin and CMAC.

     SECTION 5.04. Director and Officer Liability. (a) CMAC agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Amerin and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of Amerin, the existence of which does not constitute a breach of this Agreement, shall be assumed by CMAC, as the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of Amerin who become directors and officers of CMAC will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04.

     (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Amerin's directors' and officers' liability insurance policy on terms with respect to such coverage and amount which, in the aggregate, are no less favorable than those of Amerin's current policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to pay more than 175% of the current annual premium.

     (d) The provisions of this Section 5.04 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     SECTION 5.05. Registration of Substitute Option Shares. CMAC shall take such action as is necessary to ensure that the offer and sale of CMAC Stock pursuant to the Substitute Options is effected in compliance with the Securities Act, and that the CMAC Stock underlying such Substitute Options is fully resalable by the holders thereof upon exercise without regard to any holding period therefor. CMAC shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of CMAC Stock pursuant to the Substitute Options.

     SECTION 5.06. Stock Exchange Listing. CMAC shall use its best efforts to cause the shares of CMAC Stock to be issued in connection with the Merger (and upon the exercise of Substitute Options) to be listed on the NYSE, subject to official notice of issuance.

     SECTION 5.07. Employee Benefits. From and after the Effective Time, the Surviving Corporation shall cause the employees of Amerin and its Subsidiaries to receive compensation and employee benefits that are, in the aggregate, no less generous than those currently received by similarly situated employees of CMAC and its Subsidiaries.

     SECTION 5.08. Access to Information. (a) From the date hereof until the Effective Time, Amerin will give CMAC, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Amerin and its Subsidiaries, will furnish to CMAC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Amerin's employees, auditors, counsel and financial advisors to cooperate with CMAC in its investigation of the business of Amerin and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Amerin to CMAC hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated July 29, 1997 between CMAC and Amerin (the "CONFIDENTIALITY AGREEMENT").

     (b) From the date hereof until the Effective Time, CMAC will give Amerin, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of CMAC and its Subsidiaries, will furnish to Amerin, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CMAC's employees, auditors, counsel and financial advisors to cooperate with Amerin in its investigation of the business of CMAC and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by CMAC to Amerin hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

     SECTION 5.09. Non-Solicitation by Amerin; Other Offers for Amerin.
(a) Amerin agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of Amerin or any of its Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Amerin Acquisition Proposal, (ii) enter into any agreement with respect to any Amerin Acquisition Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Amerin Acquisition Proposal;

provided, however, that Amerin may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement to, any person who indicates a willingness to make a Amerin Superior Proposal and the Amerin Board determines in good faith after consultation with its financial advisor that such Amerin Superior Proposal is reasonably capable of being completed on the terms proposed. For all purposes of this Agreement, "AMERIN ACQUISITION PROPOSAL" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving Amerin or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, Amerin or any of its Subsidiaries, other than the transactions contemplated by this Agreement. Amerin immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Amerin Acquisition Proposal.

     (b) Neither the Amerin Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CMAC, the approval or recommendation by the Amerin Board or any such committee of this Agreement and the transactions contemplated by this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Amerin Acquisition Proposal. Notwithstanding the foregoing, (i) the Amerin Board may approve or recommend a Amerin Superior Proposal (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) if the Amerin Board determines in good faith, after taking into account its fiduciary duties, that such action is in the best interests of Amerin's stockholders and (ii) nothing contained in this Agreement shall prevent the Amerin Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Amerin Acquisition Proposal. For all purposes of this Agreement, "AMERIN SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire Amerin pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Amerin Board determines in good faith, after taking into account the advice of independent financial advisors and after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of CMAC and Amerin as a combined company, to be more favorable over the long term to Amerin and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Amerin Board.

     (c) Amerin shall notify CMAC promptly (but in no event later than 24 hours) after receipt by Amerin or any of its advisors of a Amerin Acquisition Proposal or any request for nonpublic information in connection with a Amerin Acquisition Proposal or for access to the properties, books or records of Amerin or any of its Subsidiaries by any person that informs CMAC or any of its advisors that it is considering making, or has made, a Amerin Acquisition Proposal. Such notice to CMAC shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Amerin shall keep CMAC informed, on a current basis, of the status and details (including amendments or proposed amendments) of any such Amerin Acquisition Proposal or request and the status of any negotiations or discussions.

     SECTION 5.10. Non-Solicitation by CMAC; Other Offers for CMAC. (a) CMAC agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of CMAC or any of its Subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any CMAC Acquisition Proposal, (ii) enter into any agreement with respect to any CMAC Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any CMAC Acquisition Proposal; provided, however, that CMAC may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement to, any person who indicates a willingness to make a CMAC Superior Proposal and the CMAC Board determines in good faith after consultation with its

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

financial advisor that such CMAC Superior Proposal is reasonably capable of being completed on the terms proposed. For all purposes of this Agreement, "CMAC ACQUISITION PROPOSAL" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving CMAC or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, CMAC or any of its Subsidiaries, other than the transactions contemplated by this Agreement. CMAC immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any CMAC Acquisition Proposal.

     (b) Neither the CMAC Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Amerin, the approval or recommendation by the CMAC Board or any such committee of this Agreement and the transactions contemplated by this Agreement or (ii) approve or recommend, or propose to approve or recommend, any CMAC Acquisition Proposal. Notwithstanding the foregoing, (i) the CMAC Board may approve or recommend a CMAC Superior Proposal (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) if the CMAC Board determines in good faith, after taking into account its fiduciary duties, that such action is in the best interests of CMAC's stockholders and (ii) nothing contained in this Agreement shall prevent the CMAC Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a CMAC Acquisition Proposal. For all purposes of this Agreement, "CMAC SUPERIOR PROPOSAL" means a bona fide written proposal made by a third party to acquire CMAC pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the CMAC Board determines in good faith, after taking into account the advice of independent financial advisors and after taking into account the strategic benefits anticipated to be derived from the Merger and the prospects of CMAC and Amerin as a combined company, to be more favorable over the long term to CMAC and its stockholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the CMAC Board.

     (c) CMAC shall notify Amerin promptly (but in no event later than 24 hours) after receipt by CMAC or any of its advisors of a CMAC Acquisition Proposal or any request for nonpublic information in connection with a CMAC Acquisition Proposal or for access to the properties, books or records of CMAC or any of its Subsidiaries by any person that informs CMAC or any of its advisors that it is considering making, or has made, a CMAC Acquisition Proposal. Such notice to Amerin shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. CMAC shall keep Amerin informed, on a current basis, of the status and details (including amendments or proposed amendments) of any such CMAC Acquisition Proposal or request and the status of any negotiations or discussions.

     SECTION 5.11. Notices of Certain Events. (a) Amerin and CMAC shall promptly notify each other of:

          (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

          (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

     (b) Amerin shall promptly notify CMAC of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting Amerin or any Subsidiary of Amerin which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or which relate to the consummation of the transactions contemplated by this Agreement.

     (c) CMAC shall promptly notify Amerin of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting CMAC or any Subsidiary of CMAC which, if pending on the date of this Agreement, would have been required to

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

have been disclosed pursuant to Section 4.16 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.12. Appropriate Action; Consents; Filings. (a) Subject to the terms and conditions of this Agreement, Amerin and CMAC shall use their best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any Permits required to be obtained or made by CMAC or Amerin or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act any other applicable law; provided that Amerin and CMAC shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Amerin and CMAC shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

     (b) Amerin and CMAC shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use (or shall cause their respective Subsidiaries to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to prevent the occurrence of a Material Adverse Effect on Amerin or CMAC. In the event that either party shall fail to obtain any third party consent described in this Section 5.12(b), such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Amerin and CMAC, their respective Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) No later than 30 days after the date hereof, CMAC shall determine whether to seek the consent of the holders of the $4.125 Preferred Stock to the Merger or to redeem the $4.125 Preferred Stock in accordance with its terms and shall notify Amerin of its decision. Promptly thereafter CMAC shall take all actions necessary to obtain the required consent or redeem the $4.125 Preferred Stock, as the case may be, including, without limitation, calling any required meeting of the holders of $4.125 Preferred Stock or seeking their written consent (and, in such case, establishing a date by which such consent must be given), giving all required notices of redemption and obtaining all required financing required in order to effect the redemption of the $4.125 Preferred Stock. If CMAC elects to seek the consent of the holders of the $4.125 Preferred Stock and such holders refuse or fail to give their consent on or before the date set by CMAC to receive such consent, then, CMAC shall take immediately thereafter all actions necessary to redeem, as of the Effective Time, the $4.125 Preferred Stock.

     SECTION 5.13. Cooperation. CMAC and Amerin shall cooperate with each other
(i) with respect to the timing of the CMAC Stockholder Meeting and the Amerin Stockholder Meeting and shall use their reasonable efforts to hold such meetings on the same day, (ii) in connection with the preparation of the Joint Proxy Statement, (iii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Joint Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 5.14. Public Announcements. So long as this Agreement is in effect, CMAC and Amerin will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

     SECTION 5.15. Affiliates; Pooling of Interests; Reorganization. Within 30 days of the date of this Agreement, each of CMAC and Amerin shall deliver to the other a letter identifying all persons whom such party believes may be deemed to be, at the date of the CMAC Stockholder Meeting or the Amerin Stockholder Meeting, as the case may be, an Affiliate of CMAC or Amerin, as the case may be under Rule 145 of the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "RULE 145 AFFILIATE"). Each of CMAC and Amerin shall use their best efforts to obtain a written agreement from each person who is identified as a person who may be deemed to be a Rule 145 Affiliate in the applicable letter referred to above as soon as practicable and, in any event, within 45 days of the date of this Agreement, substantially in the form of Exhibit B-1 or B-2, as applicable. Each of the parties hereto shall use their best efforts to cause the transactions contemplated by this Agreement to qualify, and shall not knowingly take any action, except for the transactions contemplated by this Agreement, which could prevent such transactions from qualifying (i) for pooling of interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.16. Takeover Statutes. If any takeover statute is or may become applicable to the Merger, each of CMAC and Amerin shall take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on the Merger.

     SECTION 5.17. Employment Agreement. CMAC and Roy J. Kasmar shall enter into the Employment Agreement no later than the date on which all conditions to the Merger set forth in Section 6.01 and 6.03 (other than the condition set forth in Section 6.03(f)) have been satisfied.

                                   ARTICLE 6

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of Amerin and CMAC to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement, the Merger and the transactions contemplated by the this Agreement shall have been approved and adopted by the common stockholders of Amerin and CMAC in accordance with Delaware Law and applicable stock exchange rules;

     (b) any applicable waiting period under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated;

     (c) CMAC and Amerin shall have obtained regulatory approvals permitting the Surviving Corporation to operate in states accounting for more than 90% of the premiums earned from new insurance written by CMAC and Amerin during the nine full calendar months immediately preceding the Effective Time; provided that, in any event, all required approvals in the states set forth in Section 6.01(c) of the CMAC Schedule of Exceptions shall have been obtained;

     (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

     (e) the Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

     (f) the shares of CMAC Stock to be issued in connection with the Merger and upon exercise of the Substitute Options shall have been approved for listing on the NYSE, subject to official notice of issuance;

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

     (g) CMAC and Amerin each shall have received a letter from their respective independent accountants addressed to CMAC or Amerin, as the case may be, and dated as of the Closing Date to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; and

     (h) The Merger shall have been approved by the holders of at least two-thirds of the outstanding shares of $4.125 Preferred Stock or all of the outstanding shares of $4.125 Preferred Stock shall have been redeemed.

     SECTION 6.02. Conditions to the Obligations of CMAC. The obligations of CMAC to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) the representations and warranties of Amerin set forth in this Agreement that are qualified as to Material Adverse Effect (including the representation and warranty set forth in Section 3.12) shall be true and correct as of the Effective Time and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date or time); and CMAC shall have received a certificate signed on behalf of Amerin by an executive officer of Amerin to such effect;

     (b) Amerin shall have complied in all respects with the covenants contained in Sections 5.01(a), (b), (c) or (g) and in all material respects with the other covenants required to be complied with by it under this Agreement and shall have performed in all material respects each obligation and agreement required to be performed by it under this Agreement, in each case at or prior to the Effective Time; and CMAC shall have received a certificate signed on behalf of Amerin by an executive officer of Amerin to such effect;

     (c) CMAC shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to CMAC and substantially in the form of Exhibit C (following Morgan, Lewis & Bockius LLP's receipt of representations of officers of Amerin and CMAC substantially in the form of Exhibits E-1 and E-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of CMAC and Amerin will be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (d) there shall not have been any downgrading of the claims-paying ability rating of Amerin Guaranty Corporation below the level of "Aa3" as determined by Moody's Investors Service, Inc. and "AA" as determined by Standard & Poor's Rating Group, a Division of McGraw-Hill Corporation, nor shall either rating agency have given any indication of an intention to downgrade Amerin Guaranty Corporation or Commonwealth Mortgage Assurance Company below "Aa3" or "AA", as the case may be, in each case after giving effect to the transactions contemplated by this Agreement; and

     (e) there shall not have been any change in either (i) the laws, statutes or regulations governing Amerin, or (ii) in the interpretation of any laws, statutes or regulations governing Amerin by a court of competent jurisdiction or any Governmental Entity that would materially impair the ability of Amerin to conduct its business in the ordinary course and in a manner consistent with past practice.

     SECTION 6.03. Conditions to the Obligations of Amerin. The obligations of Amerin to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) the representations and warranties of CMAC set forth in this Agreement that are qualified as to Material Adverse Effect (including the representation and warranty set forth in Section 4.12) shall be true and correct as of the Effective Time and the representations and warranties that are not so qualified, taken together, shall be true and correct in all material respects, in each case as though made as of the Effective Time (except to the extent any such representation or warranty expressly speaks as of an earlier date or time); and Amerin shall have received a certificate signed on behalf of CMAC by an executive officer of CMAC to such effect;

     (b) CMAC shall have complied in all respects with the covenants contained in Sections 5.02(a), (b), (c) or (g) and in all material respects with the other covenants required to be complied with by it under this Agreement and shall have performed in all material respects each obligation and agreement required to be performed by it under this Agreement, in each case at or prior to the Effective Time; and Amerin shall have received a certificate signed on behalf of CMAC by an executive officer of CMAC to such effect;

     (c) Amerin shall have received an opinion of Davis Polk & Wardwell, in form and substance reasonably satisfactory to Amerin and substantially in the form of Exhibit D (following Davis Polk & Wardwell's receipt of representations of officers of Amerin and CMAC substantially in the form of Exhibits E-1 and E-2), on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of CMAC and Amerin will be a party to the reorganization within the meaning of Section 368(b) of the Code;

     (d) there shall not have been any downgrading of the claims-paying ability rating of Commonwealth Mortgage Assurance Company below the level of "Aa3" as determined by Moody's Investors Service, Inc. and "AA" as determined by Standard & Poors Rating Group, a Division of McGraw-Hill Corporation, nor shall either rating agency have given any indication of an intention to downgrade Commonwealth Mortgage Assurance Company or Amerin Guaranty Corporation below "Aa3" or "AA", as the case may be, after giving effect to the transactions contemplated by this Agreement;

     (e) there shall not have been any change in either (i) the laws, statutes or regulations governing CMAC, or (ii) in the interpretation of any laws, statutes or regulations governing CMAC by a court of competent jurisdiction or any Governmental Entity that would materially impair the ability of CMAC to conduct its business in the ordinary course and in a manner consistent with past practice; and

     (f) CMAC and Roy J. Kasmar shall have executed the Employment Agreement.

                                   ARTICLE 7

                                  TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement and the Merger by the Boards or stockholders of Amerin or CMAC):

     (a) by mutual written agreement of Amerin and CMAC;

     (b) by either Amerin or CMAC, if

          (i) (x) at the CMAC Stockholder Meeting (or any adjournment or postponement thereof), the CMAC Stockholder Approval shall not have been obtained or (y) at the Amerin Stockholder Meeting (or any adjournment or postponement thereof), the Amerin Stockholder Approval shall not have been obtained;

          (ii) the Merger has not been consummated on or before June 30, 1999; provided that the right to terminate this Agreement pursuant to this
     Section 7.01(b) shall not be available to any party whose breach of or failure to perform any provision of this Agreement results in the failure of the Merger to be consummated by such time;

          (iii) any judgment, injunction, order or decree enjoining any party from consummating the Merger shall have been entered and become final and non-appealable;

          (iv) the Amerin Board shall have determined to recommend a Amerin Acquisition Proposal to its stockholders and to enter into a binding written agreement concerning such Amerin Acquisition Proposal after determining, pursuant to Section 5.09, that such Amerin Acquisition Proposal constitutes a Amerin Superior Proposal; provided that Amerin may not exercise its right to terminate under this Section 7.01(b)(iv) (and may not enter into a binding written agreement with respect to such Amerin Acquisition Proposal) unless and until Amerin shall have provided CMAC prior written notice at least two business days prior to such termination that the Amerin Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 7.01(b)(iv), specifying the material terms and conditions of such Amerin Acquisition Proposal; or

          (v) the CMAC Board shall have determined to recommend a CMAC Acquisition Proposal to its stockholders and to enter into a binding written agreement concerning such CMAC Acquisition Proposal after determining, pursuant to Section 5.10, that such CMAC Acquisition Proposal constitutes a CMAC Superior Proposal; provided that CMAC may not exercise its right to terminate under this Section 7.01(b)(v) (and may not enter into a binding written agreement with respect to such CMAC Acquisition Proposal) unless and until CMAC shall have provided Amerin prior written notice at least two business days prior to such termination that the CMAC Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 7.01(b)(v), specifying the material terms and conditions of such CMAC Acquisition Proposal;

     (c) by CMAC, if:

          (i) any of the representations and warranties of Amerin set forth in this Agreement that are qualified as to Material Adverse Effect shall fail to be true and correct as of the date hereof or any of the other representations and warranties of Amerin set forth in this Agreement, taken together, shall fail to be true and correct in all material respects as of the date hereof and, in either case, either (x) the senior officers of Amerin shall have had, as of the date hereof, actual knowledge of such failure or (y) such senior officers shall not have had such knowledge and such failure could not reasonably be expected to be cured by the Closing Date without causing material delay of the Closing or requiring Amerin to take an action that would violate the terms of this Agreement or cause any of the conditions to closing set forth herein to fail to be satisfied; provided that, before exercising any such right to terminate, CMAC shall provide Amerin 10 business days prior written notice of its intent to terminate, specifying, in reasonable detail, the basis for termination;

          (ii) there shall have occurred a breach or failure to perform any covenant or agreement set forth in this Agreement that, if not cured by the Closing Date, would cause the condition set forth in Section 6.02(b) to fail to be satisfied or there shall have occurred any event, or any fact shall have arisen that, if not cured by the Closing Date, would cause the conditions set forth in Section 6.02(a) to fail to be satisfied and, in either case, such breach or failure could not reasonably be expected to be cured by the Closing Date, without causing a material delay in the Closing or requiring Amerin to take an action that would violate the terms of this Agreement or cause another failure of a condition to closing to be satisfied, or reasonably could be expected to be cured within such time period but Amerin shall fail to pursue expeditiously such cure; provided that, before exercising any such right to terminate, CMAC shall provide Amerin with 10 business days prior written notice of its intent to terminate, specifying in reasonable detail, the basis for termination;

          (iii) the Amerin Board shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to CMAC, its approval or recommendation of this Agreement or the Merger or shall have resolved to do so; or

          (iv) Amerin or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.09;

     (d) by Amerin, if:

          (i) any of the representations and warranties of CMAC set forth in this Agreement that are qualified as to Material Adverse Effect shall fail to be true and correct as of the date hereof or any of the other representations and warranties of CMAC set forth in this Agreement, taken together, shall fail to be true and correct in all material respects as of the date hereof and, in either case, either (x) the senior officers of CMAC shall have had, as of the date hereof, actual knowledge of such failure or (y) such senior officers shall not have had such knowledge and such failure could not reasonably be expected to be cured by the Closing Date without causing material delay of the Closing or requiring CMAC to take an action that would violate the terms of this Agreement or cause any of the conditions to closing set forth herein to fail to be satisfied; provided that, before exercising any such right to terminate, Amerin shall provide CMAC 10 business days prior written notice of its intent to terminate, specifying, in reasonable detail, the basis for termination;

          (ii) there shall have occurred a breach or failure to perform any covenant or agreement set forth in this Agreement that, if not cured by the Closing Date, would cause the condition set forth in Section 6.03(b) to fail to be satisfied or there shall have occurred any event, or any fact shall have arisen that, if not cured by the Closing Date, would cause the conditions set forth in Section 6.03(a) to fail to be satisfied and, in either case, such breach or failure could not reasonably be expected to be cured by the Closing Date, without causing a material delay in the Closing or requiring CMAC to take an action that would violate the terms of this Agreement or cause another failure of a condition to closing to be satisfied, or reasonably could be expected to be cured within such time period but CMAC shall fail to pursue expeditiously such cure; provided that, before exercising any such right to terminate, Amerin shall provide CMAC with 10 business days prior written notice of its intent to terminate, specifying in reasonable detail, the basis for termination;

          (iii) the CMAC Board shall withdraw or modify, in a manner adverse to Amerin, its approval or recommendation of this Agreement or the Merger or shall have resolved to do so; or

          (iv) CMAC or any of its Affiliates shall have materially and knowingly breached the covenant contained in Section 5.10.

     The party desiring to terminate this Agreement pursuant to this Section
7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other party.

     SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 7.03, 8.04, 8.06, 8.07 and 8.08 and this Section 7.02 shall survive the termination hereof and (ii) no such termination shall release any party of any liabilities or damages resulting from any willful or grossly negligent breach by that party of any provision of this Agreement.

     SECTION 7.03. Certain Fees. (a) In addition to any amount payable pursuant to Section 7.02, Amerin shall pay to CMAC, as a fee and in reimbursement of expenses relating to the transactions contemplated by this Agreement, $22,000,000 upon the termination of this Agreement pursuant to Section 7.01(b)(iv), 7.01(c)(iii) or 7.01(c)(iv). Such payment shall be made within two business days of any such termination.

     (b) In addition to any amount payable pursuant to Section 7.02, CMAC shall pay to Amerin, as a fee and in reimbursement of expenses relating to the transactions contemplated by this Agreement, $22,000,000 upon the termination of this Agreement pursuant to Section 7.01(b)(v), 7.01(d)(iii) or 7.01(d)(iv). Such payment shall be made within two business days of any such termination.

                                   ARTICLE 8

                                 MISCELLANEOUS

     SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to CMAC, to:

         CMAC Investment Corporation
         1601 Market Street
         Philadelphia, PA 19103
         Attention: Howard S. Yaruss, Esq.
         Facsimile No.: (215) 405-9160

         with a copy to:

         Morgan, Lewis & Bockius LLP
         1701 Market Street
         Philadelphia, Pennsylvania 19103
         Attention: James W. McKenzie, Jr., Esq.
         Facsimile No.: (215) 963-5299

         if to Amerin, to:

         Amerin Corporation
         200 East Randolph Drive
         49th Floor
         Chicago, Illinois 60601
         Attention: Randolph C. Sailer II, Esq.
         Facsimile No.: (312) 540-3978

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attention: Diane G. Kerr, Esq.
         Facsimile No.: (212) 450-5590

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     SECTION 8.02. Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements contained herein or in any certificate or other writing delivered pursuant hereto shall survive the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time.

     SECTION 8.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of either Amerin or CMAC, there shall be made no amendment that by law requires further approval by such stockholders without such further approval.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.04. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to principles of conflicts of laws.

     SECTION 8.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

     SECTION 8.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 8.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for
Section 5.04 hereof, no provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     SECTION 8.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof

     SECTION 8.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any parts. Upon such a determination, such term, provision, covenant or restriction shall be deemed reformed in such jurisdiction to the maximum limitations permitted by the applicable law of such jurisdiction.

     SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.14. Definitions and Usage. (a) For purposes of this Agreement:

     "AFFILIATE" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     "BOARD" means with respect to any corporation the Board of Directors of such corporation.

     "EMPLOYMENT AGREEMENT" means the employment agreement to be executed between CMAC and Roy J. Kasmar, substantially in accordance with the terms set forth on Exhibit F.

     "GAAP" means U.S. generally accepted accounting principles.

     "KNOWLEDGE" of any person which is not an individual means the Knowledge of such person's officers after reasonable inquiry.

     "MATERIAL ADVERSE EFFECT" means with respect to CMAC or Amerin a material adverse effect (i) on the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of CMAC and its Subsidiaries, taken as a whole, or Amerin and its Subsidiaries, taken as a whole, as the case may be, or (ii) on the ability of CMAC or Amerin, as the case may be, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

     "OFFICER" means, in the case of CMAC and Amerin, any executive officer of CMAC or Amerin, as applicable, within the meaning of Rule 3b-7 of the Exchange Act.

     "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SAP" means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and adopted, permitted or promulgated by the respective states of incorporation of Amerin and its Subsidiaries or CMAC and its Subsidiaries, as the case may be, and employed in a consistent manner throughout the periods involved.

     "SUBSIDIARY" means, with respect to any person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions are at any time directly or indirectly owned by such person.

     A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                            SECTION
----                                                            -------
$4.125 Preferred Stock......................................  4.05
Affiliate...................................................  8.14(a)
Agreement...................................................  Preamble
Amerin......................................................  Preamble
Amerin 10-K.................................................  3.09(a)(i)
Amerin 10-Q.................................................  3.09(a)(iv)
Amerin Annual Statements....................................  3.10(b)
Amerin Acquisition Proposal.................................  5.09
Amerin Annual Statements....................................  3.10(b)
Amerin Balance Sheet........................................  3.10(a)
Amerin Balance Sheet Date...................................  3.10(a)
Amerin Director Designees...................................  2.03
Amerin Employee Plans.......................................  3.22(a)
Amerin Existing Reinsurance Agreements......................  3.17(b)
Amerin Returns..............................................  3.21(i)
Amerin SEC Filings..........................................  3.09(a)(iv)
Amerin Significant Agreements...............................  3.15(b)
Amerin Stock................................................  1.02(a)

TERM                                                            SECTION
----                                                            -------
Amerin Stockholder Approval.................................  5.03(a)
Amerin Stockholder Meeting..................................  5.03(a)
Amerin Stockholder Rights...................................  1.02(a)
Amerin Superior Proposal....................................  5.09(b)
Amerin Unaudited September Balance Sheet....................  3.10(a)
Certificate of Merger.......................................  1.01(c)
Certificates................................................  1.04(a)
Closing.....................................................  1.04(b)
Closing Date................................................  1.04(b)
CMAC........................................................  Preamble
CMAC 10-K...................................................  4.09(a)(i)
CMAC 10-Q...................................................  4.09(a)(iv)
CMAC Annual Statements......................................  4.10(b)
CMAC Acquisition Proposal...................................  5.10
CMAC Balance Sheet..........................................  4.10(a)
CMAC Balance Sheet Date.....................................  4.10(a)
CMAC Director Designees.....................................  2.03
CMAC Employee Plans.........................................  4.22(a)(ii)
CMAC Existing Reinsurance Agreements........................  4.17(b)
CMAC Retirement Plans.......................................  4.22(c)
CMAC Returns................................................  4.21(i)
CMAC SEC Filings............................................  4.09(a)(iv)
CMAC Significant Agreements.................................  4.15(b)
CMAC Stock..................................................  1.02(a)
CMAC Stockholder Approval...................................  5.03(b)
CMAC Stockholder Meeting....................................  5.03(b)
CMAC Stockholder Rights.....................................  1.02(a)
CMAC Superior Proposal......................................  5.10(b)
CMAC Unaudited September Balance Sheet......................  4.10(a)
Code........................................................  Preamble
Confidentiality Agreement...................................  5.08(a)
Corporation.................................................  2.01
Delaware Law................................................  1.01(a)
DLJ.........................................................  3.19
Effective Time..............................................  1.01(c)
Employment Agreement........................................  8.14(a)
Environmental Laws..........................................  3.23(b)
Environmental Permits.......................................  3.23(b)
ERISA.......................................................  3.22(a)
ERISA Affiliate.............................................  3.22(a)
Exchange Act................................................  3.03(ii)
Exchange Agent..............................................  1.04(a)
Exchange Ratio..............................................  1.02(a)
Existing Reinsurance Agreements.............................  3.17(b)
GAAP........................................................  8.14(a)
Governmental Entity.........................................  3.03
HSR Act.....................................................  3.03(a)(ii)
Intellectual Property.......................................  3.23(b)

TERM                                                            SECTION
----                                                            -------
Investment Assets...........................................  3.13(b)
IRS.........................................................  3.21
Joint Proxy Statement.......................................  3.11
Knowledge...................................................  8.14(a)
Lien........................................................  3.04
Material Adverse Effect.....................................  8.14(a)
Merger......................................................  1.01(a)
Merger Consideration........................................  1.02(a)
Multiemployer Plan..........................................  3.22(c)
Nonvoting Amerin Stock......................................  3.05
NYSE........................................................  1.07
officer.....................................................  8.14(a)
Permits.....................................................  3.08(a)
person......................................................  8.14(a)
Registration Statement......................................  3.11
Regulators..................................................  3.10(b)
Rule 145 Affiliate..........................................  5.15
SAP.........................................................  8.14(a)
SEC.........................................................  3.09(a)(iv)
Securities Act..............................................  3.03(ii)
Series A Preferred Stock....................................  3.05
Significant Agreements......................................  3.15(b)
Software....................................................  3.24(b)
Subsidiary..................................................  8.14(a)
Substitute Option...........................................  1.05(a)
Surviving Corporation.......................................  1.01(a)
Tax/Taxes...................................................  3.21
2000 Annual Meeting.........................................  2.02
Voting Amerin Stock.........................................  3.05

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          CMAC INVESTMENT CORPORATION

                                          By: /s/ Frank P. Filipps
                                            ------------------------------------
                                              Name: Frank P. Filipps
                                              Title: President and Chief
                                              Executive Officer

                                          AMERIN CORPORATION

                                          By: /s/ Roy J. Kasmar
                                            ------------------------------------
                                              Name: Roy J. Kasmar
                                              Title: President and Chief
                                              Operating Officer

                                                                     APPENDIX II

                          SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               RADIAN GROUP INC.

FIRST: Corporate Name. The name of the corporation is Radian Group Inc. (hereinafter referred to as the "Corporation").

SECOND: Registered Office. The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: Capital Stock. The Corporation shall be authorized to issue one hundred million (100,000,000) shares of capital stock, of which eighty million (80,000,000) shares shall be Common Stock, par value $.001 per share, and twenty million (20,000,000) shares shall be Preferred Stock, par value $.001 per share.

     4.1 Authority of Board to Fix Term of Shares. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have the full authority permitted by law to establish one or more series and the number of shares constituting each such series and to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of the Preferred Stock that may be desired. Subject to the limitation on the total number of shares of Preferred Stock which the Corporation has authority to issue hereunder, the Board of Directors is also authorized to increase or decrease the number of shares of any series, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     4.2 $4.125 Preferred Stock. The Corporation is authorized to issue a series of Preferred Stock, which shall consist of 800,000 shares and is designated as "$4.125 Preferred Stock." The powers, preferences, rights, restrictions and other matters relating to the $4.125 Preferred Stock are as follows:

          (a) Designation. The designation of such series of the Preferred Stock shall be $4.125 Preferred Stock (the "$4.125 Preferred Stock"). The number of shares of the $4.125 Preferred Stock shall be 800,000. The number of authorized shares of the $4.125 Preferred Stock may be reduced by the Board of Directors of the Corporation or a duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized. The number of authorized shares of the $4.125 Preferred Stock shall not be increased.

          (b) Certain Definitions. As used in this Section 4.2, the following terms shall have the following respective meanings:

     "Affiliate" has the meaning contained in Rule 12b-2 promulgated under the Exchange Act, or any successor provision thereto.

     "Beneficial Owner" has the meaning contained in Rule 13d-3 promulgated under the Exchange Act, or any successor provision thereto.

     "Business Day" means any day except a Saturday, Sunday or any day on which banking institutions are legally authorized or obligated to close in the Commonwealth of Pennsylvania or a day on which the New York Stock Exchange is not open for the regular transaction of business.

     "By-laws" means the By-laws of the Corporation, as amended from time to time.

     "CMAC" means Commonwealth Mortgage Assurance Company, a Pennsylvania corporation, or any successor entity thereto which is the principal subsidiary of the Corporation engaged in the business of providing private mortgage insurance.

     "Common Shares" means any stock of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation.

     "Common Stock" means the common stock, par value $.001 per share, of the Corporation as of the original date of issuance of shares of the $4.125 Preferred Stock, or shares of the Corporation of any class or classes resulting from any reclassification or reclassification thereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fundamental Transaction" means any merger, consolidation, sale of assets or similar transaction on which the holders of Common Stock are entitled to vote.

     "Junior Dividend Shares" means shares of any series or class of the Corporation which are by their terms expressly made junior to shares of the $4.125 Preferred Stock at the time outstanding as to dividends.

     "Junior Liquidation Shares" means shares of any series or class of the Corporation which are by their terms expressly made junior to shares of the $4.125 Preferred Stock at the time outstanding as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation.

     "Parity Dividend Shares" means shares of any series or class of the Corporation which are by their terms on a parity with shares of the $4.125 Preferred Stock at the time outstanding as to dividends.

     "Parity Liquidation Shares" means shares of any series or class of the Corporation which are by their terms on a parity with shares of the $4.125 Preferred Stock at the time outstanding as to as to the distribution on assets on any voluntary or involuntary liquidation of the Corporation.

     "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

     "Senior Dividend Shares" means shares of any series or class of the Corporation which are by their terms expressly made senior to shares of the $4.125 Preferred Stock at the time outstanding as to dividends.

     "Senior Liquidation Shares" means shares of any series or class of the Corporation which are by their terms expressly made senior to shares of the $4.125 Preferred Stock at the time outstanding as to the distribution of assets on any voluntary or involuntary liquidation of the Corporation.

          (c) Voting Rights. Except as otherwise required by law or as expressly provided in this paragraph (c), holders of shares of the $4.125 Preferred Stock shall have no voting rights:

             (1) Dividend Defaults.

             (A) If and whenever accrued dividends on shares of the $4.125 Preferred Stock or any Parity Dividend Shares shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends (whether consecutive or not) on shares of the $4.125 Preferred Stock or such Parity Dividend Shares at the time outstanding, the number of directors then constituting the entire Board of Directors of the Corporation shall be increased automatically by two directors and the holders of shares of the $4.125 Preferred Stock and the holders of any Parity Dividend Shares, voting non-cumulatively and together as a single class, shall be entitled to fill such newly-created directorships at the next annual meeting of stockholders of the Corporation or at a special meeting called as hereinafter provided in this subparagraph (c)(1)(A). Such right to vote as a single class to elect two directors shall, when vested, continue until all dividends in default on shares of the $4.125 Preferred Stock and any Parity Dividend Shares, as the case may be, shall have been paid in full and, when so paid, such right to elect two directors separately as a class shall cease, subject to the same provisions for the vesting of such right to elect two directors separately as a class in the case of future dividend defaults. At any time when such right to elect two directors separately as a class shall have so vested, the Corporation may, and, upon the written request of the holders of record of not less than 20% of the total number of shares of the $4.125 Preferred Stock and any Parity Dividend Shares then outstanding, shall call a special meeting of the holders of such shares for the election of directors to fill such newly-created directorships. In the case of such a written request, such special meeting shall be held within 90 days after the receipt of such request and, in either case, at the place and upon the notice provided by law and in the By-laws, except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation, at which meeting such newly-created directorships shall be filled by the holders of shares of the $4.125 Preferred Stock and any Parity Dividend Shares.

             (B) So long as any shares of the $4.125 Preferred Stock are outstanding, the By-laws shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of shares of the $4.125 Preferred Stock and the holders of Parity Dividend Shares, of the right to elect directors under the circumstances provided in subparagraph (c)(1)(A) above will not contravene any provisions of the Corporation's Restated Certificate or By-laws.

             (C) Directors elected pursuant to subparagraph (c)(1)(A) shall not be elected to any particular class of the Board of Directors and shall serve until the earlier of:

                (i) the next annual meeting of the stockholders of the Corporation and the election (by the holders of shares of the $4.125 Preferred Stock and the holders of Parity Dividend Shares) and qualification of their respective successors; or

                (ii) the date upon which all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and such Parity Dividend Shares shall have been paid in full.

        If, prior to the end of the term of any director elected pursuant to subparagraph (c)(1)(A), a vacancy in the office of such director shall occur during the continuance of a default in dividends on the shares of the $4.125 Preferred Stock or such Parity Dividend Shares by reason of death, resignation, disability or otherwise, such vacancy shall be filled for the unexpired term by the appointment by the remaining director elected pursuant to subparagraph (c)(1)(A) of a new director for the unexpired term of such former director.

             (D) Notwithstanding any provision in this paragraph (c) to the contrary, so long as Reliance Group Holdings, Inc. or any Affiliate thereof is the Beneficial Owner of any shares of the $4.125 Preferred Stock, such corporation or Affiliate shall have no voting rights with respect to such shares of the $4.125 Preferred Stock in the event of the default on payment of dividends by the Corporation and any shares so beneficially owned shall not be counted as outstanding and entitled to vote for purposes of any vote or other action by the holders of the shares of $4.125 Preferred Stock and Parity Dividend Shares pursuant to subparagraph (c)(1).

             (2) Miscellaneous. So long as any shares of the $4.125 Preferred Stock are outstanding, the Corporation shall not, without either the affirmative vote of the holders of at least two-thirds of the outstanding shares of the $4.125 Preferred Stock voting at a meeting of such holders, or the affirmative written consent of holders of at least two-thirds of the outstanding shares of the $4.125 Preferred Stock:

                (A) Authorize or issue any Senior Dividend Shares or Senior Liquidation Shares.

                (B) Consummate any Fundamental Transaction, unless all outstanding shares of $4.125 Preferred Stock have been called for redemption pursuant to paragraph (f)(2) below and the rights of the holders of such shares have ceased in accordance with paragraph
           (f)(3) below.

                (C) Subject to the remaining provisions of this subparagraph
           (c)(2)(C), amend the Corporation's Certificate of Incorporation or any certificate of designations or take other action so as to affect adversely in any material respect the voting powers or other rights, privileges, powers or preferences of shares of the $4.125 Preferred Stock. No class vote of the $4.125 Preferred Stock shall be required for any of the amendments to the Corporation's Certificate of Incorporation or any certificate of designations set forth in subparagraph (c)(2)(C)(i) below which shall be deemed not to affect adversely in any material respect the voting powers or other rights and preferences of shares of the 4.125% Preferred Stock:

               (i) the authorization or issuance of any shares of any series or class of the Corporation which are neither Senior Dividend Shares nor Senior Liquidation Shares.

                (D) Amend that certain Reserve Account Agreement dated August 14, 1992 by and between the Corporation and Commonwealth Mortgage Assurance Company.

          (d) Dividends.

             (1) Cash Dividends. The cash dividend rate on shares of the $4.125 Preferred Stock shall be $4.125 per annum per share. Cash dividends on shares of the 4.125% Preferred Stock shall be payable quarterly at the rate of $1.03125 per share, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, on the fifteenth day of February, May, August and November of each year (each, a "Payment Date"), commencing February 15, 1993, except that if any such Payment Date is not a Business Day then such dividend shall be payable on the first immediately succeeding Business Day. Any cash dividend payable on February 15, 1993 on shares of the $4.125 Preferred Stock will be computed on the actual number of days from the date of issuance of the $4.125 Preferred Stock to February 15, 1993. No interest or dividends will be payable in respect of any accumulations of unpaid dividends on shares of the $4.125 Preferred Stock. The holders of shares of the $4.125 Preferred Stock shall not be entitled to any dividends other than the dividends provided in this paragraph (d).

             (2) Record Date. Each cash dividend shall be paid to the holders of record of shares of the $4.125 Preferred Stock as they appear on the stock register of the Corporation on the fifteenth day of the month next preceding such Payment Date (each, a "Record Date"). Dividends on account of accumulations of unpaid dividends may be declared and paid at any time, without reference to any regular dividend Payment Date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

             (3) Priority of Dividends. If at any time the Corporation has failed to pay or declare and set apart for payment accumulations of unpaid dividends on any Senior Dividend Shares, the Corporation shall not pay any dividend on the $4.125 Preferred Stock. Holders of shares of the $4.125 Preferred Stock shall be entitled to receive the dividends provided in this paragraph (d) in preference to and in priority over dividends upon the Common Shares and all Junior Dividend Shares.

             (4) Default; Payment of Pro Rata Dividends. Unless and until (x) all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or declared in full and sums set apart for the payment thereof and (y) the Corporation has fully complied with all scheduled redemption obligations, sinking fund obligations and all other redemption obligations relating to the shares of $4.125 Preferred Stock, any Parity Dividend Shares and any Parity Liquidation Shares at the time outstanding, the payment of dividends on, and redemptions and purchases of, shares of the Corporation's capital stock shall be subject to the restrictions contained in paragraph (h) below.

             Unless and until all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or declared in full and sums set apart for the payment thereof, all dividends declared by the Corporation upon shares of the $4.125 Preferred Stock and Parity Dividend Shares shall be declared pro rata with respect to all shares of the $4.125 Preferred Stock and Parity Dividend Shares then outstanding, so that the amounts of any dividends declared by the Corporation upon each share of $4.125 Preferred Stock and each Parity Dividend Share shall in all cases bear to each other the same ratio that, at the time of such declaration, all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and on such Parity Dividend Shares bear to each other.

          (e) Liquidation.

             (1) Liquidation Value. The liquidation value of shares of the $4.125 Preferred Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be $50.00 per share, plus an amount equal to accumulations of unpaid dividends thereon to the payment date.

             (2) Priority of Liquidation Distributions. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of the $4.125 Preferred Stock shall be entitled to receive the liquidation value of such shares held by them in preference to and in priority over any distributions upon the Common Shares and the Junior Liquidation Shares, but the holders of shares of the $4.125 Preferred Stock shall not be entitled to receive any distribution in respect of the liquidation value of such shares until the Corporation has paid in full the liquidation value to which the holders of all Senior Liquidation Shares are entitled. Upon payment in full of the liquidation value to which the holders of shares of the $4.125 Preferred Stock are entitled, the holders of shares of the $4.125 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation value payable to the holders of shares of the $4.125 Preferred Stock and the liquidation value payable to the holders of the Parity Liquidation Shares, the distribution of such assets shall be made pro rata with respect to all shares of the $4.125 Preferred Stock and Parity Liquidation Shares then outstanding, so that the amounts of any distributions paid on each share of $4.125 Preferred Stock and each Parity Liquidation Share shall in all cases bear to each other the same ratio that, at the time of such distribution, the liquidation values of the $4.125 Preferred Stock and the Parity Liquidation Shares bear to each other.

             (3) Consolidations, Mergers, Etc. Neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a reorganization of the Corporation, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation, nor the sale or transfer of all or any part of the Corporation's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this paragraph (e); provided that, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the rights of the holders of the $4.125 Preferred Stock.

          (f) Redemptions at the Option of the Corporation.

             (1) Permitted Redemptions. Subject to paragraph (f)(2) below, shares of the $4.125 Preferred Stock shall not be redeemable by the Corporation prior to August 15, 2002. Shares of the $4.125 Preferred Stock may be redeemed for cash at the option of the Corporation in whole or from time to time in part on or after August 15, 2002 at the following redemption prices per share if redeemed during the 12-month period beginning August 15 of the year specified below:

12-MONTH
PERIOD BEGINNING                                       PRICE
AUGUST 15                                            PER SHARE
----------------                                     ---------
2002...............................................   $54.125
2003...............................................   $52.750
2004...............................................   $51.375

        and if redeemed at any time thereafter at $50.00 per share, plus, in each case, an amount equal to accumulations of unpaid dividends thereon to the redemption date.

             (2) Redemption in Connection with a Fundamental Transaction. If any time prior to August 15, 2002 the holders of the outstanding shares of $4.125 Preferred Stock fail to approve a Fundamental Transaction as required by paragraph (c)(2)(B) above, such shares may be redeemed in full at the option of the Corporation for cash at $50.00 per share, plus an amount equal to accumulations of unpaid dividends thereon to the redemption date. The Corporation may not exercise the redemption right provided in this paragraph (f)(2) unless the Corporation proceeds with the Fundamental Transaction which the holders of $4.125 Preferred Stock failed to approve.

             (3) Notice Procedures. Not less than 30 nor more than 60 days prior to the date fixed for any redemption of shares of the $4.125 Preferred Stock pursuant to this paragraph (f), a written notice specifying the time and place of such redemption, the redemption price and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record of the shares of the $4.125 Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each such holder of record to surrender to the Corporation on the redemption date at the place designated in such notice the holder's certificate or certificates representing the number of shares specified in such notice of redemption. Neither a failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date each holder of shares of the $4.125 Preferred Stock to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice, and thereupon the redemption price of such shares shall be paid to or to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (4) Cessation of Rights as Stockholder. If a notice of redemption has been given pursuant to subparagraph (f)(3) above and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares so called for redemption (so as to be and continue to be available therefor) with a bank or trust company doing business in Philadelphia, Pennsylvania and having capital, surplus and undivided profits aggregating at least $100,000,000, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the $4.125 Preferred

        Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares (except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender, and endorsement if required by the Corporation, of their certificates), and the shares evidenced thereby shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the redemption date may revert to the general funds of the Corporation, and any funds held by any paying agent may be paid to the Corporation upon request of the Corporation, after which reversion or payment the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

             (5) Partial Redemption Procedures. If fewer than all of the outstanding shares of the $4.125 Preferred Stock shall be called for redemption pursuant to this paragraph (f)(1) above, the shares to be redeemed shall be selected pro rata, as nearly as practicable, or by lot or by such other manner as may be prescribed by resolution of the Board of Directors of the Corporation and shall be consistent with the applicable rules of the National Association of Securities Dealers.

          (g) Sinking Fund. Except as otherwise provided in this paragraph (g), the shares of the $4.125 Preferred Stock are not subject to mandatory redemption requirements.

             (1) Mandatory Redemption. So long as any share of $4.125 Preferred Stock remains outstanding, on August 15 of each year from 2002 to 2011, inclusive, the Corporation shall redeem 72,000 shares, and on August 15, 2012 shall redeem all shares then outstanding, at a price of $50.00 per share plus accrued and unpaid cumulative dividends to date of redemption.

             On or before each such August 15, the Corporation shall, deposit all funds necessary for the redemption of shares of $4.125 Preferred Stock as above provided, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, with a bank or trust company doing business in Philadelphia, Pennsylvania, and having capital, surplus and undivided profits aggregating at least $10,000,000. The particular shares of $4.125 Preferred Stock so to be redeemed shall be determined, notice of such redemption shall be given and the deposit of funds shall be made by the Corporation in the manner and with the effect provided in paragraph (g) hereof.

             If the Corporation fails to comply with its sinking fund obligation as heretofore provided, it shall make good any such deficiency at the earliest possible time thereafter. The obligation to redeem shares of $4.125 Preferred Stock for the sinking fund as aforesaid shall be cumulative if and to the extent not satisfied in any year, whether or not there shall be funds legally available therefor, but without interest on the amount of any deficiencies.

             Against the number of shares required to be redeemed in any year by the provisions of this paragraph (g), the Corporation may credit shares of $4.125 Preferred Stock which it has purchased or redeemed at any time during or prior to such year otherwise than through the operation of the sinking fund; provided that any shares so credited shall not theretofore have been used for the purpose of such credit.

             (2) Notice Procedures. Not less than 30 nor more than 60 days prior to any redemption date, a written notice specifying the sinking fund deposit made or to be made, the redemption date, the time and place of such redemption, the redemption price and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record of shares of the $4.125 Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, calling upon each such holder of record to surrender to the Corporation on the redemption date at the place designated in such notice the holder's certificate or certificates representing the number of shares specified in such notice of redemption. Neither a failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date each holder of shares of the $4.125 Preferred Stock to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice, and thereupon the redemption price of such shares shall be paid to or to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

             (3) Cessation of Rights as Stockholder. If a notice of redemption has been given pursuant to subparagraph (g)(2) above and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been deposited pursuant to subparagraph (g)(1) above, then notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of the $4.125 Preferred Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares (except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender, and endorsement, if required by the Corporation, of their certificates), and the shares evidenced thereby shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter. Any moneys so deposited by the Corporation and unclaimed at the end of two years from the redemption date may revert to the general funds of the Corporation, and any funds held by any paying agent may be paid to the Corporation upon request of the Corporation, after which reversion or payment the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

             (4) Partial Redemption Procedures. Any shares to be redeemed pursuant to this paragraph (g) shall be selected pro rata, as nearly as practicable, or by lot as may be prescribed by resolution of the Board of Directors of the Corporation and shall be consistent with the applicable rules of the National Association of Securities Dealers.

             (5) Default. Unless and until (x) all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or declared in full and sums set apart for the payment thereof and (y) the Corporation has fully complied with all scheduled redemption obligations, sinking fund obligations and all other redemption obligations relating to the shares of $4.125 Preferred Stock, any Parity Dividend Shares and any Parity Liquidation Shares at the time outstanding, the payment of dividends on, and redemptions and purchases of, shares of the Corporation's capital stock shall be subject to the restrictions contained in paragraph (h) below.

          (h) Dividend and Redemption Default Provisions. Unless and until (x) all accumulations of unpaid dividends on shares of the $4.125 Preferred Stock and any Parity Dividend Shares at the time outstanding have been paid in full or declared in full and sums set apart for the payment thereof, and
     (y) the Corporation has fully complied with all scheduled redemption obligations, sinking fund obligations and all other redemption obligations relating to the shares of $4.125 Preferred Stock, any Parity Dividend Shares and any Parity Liquidation Shares at the time outstanding:

             (1) No dividends may be declared or paid or set aside for payment and no other distribution may be made in respect of any Common Shares, Junior Dividend Shares or (except as provided above in subparagraph (d)
        (4)) Parity Dividend Shares, except dividends or other distributions in Common Shares or Junior Dividend Shares.

             (2) No Common Shares, Junior Dividend Shares or Junior Liquidation Shares may be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any entity controlled by the Corporation (except (i) by conversion into or exchange for stock of the Corporation ranking junior to shares of the $4.125 Preferred Stock as to dividend and liquidation rights, (ii) in repurchases of Common Shares, Junior Dividend Shares or Junior Liquidation Shares from employees or directors of or consultants to the Corporation pursuant to contractual arrangements entered into at the time such shares were issued giving the Corporation the right to repurchase such shares upon the occurrence of certain contingencies and
        (iii) by acquisition of Common Shares, Junior Dividend Shares or Junior Liquidation Shares issued in connection with an acquisition pursuant to an escrow, pledge or similar arrangement under which the Corporation becomes entitled to receive such shares).

             (3) No shares of the $4.125 Preferred Stock or any Parity Dividend Shares or Parity Liquidation Shares may be redeemed unless all outstanding shares of the $4.125 Preferred Stock are redeemed.

             (4) No shares of the $4.125 Preferred Stock or any Parity Dividend Shares or Parity Liquidation Shares may be purchased or otherwise acquired by the Corporation for value except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of shares of the $4.125 Preferred Stock, Parity Dividend Shares and Parity Liquidation Shares which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the opinion of the Board of Directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares.

          (i) Status of Redeemed Shares. All shares of the $4.125 Preferred Stock which are at any time redeemed pursuant to paragraph (f) or (g) above and all shares of the $4.125 Preferred Stock which are otherwise reacquired by the Corporation and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

     4.3 Series A Preferred Stock. The Corporation is authorized to issue a series of Preferred Stock, which shall consist of 100,000 shares and is designated as "Series A Junior Participating Preferred Shares" (the "Series A Preferred Shares"). The powers, preferences, rights, restrictions and other matters relating to the Series A Preferred Shares are as follows:

          (a) Dividends and Distributions.

          (1) The rate of dividends payable per share of Series A Preferred Shares on the first day of January, April, July and October in each year or such other quarterly payment date as shall be specified by the Board of Directors (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Shares, shall be (rounded to the nearest cent) equal to the greater of (A) $10.00 or (B) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared or paid as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, $.001 par value per share, of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Shares. Dividends on the Series A Preferred Shares shall be paid out of funds legally available for such purpose. In the event the Corporation shall at any time after April 14, 1998 (the "Rights Declaration Date") (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (D) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (2) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

          (b) Voting Rights. In addition to any other voting rights required by law, the holders of Series A Preferred Shares shall have the following voting rights:

             (1) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (2) In the event that dividends upon the Series A Preferred Shares shall be in arrears to an amount equal to six full quarterly dividends thereon, the holders of such Series A Preferred Shares shall become entitled to the extent hereinafter provided to vote noncumulatively at all elections of directors of the Corporation, and to receive notice of all stockholders' meetings to be held for such purpose. At such meetings, to the extent that directors are being elected, the holders of such Series A Preferred Shares voting as a class shall be entitled solely to elect two members of the Board of Directors of the Corporation; and all other directors of the Corporation shall be elected by the other stockholders of the Corporation entitled to vote in the election of directors. Such voting rights of the holders of such Series A Preferred Shares shall continue until all accumulated and unpaid dividends thereon shall have been paid or funds sufficient therefor set aside, whereupon all such voting rights of the holders of shares of such series shall cease, subject to being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto.

             At any time when such right to elect directors separately as a class shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 15% of the then outstanding total number of shares of all the Series A Preferred Shares having the right to elect directors in such circumstances shall, call a special meeting of holders of such Series A Preferred Shares for the election of directors. In the case of such a written request, such special meeting shall be held within ninety (90) days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the By-laws of the Corporation; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than one hundred twenty (120) days before the date fixed for the next ensuing annual or special meeting of stockholders of the Corporation. Upon the mailing of the notice of such special meeting to the holders of such Series A Preferred Shares, or, if no such meeting be held, then upon the mailing of the notice of the next annual or special meeting of stockholders for the election of directors, the number of directors of the Corporation shall, ipso facto, be increased to the extent, but only to the extent, necessary to provide sufficient vacancies to enable the holders of such Series A Preferred Shares to elect the two directors hereinabove provided for, and all such vacancies shall be filled only by vote of the holders of such Series A Preferred Shares as hereinabove provided. Whenever the number of directors of the Corporation shall have been increased, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the By-laws and without the vote of the holders of Series A Preferred Shares, provided that no such action shall impair the right of the holders of Series A Preferred Shares to elect and to be represented by two directors as herein provided.

             So long as the holders of Series A Preferred Shares are entitled hereunder to voting rights, any vacancy in the Board of Directors caused by the death or resignation of any director elected by the holders of Series A Preferred Shares, shall, until the next meeting of stockholders for the election of directors, in each case be filled by the remaining director elected by the holders of Series A Preferred Shares having the right to elect directors in such circumstances.

             Upon termination of the voting rights of the holders of any series of Series A Preferred Shares the terms of office of all persons who shall have been elected directors of the Corporation by vote of the holders of Series A Preferred Shares or by a director elected by such holders shall forthwith terminate.

             (3) Except as otherwise provided herein, in the Certificate of Incorporation of the Corporation or by law, the holders of Series A Preferred Shares and the holders of Common Stock (and the holders of shares of any other series or class entitled to vote thereon) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors.

          (d) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Shares shall be entitled to receive the greater of (1) $100.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (2) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, or (C) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event pursuant to clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (e) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (1) declare any dividend on Common Stock payable in shares of Common Stock, (2) subdivide the outstanding shares of Common Stock, or
     (3) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (f) No Redemption. The Series A Preferred Shares shall not be redeemable.

          (g) Ranking. The Series A Preferred Shares shall rank junior to all other series of the Corporation's Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          (h) Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

FIFTH: Board of Directors.

     5.1 Number; Classification. The Board of Directors of the Corporation shall consist of such number of directors, which number shall not be less than 9 or more than 14, as shall be fixed from time to time by resolution of the Board. The Board of Directors shall be divided into three classes, which shall be as nearly equal in number as possible. Directors of each class shall serve for a term of three years and until their successors shall have been elected and qualified. The three initial classes of directors shall be comprised as follows:

          (a) Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 1993 and until their successors shall have been elected and qualified.

          (b) Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 1994 and until their successors shall have been elected and qualified.

          (c) Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 1995 and until their successors shall have been elected and qualified.

     5.2 Qualifications. No person shall be appointed or elected a director of the Corporation unless:

          (a) such person is elected to fill a vacancy in the Board of Directors (including any vacancy resulting from any increase in the authorized number of directors) by a vote of the majority of the Board of Directors then in office, and any director so elected shall hold office until the next election of the class for which such director shall have been elected and until a successor shall have been elected and qualified; or

          (b) the name of such person, together with such consents and information concerning present and prior occupations, transactions with the Corporation or its subsidiaries and other matters as may at the time be required by or pursuant to the By-laws, shall have been filed with the Secretary of the Corporation no later than a time fixed by or pursuant to the By-laws immediately preceding the annual or special meeting at which such person intends to be a candidate for director.

     5.3 Removal of Directors. Directors of the Corporation may only be removed for cause by a vote of the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors. No decrease or increase in the size of the Board of Directors shall shorten or otherwise affect the term of any incumbent director.

     5.4 Elections of Directors. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SIXTH: Unanimous Consent of Stockholders in Lieu of Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock entitled to vote to take such action at any annual or special meeting of stockholders of the Corporation and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required in this section to the Corporation, written consents signed by the holders of all of the outstanding stock entitled to vote to take such action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

SEVENTH: By-laws. The Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the By-laws of the Corporation.

EIGHTH: Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. Any repeal or modification of this Article EIGHTH shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Indemnification. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all past, present and future directors and officers of the Corporation from and against any and all costs, expenses (including attorneys' fees), damages, judgments, penalties, fines, punitive damages, excise taxes assessed with respect to an employee benefit plan and amounts paid in settlement in connection with any action, suit or proceeding, whether by or in the right of the Corporation, a class of its security holders or otherwise, in which the director or officer may be involved as a party of otherwise, by reason of the fact that such person was serving as a director, officer, employee or agent of the Corporation.

TENTH. Fundamental Transactions.

     10.1 Stockholder Authorization of Fundamental Transactions Recommended by Management. Whenever any corporate action which constitutes a Fundamental Transaction is to be taken by vote of the stockholders and such Fundamental Transaction has been approved by at least two-thirds of the entire Board of Directors, the proposed Fundamental Transaction shall be authorized upon receiving the minimum vote required for the authorization of such action by statute, after taking into account the express terms of any class or any series of any class of shares of the Corporation with respect to such vote.

     10.2 Stockholder Authorization of Fundamental Transactions Not Recommended by Management. Except as provided in Section (1) of this Article TENTH, whenever any corporate action that constitutes a Fundamental Transaction is to be taken by vote of the stockholders, the proposed Fundamental Transaction shall be authorized only upon receiving at least two-thirds of the vote which all voting stockholders, voting as a single class, are entitled to cast thereon and, in addition, the affirmative vote of the number or proportion of shares of any class or any series of any class of shares of the Corporation, if any, as shall at the time be required by statute or the express terms of any such class or series of any class of shares of the Corporation.

     10.3 Fundamental Transaction Defined. For the purposes of this Article TENTH, the term "Fundamental Transaction" shall mean:

          (a) any of the following, if such action is effected by vote of the stockholders: amendment of this Certificate of Incorporation; adoption, amendment or repeal of the By-laws; a change in the number of directors constituting the entire Board of Directors; or removal of one or more directors; or

          (b) any of the following, if any such transaction requires the approval of the Stockholders under this Certificate of Incorporation of the Corporation as then in effect or the Delaware General Corporation Law as then in effect with respect to the Corporation: the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation; or the merger, consolidation, division, reorganization, recapitalization, dissolution, liquidation, or winding up of the Corporation.

ELEVENTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

                                                                    APPENDIX III

                           [SCHRODERS & CO. INC. LOGO]

                                                               November 22, 1998

Board of Directors
CMAC Investment Corporation
1601 Market Street
Philadelphia, PA 19103

Ladies and Gentlemen:

         You have requested our opinion as to the fairness to CMAC Investment Corporation ("CMAC"), from a financial point of view, of the exchange ratio to be applied in connection with the proposed merger (the "Merger") of CMAC and Amerin Corporation ("Amerin") pursuant to the terms of the draft Agreement and Plan of Merger dated as of November 19, 1998 (the "Agreement") between CMAC and Amerin. It is our understanding that pursuant to the terms of the Agreement, Amerin will be merged with and into CMAC, and CMAC will continue as the surviving corporation. Each outstanding share of common stock, par value 0.001 per share, of CMAC (together with associated preferred share purchase rights, the "Common Stock") will remain outstanding. Each outstanding share of Amerin common stock, par value $0.01 per share (together with associated preferred share purchase rights ), will be converted into the right to receive 0.5333 shares of Common Stock (the "Exchange Ratio"). As set forth in the Agreement, the Exchange Ratio will be fixed and not subject to adjustment. The terms and conditions of the Merger are more fully set forth in the Agreement and we have assumed for purposes of this opinion that no such terms or conditions will be amended, modified or waived prior to consummation of the Merger. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger.

                  In arriving at our opinion, we have, among other things:

         1. Reviewed certain publicly available business and financial information relating to CMAC and Amerin that we deemed relevant;

         2. Reviewed certain information, including financial forecasts, provided to us by CMAC and Amerin, respectively;


                                     III-1

Board of Directors
CMAC Investments Corporation
Page 2

         3. Conducted discussions with members of senior management and representatives of CMAC and Amerin to discuss the business and prospects of CMAC and Amerin, both before and after giving effect to the Merger;

         4. Reviewed the financial terms of certain other business combinations which have recently been effected that we deemed relevant and compared those terms to the financial terms of the Merger;

         5. Reviewed the historical stock trading of both CMAC and Amerin and compared such data to the Exchange Ratio;

         6. Reviewed the trading multiples for publicly held companies similar to CMAC and Amerin and compared such trading multiples to those of CMAC and Amerin;

         7. Reviewed the potential pro forma impact of the Merger on the earnings, balance sheet and certain financial ratios of CMAC;

         8. Reviewed the relative contributions of CMAC and Amerin to the pro forma combined company, including the earnings contribution of CMAC and Amerin to the earnings of the pro forma combined company;

         9.       Reviewed a draft dated November 19, 1998 of the Agreement; and

         10. Reviewed such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant, including our assessment of general economic, market and monetary conditions.

         In connection with our review, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information. With respect to financial forecasts, including estimates of cost savings and projections of CMAC and Amerin on a combined basis, we have assumed (and have not independently verified) that they have been reasonably prepared in accordance with accepted industry practice and reflect the best currently available estimates and judgments of CMAC's and Amerin's respective managements and representatives as to expected future financial performance of CMAC or Amerin, as the case may be, and the estimated cost savings expected to result from the Merger. We have not made an independent evaluation or appraisal of the assets or liabilities of CMAC or Amerin, nor have we been furnished with any such evaluations or appraisals. Although certain of our representatives visited certain properties of CMAC, we have not conducted any physical inspection of the properties or facilities of CMAC or Amerin. We have assumed, with your consent, that: (i) the Merger will be accounted for under the pooling-of-interests method of accounting; (ii) the


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

Board of Directors
CMAC Investments Corporation
Page 3

Merger will be a tax-free reorganization as set forth in the Agreement; (iii) any material liabilities (contingent or otherwise, known or unknown) of CMAC and Amerin are as set forth in the consolidated financial statements of CMAC and Amerin, respectively; and (iv) in the course of obtaining the necessary regulatory and other consents and approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

         Our opinion is necessarily based on market, economic and other conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is directed to the Board of Directors of CMAC and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger. Our opinion does not address the underlying business decision of CMAC to enter into the Merger. We are expressing no opinion as to what the value of the Common Stock will actually be when issued pursuant to the Merger or the prices at which the Common Stock will actually trade at any time.

         It is understood that this letter is for the information of the Board of Directors of CMAC only and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering and sale of securities nor shall this letter be used for any other purposes, without Schroder & Co. Inc.'s prior written consent; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Merger. The opinion expressed herein is not intended to confer rights or remedies upon CMAC, any stockholder of CMAC or any other person.

         Schroder & Co. Inc. as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes and a broad range of financial advisory services. We have acted as financial advisor to the Board of Directors of CMAC in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent on the consummation of the Merger. In addition, CMAC has agreed to indemnify us for certain liabilities arising out of our engagement. Schroder & Co. Inc. has performed investment banking and other services for CMAC in the past and has received customary compensation for such services.

         In the ordinary course of our business, we may actively trade the securities of CMAC and Amerin for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.


                                      III-3

Board of Directors
CMAC Investments Corporation
Page 4

         Based upon the foregoing and subject to the various assumptions set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to CMAC.

                                                         Very truly yours,

                                                         /s/ SCHRODER & CO. INC.

                                                         SCHRODER & CO. INC.


                                      III-4

                                                                     APPENDIX IV

                          DONALDSON, LUFKIN & JENRETTE
                       Donaldson, Lufkin & Jenrette, Inc.
            277 Park Avenue, New York, New York 10172- (212)892- 3000

November 22, 1998

Board of Directors
Amerin Corporation
200 East Randolph Drive
Chicago, IL 60601

Dear Sirs:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Amerin Corporation (the "Company") of the Exchange Ratio (as herein defined) set forth in the Agreement and Plan of Merger, dated as of November 22, 1998 (the "Agreement"), by and between the Company and CMAC Investment Corporation ("CMAC"), pursuant to which the Company will be merged (the "Merger") with and into CMAC.

Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted, subject to certain exceptions, into the right to receive 0.5333 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of CMAC ("CMAC Common Stock").

In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and CMAC, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the five years ended December 31, 2002 prepared by the management of the Company and certain financial projections of CMAC for the three years ended December 31, 2000 prepared by the management of CMAC. In addition, we have compared certain financial and securities data of the Company and CMAC with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and CMAC Common Stock, and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and CMAC or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and CMAC of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and CMAC as to the future operating and financial performance of the Company and CMAC, respectively. We have not


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Board of Directors
Amerin Corporation

assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. We have relied as to certain legal matters on advice of counsel to the Company.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Company Common Stock or CMAC Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or for the accounts of customers, in equity or debt securities of the Company or CMAC. DLJ co-managed the Company's initial public offering of common stock in November 1995 and its follow-on common stock offering in February 1997, and received usual and customary compensation for its services.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock.

                                                    Very truly yours,

                                                    DONALDSON, LUFKIN & JENRETTE
                                                    SECURITIES CORPORATION

                                                    By: /s/ David M. Platter
                                                    David M. Platter
                                                    Managing Director

                                                                      APPENDIX V

                            AMENDMENT 1999-1 TO THE
                          CMAC INVESTMENT CORPORATION
                            EQUITY COMPENSATION PLAN

Pursuant to Section 12 of the CMAC Investment Corporation Equity Compensation Plan (the "Plan"), the Plan is hereby amended as follows:

     1. The first two sentences of Section 3(a) of the Plan are amended to read, in their entirety, as follows:

     "The aggregate number of shares of the Common Stock, par value $0.001 ("Common Stock"), of the Company that may be issued or transferred under the Plan is 3,200,000, subject to adjustment pursuant to Section 3(b) below. The maximum number of shares of Common Stock for which any Grantee may be granted options under the Plan is limited to 150,000 for any calendar year, subject to adjustment pursuant to Section 3(b) below."

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                       V-1